UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Silverleaf Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share of Silverleaf Resorts, Inc. (the “common stock”)

2)	Aggregate number of securities to which transaction applies:

38,136,921 outstanding shares of common stock, options to purchase an aggregate of 2,913,538 shares of common stock, representing an aggregate of 41,050,459 shares of common stock, each as of January 31, 2010

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) $95,342,303, which is the product of 38,136,921 issued and outstanding shares of common stock multiplied by $2.50 per share, and (B) $3,333,096, which is the product of (a) the total number of shares subject to a common stock option as of January 31, 2011 and (b) the excess, if any, of the difference between $2.50 and the exercise price per share subject to such common stock option. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0001161 by the maximum aggregate value of the transaction.

4)	Proposed maximum aggregate value of transaction:

$98,675,399

5)	Total fee paid:

$11,456.21

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Silverleaf Resorts, Inc.

1221 River Bend Drive

Suite 120

Dallas, Texas, 75247

THIS PROXY STATEMENT IS DATED [                    ], 2011 AND IS FIRST BEING MAILED TO SHAREHOLDERS OF SILVERLEAF ON OR ABOUT [                    ], 2011.

Dear Shareholder:

The Board of Directors of Silverleaf Resorts, Inc. (“Silverleaf”) has approved a merger agreement providing for Silverleaf to be acquired by Resort Merger Sub Inc., a wholly owned-subsidiary of SL Resort Holdings Inc. Both SL Resort Holdings Inc. and Resort Merger Sub Inc. are affiliates of Cerberus Capital Management, L.P. You are cordially invited to attend a special meeting of Silverleaf’s shareholders to be held at [*meetingtime*], local time, on [*meetingdate*], 2011, at Crowne Plaza Market Center at 7050 Stemmons Freeway, Dallas, Texas 75247 (the “special meeting”).

At the special meeting, you will be asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of February 3, 2011, among SL Resort Holdings Inc., Resort Merger Sub Inc., a wholly-owned subsidiary of SL Resort Holdings Inc., and Silverleaf, as it may be amended from time to time (the “merger agreement”), pursuant to which Resort Merger Sub Inc. will be merged with and into Silverleaf, with Silverleaf continuing as the surviving corporation and a wholly-owned subsidiary of SL Resort Holdings Inc. (the “merger”). If the merger is completed, the holders of common stock will receive $2.50 in cash, without interest and less applicable withholding tax, for each share of common stock that they own immediately prior to the effective time of the merger, unless they timely exercise and perfect their respective dissenters’ rights under the Texas Business Organizations Code which are summarized and reproduced in their entirety in the accompanying proxy statement.

After careful consideration, the Silverleaf Board of Directors approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement; and declared that the merger agreement, the merger, and the other transactions contemplated by the merger agreement are advisable and in the best interests of Silverleaf and its shareholders.

At the special meeting, you will also be asked to consider and vote on the proposal to approve the adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or adopt and approve the merger agreement.

THE BOARD OF DIRECTORS OF SILVERLEAF RECOMMENDS THAT YOU VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND FOR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

The proxy statement attached to this letter provides you with information about the merger agreement, the proposed merger and the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement. Silverleaf encourages you to read the entire proxy statement, including the merger agreement, carefully. You may also obtain more information about Silverleaf from documents Silverleaf has filed with the Securities and Exchange Commission.

Your vote is important. Adoption and approval of the merger agreement requires the affirmative vote of holders of outstanding shares representing at least a majority of all the votes entitled to be cast by holders of common stock. Approval of the adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting. Accordingly, the failure of any shareholder to vote will have the same effect as a vote AGAINST adopting and approving the merger agreement but will not have the effect as a vote against approving the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Accordingly, whether or not you plan to attend the special meeting, you are requested to promptly vote your shares by completing, signing, and dating the enclosed proxy card and returning it in the postage prepaid envelope provided, or by voting over the telephone or over the Internet as instructed in these proxy materials. If you sign, date, and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote FOR the adoption and approval of the merger agreement and FOR adjourning the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of common stock, following the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of common stock FOR the adoption and approval of the merger agreement will have the same effect as voting AGAINST the adoption and approval of the merger agreement.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. Any shareholder of record attending the special meeting may vote in person even if he or she has returned or otherwise submitted a proxy card.

Thank you for your cooperation and continued support.

By Order of the Board of Directors:

/s/ Sandra G. Cearley
Sandra G. Cearley
Corporate Secretary

Dallas, Texas
, 2011

2

SILVERLEAF RESORTS, INC.

1221 River Bend Drive, Suite 120

Dallas, Texas 75247

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD [*meetingdate*], 2011

To the Shareholders of Silverleaf Resorts, Inc.:

A special meeting of shareholders of Silverleaf Resorts, Inc., a Texas corporation (“Silverleaf”), will be held at [*meetingtime*] local time, on [*meetingdate*], 2011, at Crowne Plaza Market Center at 7050 Stemmons Freeway, Dallas, Texas 75247 (the “special meeting”), for the following purposes:

1. Adoption and Approval of the Merger Agreement. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of February 3, 2011, among SL Resort Holdings Inc., Resort Merger Sub Inc., a wholly-owned subsidiary of SL Resort Holdings Inc., and Silverleaf, as it may be amended from time to time (the “merger agreement”), pursuant to which Resort Merger Sub Inc. will be merged with and into Silverleaf, with Silverleaf continuing as the surviving corporation and a wholly-owned subsidiary of SL Resort Holdings Inc. (the “merger”). A copy of the merger agreement is attached hereto as Annex A.

2. Adjournment of the Special Meeting. To consider and vote upon the adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or adopt and approve the merger agreement.

Only shareholders of record or their duly authorized proxies as of the close of business on [*recorddate*], 2011 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All shareholders of record are cordially invited to attend the special meeting in person. The merger cannot be consummated unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Silverleaf’s common stock entitled to vote thereon. To ensure your representation at the special meeting in case you cannot attend, you are urged to vote your shares of Silverleaf common stock by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose, or by submitting your proxy by telephone or through the Internet. If you fail to return your proxy card, fail to submit your proxy by telephone or through the Internet or fail to vote in person, your shares of common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote AGAINST the proposal to adopt and approve the Merger Agreement. Any shareholder attending the special meeting may vote in person even if he or she has returned or otherwise submitted a proxy card.

After careful consideration, the Silverleaf Board of Directors approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement and declared that the merger agreement, the merger, and the other transactions contemplated by the merger agreement are advisable and in the best interests of Silverleaf and its shareholders. THE BOARD OF DIRECTORS OF SILVERLEAF RECOMMENDS THAT YOU VOTE FOR THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND FOR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

Shareholders of Silverleaf who do not vote in favor of adopting and approving the merger agreement will have the right to exercise their respective dissenters’ rights and seek payment of the fair value of their shares if the merger is completed, but only if they submit a written demand for payment to Silverleaf prior to the time the vote is taken on the merger agreement and comply with all other requirements of the Texas Business Organizations Code (the “TBOC”). A copy of the applicable TBOC statutory provisions is included as Annex E to the accompanying proxy statement, and a summary of these provisions can be found under the caption “Dissenters’ Rights” in the accompanying proxy statement.

By Order of the Board of Directors:

/s/ Sandra G. Cearley
Sandra G. Cearley
Corporate Secretary

Dallas, Texas
, 2011

SUMMARY

This summary does not contain all of the information that is important to you. You should carefully read the entire proxy statement to fully understand the merger. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement carefully and completely because it is the legal document that governs the merger.

The Parties to the Merger (see page [    ])

•

Silverleaf Resorts, Inc. is a Texas corporation with a principal place of business at 1221 River Bend Drive, Suite 120, Dallas Texas 75247. Telephone calls should be directed to the Silverleaf main number at (214) 631-1166. Silverleaf Resorts, Inc.’s principal business is the development, marketing, and operation of “getaway” and “destination” timeshare resorts. As of January 31, 2011, we own 7 “getaway resorts” in Texas, Missouri, Illinois, and Georgia and 6 “destination resorts” in Texas, Missouri, Massachusetts, and Florida.

•

SL Resort Holdings Inc. (“Resort Holdings”) is a Delaware corporation formed for the purpose of entering into the merger agreement and acquiring Silverleaf. Resort Holdings is a Delaware corporation affiliated with Cerberus Capital Management, L.P. (“Cerberus”). Cerberus, together with its affiliates, is one of the world’s leading private investment firms with approximately $23 billion under management in funds and accounts. Upon completion of the merger, Silverleaf will be a direct wholly-owned subsidiary of Resort Holdings. All correspondence with SL Resort Holdings Inc. should be sent in c/o Cerberus Capital Management, 299 Park Avenue, New York, NY 10171. Telephone calls should be directed to the Cerberus Capital Management main number at (212) 891-2100.

•

Resort Merger Sub Inc. (“Merger Sub”) is a Texas corporation and is a wholly-owned subsidiary of Resort Holdings and was formed solely for the purpose of entering into the merger agreement and acquiring Silverleaf and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist. All correspondence with Resort Merger Sub, Inc. should be sent in c/o Cerberus Capital Management, 299 Park Avenue, New York, NY 10171. Telephone calls should be directed to the Cerberus Capital Management main number at (212) 891-2100.

The Merger (see page [    ])

You are being asked to vote to adopt and approve the merger agreement pursuant to which, at the effective time of the merger (the “effective time”), Merger Sub will merge with and into Silverleaf. As a result of the merger, Silverleaf will continue as the surviving corporation, we will no longer be a publicly traded company, we will not be required to file reports with the U.S. Securities and Exchange Commission (the “SEC”), our common stock will not be traded on the Nasdaq Stock Exchange, and you will not participate in our future earnings growth.

Merger Consideration (see page [    ])

Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time (other than (a) shares owned by shareholders who have properly exercised and perfected their statutory dissenter’s rights and (b) shares owned by Silverleaf or any of its wholly-owned subsidiaries) will be converted into the right to receive $2.50 in cash, without interest and less applicable withholding tax, for each share of common stock that they own immediately prior to the effective time.

Treatment of Company Stock Options (see page [    ])

Except as otherwise agreed in writing by Silverleaf, Merger Sub and the applicable holder thereof, each outstanding option to purchase shares of Silverleaf common stock (each, a “Company stock option”) will, as of the effective time, become fully vested and be converted into the right to receive a cash payment, without interest and less applicable withholding tax, equal to the product of (a) the total number of shares subject to a Company stock option and (b) the excess, if any, of the difference between $2.50 and the exercise price per share subject to such Company stock option. As of January 31, 2011, there were 2,913,538 Company stock options outstanding.

Procedure for Receiving Merger Consideration (see page [    ])

Resort Holdings will appoint a paying agent to coordinate the payment of the merger consideration following the consummation of the merger. If you own shares that are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive the merger consideration for those shares. If you hold certificated shares, at or about the date of completion of the merger, the paying agent will send you written instructions for surrendering your certificates and obtaining the merger consideration. Please do not send in your share certificates now.

Board Recommendation (see page [    ])

The Board has determined that it is advisable and in the best interests of Silverleaf and its shareholders:

•	to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•	to submit the merger and the merger agreement to our shareholders for approval; and

•

to recommend that shareholders vote FOR the proposal to adopt and approve the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Reasons for the Merger (see page [    ])

The Board considered a number of factors in making its determination that the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of Silverleaf and its shareholders, as more fully described under the section “The Merger—Reasons for the Merger.”

Opinion of Financial Advisor (see page [    ])

Gleacher & Company Securities, Inc., the Board’s financial advisor (“Gleacher” or the “Financial Advisor”), rendered its oral opinion to the Board on February 2, 2011, (which was subsequently confirmed in writing) to the effect that, as of February 2, 2011, and based upon and subject to the factors and assumptions set forth in such opinion, the $2.50 per share consideration to be paid to the holders of the Company’s common stock in the merger was fair, from a financial point of view, to such holders. The full text of the Financial Advisor’s written opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken by the Financial Advisor in rendering its opinion, is attached as Annex B. We urge you to read the opinion carefully in its entirety.

Financing of the Merger (see page [    ])

Silverleaf and Resort Holdings anticipate that the total funds needed to complete the merger, including the payment of the merger consideration, repayment of certain existing indebtedness of Silverleaf, and payment of related fees and expenses in connection with the transactions contemplated by the merger agreement, will be approximately $113.8 million. Silverleaf expects this amount to be funded through equity financing of $113.8 million (the “equity financing”) to be provided by Cerberus Series Four, LLC, an affiliate of Cerberus (the “Cerberus Guarantor”). Resort Holdings has entered into a letter agreement, dated February 3, 2011, with the Cerberus Guarantor (the “equity commitment letter”), pursuant to which the Cerberus Guarantor has committed to purchase or cause to be purchased shares of capital stock of Resort Holdings for an aggregate amount of no less than $113.8 million. The funding of financing contemplated by the equity commitment letter is subject to the satisfaction of Resort Holdings’ and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement.

Limited Guarantee (see page [    ])

Concurrently with the execution of the Merger Agreement, the Cerberus Guarantor delivered a guarantee in favor of the Company, dated February 3, 2011, which we refer to as the limited guarantee, guaranteeing, subject to the terms and conditions contained therein, the payment and performance obligations of Resort Holdings and Merger Sub under the merger agreement, including the funding of the equity financing or the obligation to pay Silverleaf a reverse termination fee of $10 million if and to the extent payable under the merger agreement. The maximum aggregate liability of the Cerberus Guarantor with respect to its obligations under the limited guarantee is $113.8 million. Silverleaf may enforce its rights under the limited guarantee directly against the Cerberus Guarantor. See “The Merger Agreement—Termination Fees and Expenses.” A copy of the limited guarantee is attached to this proxy statement as Annex C and incorporated by reference herein.

Material U.S. Federal Income Tax Consequences (see page [    ])

The merger will be a taxable transaction for holders of shares of Silverleaf common stock. For U.S. federal income tax purposes, you will generally recognize a gain or loss measured by the difference, if any, between the cash you receive (before reduction for any applicable withholding tax) in the merger and your adjusted tax basis in the shares exchanged in the merger. Gain or loss will be determined separately for each block of your shares (i.e., shares acquired at the same cost in a single transaction). You are urged to consult your own tax advisor about the tax consequences to you of the merger.

Voting Agreement (see page [    ])

In connection with the transactions contemplated by the merger agreement, contemporaneously with the execution and delivery of the merger agreement, each of Resort Holdings, Merger Sub and Robert E. Mead, our Chairman of the Board, Chief Executive Officer and President, entered into a voting agreement (the “Mead voting agreement”), under which Mr. Mead agreed to vote as a shareholder of the Company in favor of the merger pursuant to the terms and conditions of the Mead voting agreement. As of the record date, Mr. Mead beneficially owned, in the aggregate 9,349,417 shares, approximately 24.5% of the voting power of Silverleaf’s common stock controlled, subject to a voting trust agreement dated November 1, 1999 between Mr. Mead and Judith F. Mead, his wife. A copy of the Mead voting agreement is attached to this proxy statement as Annex D and incorporated by reference herein.

The Special Meeting (see page [    ])

Time, Place and Date. The special meeting will be held at [*meetingtime*] local time, on [*meetingdate*], 2011, at Crowne Plaza Market Center at 7050 Stemmons Freeway, Dallas, Texas 75247.

Purposes. You are being asked to vote to adopt and approve the merger agreement pursuant to which Silverleaf would be acquired by Resort Holdings, and to approve the adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement.

Record Date and Quorum. You are entitled to vote all of the shares of Silverleaf common stock you owned of record as of the close of business on [*recorddate*], 2011, which is the record date for the special meeting, by attending the special meeting and voting in person or by voting by proxy. For purposes of transacting business at the special meeting, the presence, in person or by proxy, of a majority of the outstanding shares entitled to vote at the special meeting is necessary to constitute a quorum. On the record date, there were [*recorddatesharesoutstanding*] shares of Silverleaf common stock outstanding and no shares of the Company’s preferred stock were issued or outstanding.

Vote Required to Approve the Merger Agreement. The adoption and approval of the merger agreement requires the affirmative vote of holders of the outstanding shares representing at least a majority of all the votes entitled to be cast by holders of common stock. Holders of common stock have one vote for each share of common stock that such holders owned at the close of business on [*recorddate*], 2011, the record date for the special meeting. The approval of the adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting. Accordingly a failure to vote or a vote to abstain has the same effect as a vote AGAINST the adoption and approval of the merger agreement but will not have the effect as a vote against approving the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting and Proxies. If you are a shareholder of record entitled to vote at the special meeting, you may vote shares by attending the special meeting and voting in person, by mailing the enclosed proxy card, or by voting over the telephone or over the Internet. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person on how to vote those shares by following the instructions provided by your broker, or obtain a legal proxy from such person and vote those shares yourself at the special meeting. If you do not instruct your broker to vote your shares, your shares will not be voted.

Revocability of Proxy. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise Silverleaf’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed your broker on how to vote your shares, you must follow the directions provided by your broker to change those instructions.

Dissenters’ Rights (see page [    ])

If the merger is completed and certain other criteria are satisfied, the TBOC provides you with the right to dissent from the merger and obtain an appraisal of your shares, provided that you timely exercise and perfect those rights in the manner provided for in the TBOC. This means that if you are not satisfied with the consideration amount you would otherwise be entitled to receive in the merger, you may be entitled to have the value of your shares determined by an appraiser appointed by a Texas court and to receive payment based on that valuation. The amount you ultimately receive as a dissenting shareholder may be more, the same as or less than the amount you would be entitled to receive under the terms of the merger agreement.

Market Price of the Company’s Common Stock (see page [    ])

Shares of Silverleaf common stock are listed on the Nasdaq Capital Market under the trading symbol “SVLF.” On February 3, 2011, which was the last trading day before the announcement of the execution of the merger agreement, Silverleaf common stock closed at $1.43 per share. On [                    ], 2011, which was the last practicable trading day before this proxy statement was printed, Silverleaf common stock closed at [$        .        ] per share.

No Solicitation; Changes in Recommendations (see page [    ])

The merger agreement contains restrictions on Silverleaf’s ability to solicit or engage in discussions or negotiations with any third party regarding a proposal to acquire a significant interest in Silverleaf. Notwithstanding these restrictions, under certain limited circumstances, the Board may respond to an unsolicited alternative at any time before the merger agreement is adopted by our shareholders, if the Board determines that a takeover proposal constitutes a “superior proposal” (as defined in the merger agreement), and we may terminate the merger agreement and enter into any acquisition, merger or similar agreement relating to such superior proposal, so long as we comply with the terms of the merger agreement, including paying a $4.4 million termination fee to Resort Holdings. See the section entitled “The Merger Agreement—No Solicitation; Changes in Recommendations.”

Conditions to the Completion of the Merger (see page [    ])

Conditions to the Obligations of Each Party. Each party’s obligation to complete the merger is subject to the satisfaction or waiver by all parties of various conditions, including the following:

•	obtaining the Shareholder Approval; and

•	the absence of any order or injunction restraining, enjoining, preventing or prohibiting the consummation of the merger and/or the other transactions contemplated by the merger agreement.

Conditions to Obligations of Silverleaf. Silverleaf’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:

•

the representations and warranties of Resort Holdings and Merger Sub in the merger agreement must be true and complete in all respects as of February 3, 2011, and as of the closing date as though made at and as of the closing date, except where the inaccuracy of such representations and warranties would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Resort Holdings or Merger Sub to consummate the merger;

•	Resort Holdings must have, in all material respects, performed all of its obligations and complied with all covenants required under the merger agreement; and

•

Resort Holdings must have arranged for or provided financing to Silverleaf to allow Silverleaf to discharge its indebtedness under the 12% senior subordinated notes due 2012 issued by Silverleaf and held beneficially by Bradford T. Whitmore and/or Grace Brothers, Ltd., an affiliate of Mr. Whitmore (and beneficial holders of approximately 19.8% of the Company’s common stock).

Conditions to Obligations of Resort Holdings and Merger Sub. The respective obligation of Resort Holdings and Merger Sub to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:

•

The representations and warranties of Silverleaf in the merger agreement must be true and correct in all respects as of February 3, 2011, and as of the closing date as though made at and as of the closing date, except where the inaccuracy of such representations and warranties would not have, individually or in the aggregate, a material adverse effect on Silverleaf;

•	Silverleaf must have, in all material respects, performed all of its obligations and complied with all covenants required under the merger agreement;

•	Silverleaf must not have suffered a material adverse effect (as defined in the merger agreement) since February 3, 2011;

•

Silverleaf must have made or obtained all material authorizations, consents, permits, approvals, filings and/or notifications in connection or compliance with the TBOC, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules of the Nasdaq Stock Exchange, and any applicable laws and regulations, which are required for the execution of the merger agreement and the consummation of the merger and other transactions contemplated under the merger agreement;

•	Silverleaf must have obtained or made all required third party approvals, consents, waivers, agreements, filings and notifications;

•

Silverleaf and its subsidiaries must have at least $200 million, in aggregate commitments under its Warehouse Facilities (as defined in the merger agreement); the advance rates thereunder must not have been materially reduced since February 3, 2011; and the eligibility criteria thereunder must not have been amended or modified in a manner that is materially adverse to Silverleaf or its subsidiaries;

•	Silverleaf and its subsidiaries must have unrestricted cash and undrawn availability under the Warehouse Facilities of at least $8.5 million in the aggregate; and

•	Holders of no more than 12.5% of the outstanding shares of Silverleaf common stock shall have exercised their dissenters’ rights under the TBOC.

Termination of the Merger Agreement; Termination Fees and Expenses (see page [    ])

Termination by the Parties. The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time by mutual written consent of Silverleaf and Resort Holdings.

The merger agreement may also be terminated and the merger may be abandoned at any time prior to the effective time by either Silverleaf or Resort Holdings, upon written notice to the other party, if:

•

the merger has not been completed by August 3, 2011, which we refer to as the end date, and the party seeking to terminate the merger agreement has not breached its obligations under the merger agreement in any manner to cause the merger not to occur.

•

a final and non-appealable injunction or order has been entered permanently restraining, enjoining or prohibiting the merger; provided that the party seeking to terminate the merger agreement has used its reasonable best efforts to remove the injunction or order; or

•

the Shareholder Approval is not obtained at the special meeting or any adjournment thereof; except that Silverleaf may not exercise this termination right if the failure to obtain the Shareholder Approval is caused by (a) the Board’s recommendation of a “superior proposal” in violation of the merger agreement or (b) a material breach by Silverleaf of its obligations under the merger agreement with respect to the filing and preparation of this proxy statement or the holding of the special meeting.

Termination by Resort Holdings. The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time by Resort Holdings, upon written notice to Silverleaf, if:

•

Silverleaf breaches any of its representations or warranties or fails to perform any covenant or agreement in the merger agreement, which breach or failure to perform (a) would result in the failure of any of Resort Holdings’ or Merger Sub’s conditions to consummate the merger and (b) cannot be cured by the end date or, if capable of being cured, has not been cured within certain notice periods (but Resort Holdings will not have this right to terminate if it is then in breach of any its representations, warranties, covenants or other agreements that would result in the failure of the Company’s conditions to consummate the merger). Upon such termination, Silverleaf has agreed to pay Resort Holdings (i) all reasonable out-of-pocket expenses, not to exceed $2 million in the aggregate (the “Parent Expenses”), incurred by Resort Holdings or Merger Sub in connection with the merger agreement, the merger, and the other transactions contemplated by the merger agreement and (ii) if the breach is a “willful breach,” as defined under the merger agreement, a termination fee of $4.4 million (the “Termination Fee”); or

•	prior to the receipt of the Shareholder Approval, any of the events listed below occur:

•

Silverleaf or the Board materially breaches or fails to perform the non-solicitation obligations in the merger agreement and such breach or failure cannot be or is not cured by the end date or, if capable of being cured, has not been cured within certain notice periods;

•	Silverleaf or the Board (a) approves or recommends a “superior proposal,” (b) effects a “Company adverse recommendation change,” (c) fails to include the recommendation that Silverleaf’s shareholders approve the merger agreement in this proxy statement, or (d) approves, endorses or recommends any “takeover proposal” (each such term as defined under the merger agreement);

•	Silverleaf fails to call a special meeting of its shareholders, or any adjournment or postponement thereof, to obtain the Shareholder Approval;

•

the Board fails to make a recommendation against any publicly announced takeover proposal and reaffirm its recommendation that Silverleaf shareholders approve the merger agreement within 10 business days following the publicly announced takeover proposal; or

•	Silverleaf, the Board or any committee of the Board publicly announces its intention to do any of the foregoing.

Upon a termination by reason of any of the above events, Silverleaf has agreed to pay Resort Holdings the Termination Fee.

Termination by Silverleaf. The merger agreement may be terminated, and the merger may be abandoned at any time prior to the effective time by Silverleaf, upon written notice to Resort Holdings, if:

•

Resort Holdings breaches any of its representations or warranties or fails to perform any covenant or agreement in the merger agreement, which breach or failure to perform (a) would result in the failure of any of Silverleaf’s conditions to consummate the merger and (b) cannot be cured by the end date or, if capable of being cured, has not been cured within certain notice periods (but Silverleaf will not have this right to terminate if it is then in breach of any of its representations, warranties, covenants or other agreements that would result in the failure of Resort Holdings’ or Merger Sub’s conditions to consummate the merger). Upon such termination, Resort Holdings has agreed to pay Silverleaf a termination fee equal to $10 million in cash (the “Parent Termination Fee”); or

•

prior to receipt of the Shareholder Approval, the Board authorizes Silverleaf to accept a superior proposal from a third party to acquire Silverleaf, concurrently with or immediately following the termination of the merger agreement, provided that Silverleaf enters into a definitive agreement with respect to a superior proposal. Silverleaf has complied in all material respects with its non-solicitation obligations and Silverleaf pays Resort Holdings the Termination Fee.

In addition to the instances discussed above, Silverleaf has also agreed to pay the Termination Fee to Resort Holdings if the merger agreement is terminated (a) by Silverleaf or Resort Holdings as a result of the failure of the merger to have been completed by August 3, 2011, (b) by Silverleaf or Resort Holdings as a result of the failure of Silverleaf to receive Shareholder Approval of the merger at the special meeting, or (c) by Resort Holdings as a result of a breach by Silverleaf (other than a willful breach for which the Termination Fee would have otherwise been paid); and in any such case each of the following conditions are met:

•

a takeover proposal is (i) made known to Silverleaf or publicly announced after February 3, 2011, and (ii) not withdrawn prior to the date of the special meeting (or any adjournment thereof) or prior to the termination of the merger agreement, if the special meeting has not occurred; and

•

within 12 months of the date of any such termination of the merger agreement, Silverleaf either (i) enters or becomes a party to any letter of intent, contract or similar document accepting or relating to any takeover proposal or (ii) consummates a transaction with respect to any takeover proposal.

If the above conditions are met, one half of the Termination Fee is payable upon the date that Silverleaf becomes party to any acquisition agreement with respect to a takeover proposal, and the other one half of the termination fee is due upon the consummation of the acquisition proposal; provided that any payment of the Termination Fee in accordance with the foregoing shall be reduced by the amount of any Parent Expenses previously reimbursed by Silverleaf to Resort Holdings.

Remedies (see page [    ])

Subject to Silverleaf’s rights to equitable relief, including specific performance, described below, in the event of termination of the merger agreement in accordance with its terms, Silverleaf’s rights to receive the amounts discussed under “The Merger Agreement—Termination Fees and Expenses” and to enforce the guarantee thereof by the Cerberus Guarantor will be Silverleaf’s exclusive remedies against the Cerberus Guarantor, Resort Holdings, Merger Sub and their respective related parties for any loss suffered as a result of any breach of any covenant or agreement or the failure of the merger to be consummated. Subject to Silverleaf’s rights to equitable relief, including specific performance, described below, the maximum liability for monetary damages of Resort Holdings, Merger Sub, the Cerberus Guarantor and any of their respective related parties to the Company under or in respect of the Merger Agreement or the transactions contemplated thereby (and the limited guarantee) under any theory, including in the event of a willful breach of the merger agreement, is $10 million.

Subject to Resort Holdings’ rights to equitable relief, including specific performance, described below, in the event of termination of the merger agreement in accordance with its terms, Resort Holdings’ rights, discussed under “The Merger Agreement—Termination Fees and Expenses” will be the sole and exclusive remedy of Resort Holdings, Merger Sub and the Cerberus Guarantor against the Company, our subsidiaries and any of our respective shareholders, directors, officers, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement by us or the failure of the merger to be consummated.

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms of the merger agreement in addition to any other remedy to which they are entitled at law or in equity. The merger agreement explicitly allows Silverleaf to specifically enforce Resort Holdings’ obligation to close and to cause the equity financing for the merger to be funded if:

•

all the conditions to the obligations of Resort Holdings and Merger Sub to effect the Merger described under “The Merger Agreement—Conditions to the Merger” above (other than those not satisfied primarily due to the failure of Resort Holdings or Merger Sub to have performed their respective obligations under the merger agreement) have been satisfied (or, with respect to certificates to be delivered at the closing of the merger, are capable of being satisfied upon the closing of the merger) at the time when the closing of the merger would have occurred but for the failure of the equity financing to be funded or the failure of any of the Company’s closing conditions to have been satisfied, financing for the merger has been funded or will be funded if the equity financing, and

•	Silverleaf irrevocably confirms that if such specific performance is granted and the equity financing is funded then the closing of the merger will occur.

In addition, the payment and performance obligations of Resort Holdings under the merger agreement are guaranteed by the Cerberus Guarantor under the limited guarantee. The maximum liability of the Cerberus Guarantor under the limited guarantee is $113.8 million. See “The Merger Agreement—Limited Guarantee.”

Interest of Silverleaf’s Directors and Executive Officers in the Merger (see page [    ])

You should be aware that some of Silverleaf’s directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of Silverleaf’s shareholders generally. These interests relate to equity securities held by directors and officers; change of control, severance and retention arrangements covering Silverleaf’s executive officers; and arrangements for the indemnification of Silverleaf’s directors and officers by the surviving corporation following the merger.

Common Stock Ownership of Directors and Executive Officers (see page [    ])

As of the close of business on January 31, 2011, the current directors and executive officers of Silverleaf were deemed to beneficially own approximately 12,259,573 shares of Silverleaf common stock, which represented approximately 30.81% of the shares of Silverleaf common stock outstanding on that date. These directors and executive officers will receive, along with all shareholders of the Company, $2.50 per share of common stock and if they hold options, the difference between the option’s exercise or “strike price” and $2.50. Beneficial ownership is determined in accordance with the rules of the SEC, as described below under “Interests of Certain Persons in the Merger.”

Accounting Treatment of the Merger

The merger is expected to be accounted for as a business combination using the acquisition method of accounting for financial accounting purposes, following Accounting Standards Codification 805.

Questions

If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact Silverleaf’s proxy solicitation agent at the following address or phone number:

Georgeson Inc.

199 Water St., 26th Floor

New York, NY USA 10038-3650

Toll Free Phone: (866) 856-2826

You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the merger and the merger agreement. These questions and answers may not address all questions and answers that may be important to you as a shareholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the other documents referred to in this proxy statement, each of which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

Q: What is the proposed transaction?

A: The proposed transaction is the acquisition of Silverleaf Resorts, Inc. (“Silverleaf,” the “Company,” “we,” “our” or “us”) by Merger Sub, a wholly-owned subsidiary of Resort Holdings. Resort Holdings has agreed to acquire the Company pursuant to an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of February 3, 2011, among Resort Holdings, Merger Sub and the Company. If the merger agreement has been adopted by the requisite vote of the Company’s shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will be merged with and into the Company pursuant to which the Company will continue as the surviving corporation (the “merger”). Both Resort Holdings and Merger Sub are affiliates of Cerberus. As a result of the merger, we will become a wholly-owned indirect subsidiary of funds managed by Cerberus, we will no longer be a publicly held corporation, our common stock will be delisted from the Nasdaq Stock Exchange and de-registered under the Securities Exchange Act, we will no longer file periodic reports with the SEC and you will no longer have any interest in our future earnings or growth.

The merger agreement is attached as Annex A to this proxy statement.

Q: What will the Company’s shareholders receive in the merger?

A: If the merger is completed, the holders of common stock will receive $2.50 in cash, without interest and less applicable withholding tax, for each share of common stock that they own immediately prior to the effective time, unless they timely exercise and perfect their respective dissenters’ rights under the Texas Business Organizations Code (the “TBOC”).

Q: Where and when is the special meeting?

A: The special meeting of the Company’s shareholders (the “special meeting”) will take place at [*meetingtime*] local time, on [*meetingdate*], 2011, at Crowne Plaza Market Center at 7050 Stemmons Freeway, Dallas, Texas 75247.

Q: Who is eligible to vote at the special meeting?

A: Holders of common stock as of the close of business on [*recorddate*], 2011, the record date for the special meeting, are eligible to vote at the special meeting. You are receiving this proxy statement because you owned shares of our common stock at the close of business on [*recorddate*], 2011, the record date for the special meeting, and that entitles you to vote on the proposals to be considered at the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of common stock with respect to such matters.

Q: How many votes per share of common stock do the Company’s shareholders have?

A: Holders of common stock have one vote for each share of common stock that such holders owned at the close of business on [*recorddate*], 2011, the record date for the special meeting.

Q: What vote of the Company’s shareholders is required to approve the merger agreement?

A: In order to complete the merger, holders of outstanding shares representing at least a majority of all the votes entitled to be cast by holders of common stock (the “Shareholder Approval”) must vote FOR the adoption and approval of the merger agreement. As of the record date, there were [*recorddatesharesoutstanding*] shares of the Company’s common stock issued and outstanding.

Q: Have major shareholders already committed to vote for the merger?

A: Yes. One major shareholder has committed to vote for the merger. Pursuant to a voting agreement entered into by each of Resort Holdings, Merger Sub and Robert E. Mead, our Chairman of the Board, Chief Executive Officer and President, Mr. Mead has agreed to vote as a shareholder of the Company in favor of the merger. As of the record date, Mr. Mead beneficially owned, in the aggregate, approximately 24.5% of the voting power of Silverleaf’s common stock controlled through a voting trust. However, your vote is important, as Mr. Mead does not hold a sufficient number of shares to approve the merger agreement.

Q: How does the Company’s Board of Directors recommend that I vote?

A: Silverleaf’s Board of Directors (the “Board”) has determined that it is advisable and in the best interests of Silverleaf and its shareholders to consummate the merger and the other transactions contemplated by the merger agreement, and recommends that shareholders vote FOR the proposal to adopt and approve the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. You should read the section entitled “The Merger—Reasons for the Merger” for a discussion of the factors that the Board considered in deciding to recommend voting for adoption and approval of the merger agreement.

Q: Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A: Yes. In considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of the Company’s shareholders generally. You should read the section entitled “The Merger—Interests of Certain Persons in the Merger.”

Q: How will options to purchase Company common stock be treated in the merger?

A: As of the effective time of the merger, each outstanding option to purchase shares of Silverleaf common will become fully vested and be converted into the right to receive a cash payment, without interest and less applicable withholding tax, equal to the product of (a) the total number of shares subject to a Company stock option and (b) the excess, if any, of the difference between $2.50 and the exercise price per share subject to such Company stock option.

Q: What happens if the merger is not consummated?

A: If the merger agreement is not approved by the shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Neither will the outstanding options accelerate nor will any option holders receive cash for their options. Instead, the Company will remain an independent public company, and Company common stock will continue to be listed and traded on the Nasdaq Capital Market. Under certain specified circumstances, upon termination of the merger agreement, the Company may be required to pay Resort Holdings a termination fee in the amount of $4.4 million in cash as well as certain of Resort Holdings’ expenses, up to $2 million. Under other specified circumstances, Resort Holdings has agreed to pay a termination fee to the Company in an amount equal to $10 million. You should read the section entitled “The Merger—Termination Fees and Expense Reimbursement.”

Q: What do I need to do now?

A: Please read this proxy statement carefully and completely, including its annexes, to consider how the merger affects you. After you read this proxy statement, you should complete, sign, and date your proxy card and mail it in the enclosed postage prepaid return envelope or submit your proxy over the telephone or over the Internet promptly so that your shares can be voted at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote FOR the adoption and approval of the merger agreement and FOR adjourning the special meeting, if necessary or appropriate, for the solicitation of additional proxies.

Q: What happens if I do not return a proxy card or otherwise vote?

A: The failure to return your proxy card or to otherwise vote will have the same effect as voting AGAINST the adoption and approval of the merger agreement but will not have the effect as a vote against approving the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. A failure to vote or a vote to abstain has the same effect as a vote AGAINST the adoption and approval of the merger agreement but will not have the effect as a vote against approving the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q: How do I cast my vote?

A: If you are a shareholder of record, you may vote in person at the special meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. If you vote by proxy, your shares will be voted as you specify on the proxy card, over the telephone, or on the Internet. Whether or not you plan to attend the special meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the special meeting, and you will be given a ballot when you arrive.

•

To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage prepaid return envelope. If you return your signed proxy card before the special meeting, the Company will vote your shares as you direct. If you return a signed proxy card and do not indicate how you wish your vote to be cast, it will be voted FOR the merger.

•

To vote over the telephone, dial the toll-free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on [*daybeforemeetingdate*], 2011, to be counted.

•

To vote on the Internet, go to the web address located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on [*daybeforemeetingdate*], 2011, to be counted.

•

If your shares are held in “street name” by your broker, you should have received a proxy card and voting instructions, along with these proxy materials, from your broker rather than from the Company. Your broker will vote your shares ONLY if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the procedures provided by your broker. Without such instructions, your shares will not be voted, which will have the same effect as voting AGAINST the adoption and approval of the merger agreement but will not have the effect as a vote against approving the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. See “The Special Meeting of the Company’s Shareholders—Voting by Proxy.”

Q: May I change my vote?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting, subject to the limitations described below.

•

First, you may send a written notice to Silverleaf’s secretary stating that you would like to revoke your proxy. You would mail such notice to the attention of our Corporate Secretary at 1221 River Bend Drive, Suite 120, Dallas, Texas 75247.

•

Second, you may complete and submit a new proxy card by mail, or by following the telephone or Internet voting procedures on the proxy card, so long as you do so before the deadline of 11:59 p.m., Eastern Time, on [*daybeforemeetingdate*].

•	Third, you may attend the special meeting and vote in person. Simply attending the special meeting, without voting in person, will not revoke your proxy.

If your shares are held in street name and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the special meeting.

Q: What does it mean if I receive more than one set of proxy materials?

A: This means you own shares that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker, or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return each of the proxy cards that you receive, or vote all of your shares over the telephone or over the Internet in accordance with the instructions above in order to vote all of the shares you own. Each proxy card you receive comes with its own postage prepaid return envelope and control number(s); if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card, and if you vote by telephone or over the Internet, use the control number(s) on each proxy card.

Q: May I vote in person?

A: If you are the shareholder of record of shares, then you have the right to vote in person at the special meeting with respect to those shares. If you are the beneficial owner of shares, then you are invited to attend the special meeting. However, if you are a beneficial holder but not a shareholder of record, you may not vote these shares in person at the special meeting, unless you obtain a legal proxy from your broker, bank, or nominee giving you the right to vote the shares at the special meeting.

Even if you plan to attend the special meeting as a shareholder of record, we recommend that you also submit your proxy card or voting instructions as described in the above Q&A entitled “How do I cast my vote?” so that your vote will be counted if you later decide not to attend the special meeting.

Q: Am I entitled to dissenters’ rights?

A: Under Subchapter H of Chapter 10 of the TBOC, if the merger is completed, our shareholders will be entitled to dissent from the merger and to obtain appraisal for their shares only if certain criteria are satisfied. See “Dissenters’ Rights” and Annex E of this proxy statement.

Q: Is the merger expected to be taxable to owners of common stock?

A: In general, your receipt of the cash consideration for each of your shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under state, local or non-U.S. income or other tax laws. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. You also are urged to consult your own tax advisor on the tax consequences of the merger in light of your particular circumstances.

Q: When do you expect the merger to be completed?

A: Silverleaf and Resort Holdings are working to complete the merger as quickly as possible. Silverleaf anticipates that the merger will be completed before the end of the second quarter of calendar year 2011. In order to complete the merger, we must obtain the required Shareholder Approval and a number of other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement—Conditions to Completion of the Merger.”

Q: What happens if I sell my shares before the Special Meeting?

A: If you transfer your shares after the record date but before the special meeting, you will, unless special arrangements are made between you and the person to whom you transfer your shares and each of you notifies Silverleaf in writing of such special arrangements, retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration to be received by our shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares through the completion of the merger.

Q: Should I send in my stock certificates now?

A: No. At or about the date of completion of the merger, if you hold certificated shares, you will receive a letter of transmittal with instructions informing you how to deliver your stock certificates to the Resort Holdings paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

If you own shares that are held in “street name” by your broker, you will receive instructions from your broker as to how to surrender your “street name” shares and receive the merger consideration for those shares following the completion of the merger.

Q: Who can help answer my questions?

A: The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information in this proxy statement. You should carefully read the entire proxy statement, including its annexes. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact the Company’s proxy solicitation agent:

Georgeson Inc.

199 Water St., 26th Floor

New York, NY USA 10038-3650

Toll Free Phone: (866) 856-2826

You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of Silverleaf, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary” and “The Merger” and in statements containing the words “believes,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, Silverleaf claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although Silverleaf believes that the expectations reflected in these forward-looking statements are reasonable, Silverleaf cannot assure you that the actual results or developments it anticipates will be realized, or even if realized, that they will have the expected effects on the business or operations of Silverleaf. These forward-looking statements speak only as of the date on which the statements were made. Silverleaf undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement. In addition to other factors and matters contained or incorporated in this proxy statement, Silverleaf believes the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the ability to obtain the required Shareholder Approval for the merger at the special meeting;

•	the effects of litigation that has been or that may be filed in connection with the merger;

•	the merger may involve unexpected costs or unexpected liabilities;

•	if the merger is not completed under certain circumstances, Silverleaf may be required to repay expenses incurred by Resort Holdings and Merger Sub, or even pay a termination fee;

•

the likely decline of the market price for the Company’s common stock in the event that merger is not completed, to the extent that the current market price of the stock reflects the assumption that the merger will be consummated;

•	the effect of the announcement of the merger on our relationships with our financing sources, customers and personnel, operating results and business generally;

•	the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the financial performance of Silverleaf through the completion of the merger, including in particular Silverleaf’s cash flows and cash balances;

•	any adjustment to, or event of default under, our Warehouse Facilities;

•	volatility in the stock markets;

•	the timing of the completion of the merger;

•	the failure of any closing conditions to the merger;

•	adverse developments in general business and economic conditions;

•	our inability to access the capital markets and/or the asset-backed securitization markets on a favorable basis;

•	our substantial amount of outstanding indebtedness which requires us to operate as a highly-leveraged company;

•	our future operating results could impact our ability to service our debt and meet our debt obligations as they come due;

•	our ability to comply with the covenants relating to our indebtedness;

•	an increase in interest rates on our variable rate indebtedness;

•	the global credit market crisis and economic weakness that may adversely affect our customers and suppliers;

•

our failure to comply with laws and regulations and any changes in laws and regulations, including timeshare-related regulations, consumer protection laws, employment and labor laws, environmental laws, telemarketing regulations, privacy policy regulations, and state and federal tax laws;

•	seasonal fluctuation in the timeshare business;

•	local and regional economic conditions that affect the travel and tourism industry in the areas where we operate;

•	the loss of any of our senior management; and

•	competition in the timeshare industry and the financial resources of our competitors.

Other factors not identified above, include, among others, those discussed in our 2009 Form 10-K as filed with the SEC on March 8, 2010, and our subsequent quarterly reports for 2010 filed on Form 10-Q. Any or all of these factors could cause our actual results and financial or legal status for future periods to differ materially from those expressed or referred to in any forward-looking statement. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. In addition, forward-looking statements speak only as of the date on which they are made. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information known to us at the time such statements are made. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. We caution investors that while forward-looking statements reflect our good-faith beliefs at the time such statements are made, such statements are not guarantees of future performance and are affected by actual events that occur after said statements are made. We expressly disclaim any responsibility to update forward-looking statements, whether as a result of new information, future events, or otherwise. Accordingly, investors should use caution in relying on past forward-looking statements, which were based on results and trends existing when those statements were made, to anticipate future results or trends.

THE SPECIAL MEETING OF THE COMPANY’S SHAREHOLDERS

Time, Place and Purpose of the Special Meeting

The special meeting will be held at [*meetingtime*] local time, on [*meetingdate*], 2011, at Crowne Plaza Market Center at 7050 Stemmons Freeway, Dallas, Texas 75247. The purposes of the special meeting are to consider and vote on the proposal to adopt and approve the merger agreement and the proposal to approve the adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies. The Board has determined (a) that it is advisable and in the best interests of Silverleaf and its shareholders to enter into the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement, (b) to submit the merger and the merger agreement to our shareholders for approval, and (c) to recommend that shareholders vote FOR the proposal to adopt and approve the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Who Can Vote at the Special Meeting

Only holders of record of Silverleaf common stock as of the close of business on [*recorddate*], 2011, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting and any adjournment of the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person on how to vote those shares or obtain a legal proxy from such person and vote those shares yourself at the special meeting. On the record date, there were [*recorddateoutstandingshares*] shares of Silverleaf common stock outstanding, and no shares of the Company’s preferred stock were issued or outstanding.

Vote Required; Quorum

The approval of the merger agreement requires Silverleaf to obtain the Shareholder Approval. The Shareholder Approval requires the affirmative vote of holders of the outstanding shares representing at least a majority of all the votes entitled to be cast by holders of common stock. Holders of common stock have one vote for each share of common stock that such holders owned at the close of business on [*recorddate*], 2011, the record date for the special meeting. Meanwhile, the approval of the adjournment of the special meeting to solicit additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting. Because the Shareholder Approval is based upon the number of outstanding shares, and not based on the number of outstanding shares represented in person or by proxy at the special meeting, failure to submit a proxy or to vote in person will have the same effect as a vote AGAINST the adoption and approval of the merger agreement, but because approval to adjourn the special meeting only requires the affirmative vote of a majority of the votes cast at the special meeting, failure to submit a vote by proxy or in person has no effect on the approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. A failure to vote or a vote to abstain has the same effect as a vote AGAINST the adoption and approval of the merger agreement but will not have the effect as a vote against approving the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares by following the instructions provided by your broker. Under applicable regulations, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to non-routine matters, such as the approval of the merger agreement. As a result, if you do not instruct your broker on how to vote your shares, your shares will not be voted, which will have the same effect as a vote AGAINST the adoption and approval of the merger agreement, but because approval to adjourn the special meeting only requires the affirmative vote of a majority of the votes cast at the special meeting, failure to submit a vote by proxy or in person has no effect on the approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

For purposes of transacting business at the special meeting, the presence, in person or by proxy, of a majority of the outstanding shares entitled to vote at the special meeting is necessary to constitute a quorum.

Once a share of common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, a new quorum will have to be established.

Shares voted for, against, and those that abstained will be counted for the purposes of determining a quorum and will be treated as votes cast. Shares that are not voted, either because the beneficial owner did not vote in person or by proxy or did not provide instructions to the record owner (usually the beneficial owner’s broker) on how to vote, will not count towards establishing a quorum.

Voting Agreement

In connection with the transactions contemplated by the merger agreement, contemporaneously with the execution and delivery of the merger agreement, each of Resort Holdings, Merger Sub and Robert E. Mead, our Chairman of the Board, Chief Executive Officer and President, entered into the Mead voting agreement on February 3, 2011, under which Mr. Mead agreed to vote as a shareholder of the Company in favor of the merger pursuant to the terms and conditions of the Mead voting agreement. As of the record date, Mr. Mead beneficially owned, in the aggregate 9,349,417 shares, approximately 24.5% of the voting power of Silverleaf’s common stock, subject to a voting trust agreement dated November 1, 1999 between Mr. Mead and Judith F. Mead, his wife. Pursuant to the voting trust agreement, Mr. Mead is designated as the initial trustee of the voting trust, and Mr. Mead has agreed to serve as the initial trustee. In the event of Mr. Mead’s death, or upon his resignation or removal as trustee, James B. Francis, Jr. has been designated as the successor trustee. As of the date of this statement, Mr. Francis is a member of the Board. Any trustee may be removed only by a vote or the written consent of two-thirds in interest of the voting trust certificate holders. Mr. Mead is the holder of all of the voting trust certificates issued as of the date of this statement. The trustee possesses and, in the trustee’s unrestricted discretion, is entitled to exercise in person or by the trustee’s nominees, agents, attorneys-in-fact, or proxies all rights and powers to vote, assent, or consent to all corporate or shareholders’ actions. No person other than the trustee shall have any voting rights during the term of the voting trust agreement.

Pursuant and subject to the terms of the Mead voting agreement, Mr. Mead agreed, among other things, to vote all of the shares of the Company’s common stock beneficially owned by him in favor of the adoption of the merger agreement and any transactions contemplated thereby, including the merger, and against any “takeover proposal” (as defined in the merger agreement). Mr. Mead also agreed to waive any appraisal or similar rights and, subject to limited exceptions, not to transfer any shares of Company common stock beneficially owned by him without the prior written consent of Resort Holdings. The Mead voting agreement terminates automatically upon the termination of the merger agreement.

Voting by Proxy

This proxy statement is being sent to you on behalf of the Board for the purpose of requesting that you allow your shares to be represented at the special meeting by the persons named in the enclosed proxy card. All shares represented at the special meeting by properly executed proxy cards, voted over the telephone or voted over the Internet will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Board. The Board recommends a vote FOR the adoption and approval of the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise Silverleaf’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker on how to vote your shares, you must follow the directions provided by your broker to change those instructions.

Solicitation of Proxies

This proxy statement is made by Silverleaf, and Silverleaf will pay all of the costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Silverleaf may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. Silverleaf will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Silverleaf has engaged Georgeson Inc. to assist in the solicitation of proxies for the special meeting and will pay Georgeson Inc. a fee of approximately $7,500, plus reimbursement of out-of-pocket expenses. The address of Georgeson Inc. is 199 Water St., 26th Floor, New York, NY USA 10038-3650. You may call Georgeson Inc. at toll free (866) 856-2826.

THE PARTIES TO THE MERGER

Silverleaf Resorts, Inc. was incorporated in Texas in 1989. Our principal business is the development, marketing, and operation of “getaway” and “destination” timeshare resorts. As of January 31, 2011, we own 7 “getaway resorts” in Texas, Missouri, Illinois, and Georgia and 6 “destination resorts” in Texas, Missouri, Massachusetts, and Florida. In our vernacular, “getaway resorts” are resorts designed to appeal to vacationers seeking comfortable and affordable accommodations in locations convenient to their residences and are located near major metropolitan areas. Our “destination” resorts are located in or near areas with national tourist appeal and offer our customers the opportunity to upgrade into a more upscale resort area as their lifestyles and travel budgets permit. In addition, we own and operate a hotel located near the Winter Park recreational area in Colorado which provides our owners with another destination vacation alternative and gives Silverleaf an entry point into this increasingly popular destination area.

Our primary business is marketing and selling vacation intervals from our inventory to individual consumers. Our principal activities in this regard include:

•	acquiring and developing timeshare resorts;

•	marketing and selling one-week annual and biennial vacation intervals to prospective first-time owners;

•	marketing and selling upgraded and additional vacation intervals to existing Silverleaf owners;

•	financing the purchase of vacation intervals; and

•	managing timeshare resorts.

SL Resort Holdings Inc. is a Delaware corporation formed for the purpose of entering into the merger agreement and acquiring Silverleaf. Resort Holdings is a Delaware corporation affiliated with Cerberus Capital Management, L.P. (“Cerberus”). Cerberus, together with its affiliates, is one of the world’s leading private investment firms with approximately $23 billion under management in funds and accounts. Upon completion of the merger, Silverleaf will be a direct wholly-owned subsidiary of Resort Holdings.

Resort Merger Sub Inc. is a Texas corporation and is a wholly-owned subsidiary of Resort Holdings and was formed solely for the purpose of entering into the merger agreement and acquiring Silverleaf and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

THE MERGER

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully.

For purposes of the sections of this proxy statement entitled “Background of the Merger” and “Reasons for the Merger,” unless otherwise expressly set forth therein, the term “Resort Holdings” will be deemed to include Resort Holdings Inc. and Resort Merger Sub Inc.

Background of the Merger

During the fourth quarter of 2009, our Board and management believed that in order to finance future operations, development and potential expansion plans, we would be required to issue new debt, equity, or collateralized asset-backed securities. As a consequence, management of the Company met with a variety of lenders and others concerning the possibility of a financing transaction of some kind. Among numerous other contacts made in this regard, Thomas Morris, our Executive Vice President of Capital Markets and Strategic Planning, Robert Mead, our President and Chief Executive Officer and Mr. J. Richard Budd, a director of the Company who is also affiliated with Cerberus, met with Kevin Genda, Vice Chairman and Chief Credit Officer for Ableco LLC, an affiliate of Cerberus (the overall organization of which is referred to here as “Cerberus”), Thomas Wagner, Managing Director of Cerberus, and Gerald M. Daniello, Managing Director of Cerberus, on November 17, 2009. Mr. Budd, who originally suggested the meeting, was aware that Cerberus was exploring opportunities in the timeshare industry. The meeting with these representatives of Cerberus was general in nature and concerned the overall state of the timeshare industry, its future outlook, and potential opportunities in the industry in light of the overall distressed condition of the industry. The meeting concluded with no specific next steps being outlined, and there were no specific discussions about any potential financing arrangements with the Company. Cerberus did not execute a confidentiality agreement in connection with such discussions. This was the first meeting between senior management of the Company and principals of Cerberus.

On March 3, 2010, at the instruction of our Board, we engaged Gleacher & Company Securities, Inc. (f/k/a Broadpoint Capital, Inc.) as our principal financial advisor (referred to here as “Gleacher” or our “Financial Advisor”) for the purpose of assisting us in connection with a capital raising effort involving high-yield debt.

On March 12, 2010, management accepted a term sheet whereby Durham Capital Corporation would attempt to arrange, with the involvement of yet-to-be identified third party lenders, a $100 million secured receivables-based credit facility on certain terms and conditions. During the next several months of 2010, Durham made certain inquiries to obtain commitments for such a credit facility; however, there was little interest in this type of receivables-based facility, and none of the discussions with potential lending sources resulted in any such commitments or the execution of a confidentiality agreement.

On March 24, 2010, we met with certain rating agencies (accompanied by our Financial Advisor) to obtain the rating likely to be applied to any future high-yield debt offering. The rating agencies concluded that a corporate rating of Caa2/CCC was appropriate and provided commentary to support such conclusion. As a result, and given the Greek debt crisis and the relatively modest size of the transaction sought by the Company, management concluded that a high-yield debt offering would be expensive and difficult to complete.

Consequently, and in consultation with our Financial Advisor, we began exploring the possibility of pursuing a private debt placement. As a result, our Financial Advisor contacted, on our behalf, 23 parties regarding a privately placed debt offering between March and June 2010. Of the parties contacted, 3 parties executed Confidentiality Agreements on or before June 30, 2010, one of which was entered into prior to the Gleacher engagement. The feedback from these discussions indicated that a private debt placement would be expensive, likely dilutive to the Company’s shareholders because of requests for equity participation in any potential financing arrangements, and therefore, in management’s opinion, inadvisable.

In June 2010, Durham and the Company’s management began discussing alternative financing arrangements, which included Durham’s suggestion that Durham contact Mr. Genda, with whom Durham had extensive contacts and experience, in order to determine whether Cerberus would be interested in entering into a financing arrangement with the Company. At the time, Cerberus was evaluating the timeshare industry for potential opportunities.

On June 30, 2010, during discussions with a certain “Party A” about a high-yield debt financing, Party A expressed its opinion that such a transaction would be challenging and then indicated its interest in possibly acquiring the Company. However, Party A communicated on July 14, 2010 that it was no longer interested in such a potential acquisition.

During the month of July 2010, members of management and our Financial Advisor continued to solicit interest in a debt transaction involving the Company. In addition, given the feedback received from Party A, our Financial Advisor, at the Company’s instruction, also began to explore whether other parties might have an interest in a potential sale transaction. In that regard, a potentially interested party, “Party B”, executed a Confidentiality Agreement on July 14, 2010. On July 26, 2010, representatives of the Company and the Financial Advisor met in person with Party B in New York to discuss broadly the possibility of a transaction. During these discussions, Party B expressed little interest in a debt transaction but growing interest in a potential acquisition of the Company. As next steps, Party B requested (1) specific additional due diligence information and (2) a meeting in Dallas with the rest of the management team, although there were a number of delays on Party B’s part in setting up such a meeting.

Ableco, LLC executed a Confidentiality Agreement with the Company on July 15, 2010. On July 26, 2010, Mr. Morris met in person with Mr. Genda and Ken Kohrs, a Senior Vice President of Cerberus, at Cerberus’ office in New York and provided an overview of the Company and its current debt structure. At the meeting, Cerberus did not indicate an interest in pursuing any transaction at that time nor did the meeting result in any agreed upon next steps.

Based on the Company’s meetings with representatives of Cerberus in November 2009 and July 2010, as well as its general awareness of Cerberus’ interest in the timeshare industry, in August 2010, Mr. Morris contacted Mr. Genda and communicated to Mr. Genda a third party’s interest in a potential purchase of the Company and to determine whether Cerberus might also be interested in pursuing such a transaction. Shortly after the discussion, Mr. Genda indicated that he would be interested in meeting in Dallas in mid-September to continue discussions regarding future opportunities involving the Company.

On September 15, 2010, given the preliminary interest shown by Party A (which interest had been withdrawn), Party B, Cerberus and one other party, our Board met with management of the Company and our Financial Advisor to discuss the possibility of a sale transaction involving the Company. At that meeting, our Financial Advisor presented its capabilities in connection with managing a sale process and described the strategic approach and timing that it proposed to take in its position as a financial advisor to the Company, beginning a process that could lead to the identification of a potential acquirer of the Company. Based on the reputation of the Financial Advisor, the work performed to date on the Company’s behalf, and the Financial Advisor’s familiarity with the Company and the industry, the Board authorized the engagement of the Financial Advisor as the Board’s financial advisor in relation to exploring and evaluating, on a confidential basis, a potential sale transaction whether by way of (a) a sale of the Company’s share capital, capital stock, debt securities, equity securities, equity-linked securities or other securities; (b) merger, reverse takeover, consolidation, joint venture, transfer, exchange, other strategic or business combination or any similar transaction or series of transactions; (c) an acquisition of all or a portion of the Company’s assets, business or divisions or any right to all or substantially all of the revenues or income of the Company; or (d) the acquisition directly or indirectly of control of the Company (including, but not limited to, through the acquisition of securities (including by tender offer). The Board authorized the Company to execute the engagement letter with Gleacher. Following that meeting the Company formally engaged Gleacher to serve as its exclusive financial advisor in connection with the Company’s evaluation of a potential sale transaction. The Board further authorized Tom Morris, in his capacity as the Company’s Executive Vice President – Capital Markets and Strategic Planning, to move forward under the Gleacher engagement and to report to the Board at regular intervals as to the progress of Gleacher under this engagement.

Following the engagement, the Financial Advisor and/or the Company’s management:

•	compiled materials provided by the Company and organized an online dataroom;

•	communicated with 59 parties to solicit interest in such an acquisition, including Party B and Cerberus;

•	conducted telephonic meetings with potential buyers and answered bidder due diligence requests;

•	met in person with 9 potential buyers to review the Company’s business and financial projections; and

•	prepared certain presentation materials and analyses to assist potential buyers with their evaluation of the opportunity.

Overall, 10 parties signed confidentiality agreements and received materials related to a possible sale of the Company.

On September 23, 2010, Messrs. Genda and Kohrs attended a meeting at Silverleaf’s office in Dallas, during which the senior management of the Company, including Messrs. Mead and Morris, and representatives from Gleacher made a presentation concerning the Company’s business, its capital structure and current financing arrangements, and the timeshare industry.

On September 27, 2010, Party B scheduled a visit to the Company’s operation in Dallas.

On September 30, 2010, our Financial Advisor met with another potentially interested party, who subsequently executed a confidentiality agreement but formally withdrew consideration on October 12, 2010.

On October 1, 2010, Mr. Morris met with Messrs. Genda and Kohrs at Cerberus’ office in New York, during which Cerberus indicated its intent to submit a preliminary indication of interest to acquire the Company. The terms of a potential transaction were not discussed.

On October 8, 2010, Cerberus delivered to the Company a preliminary indication of interest letter to acquire all of the outstanding shares of common stock of the Company at a price of $2.50 per share in cash. Cerberus’ indication of interest was subject to receipt of financing from a third party, satisfactory completion of due diligence, the implementation of employment arrangements with the Company’s senior management team, and receipt of required third party and regulatory approvals. We considered the financing condition inappropriate and the indication of interest lacking in clarity around certain other material provisions, including the status of Cerberus’ due diligence. At our instruction, the Financial Advisor contacted Cerberus following receipt of the letter to discuss the financing condition and the other material terms of the offer and determine whether the $2.50 price reflected Cerberus’ highest and best offer. Cerberus responded that the $2.50 per share was a firm and non-negotiable condition to further discussions. Cerberus indicated, however, that it would consider deleting the financing condition. Cerberus also responded to the Financial Advisor’s questions regarding the status of Cerberus’ due diligence, which the Financial Advisor subsequently communicated to management. The Financial Advisor then requested that Cerberus resubmit the offer with the Company’s express concerns in mind.

On October 11, 2010, the Board of Directors of the Company authorized management to retain Andrews Kurth LLP, if necessary, as special M&A counsel to the Company; functioning as co-counsel in this regard with Meadows Collier Reed Cousins Crouch & Ungerman LLP, the Company’s historical corporate counsel.

On October 13, 2010, a telephonic meeting of the full Board of Directors of the Company was convened to advise the Board of the preliminary indication of interest letter received. As the first order of business, our

Chairman requested that Rick Budd, a director, clarify for the Board his affiliation with Cerberus. Mr. Budd described his employment status with Cerberus whereupon Mr. Mead indicated that the main agenda item for the meeting related to a proposal received from Cerberus or one or more of its affiliates. At this point, Mr. Budd voluntarily recused himself from all meetings concerning a possible transaction involving the Company on the one hand and Cerberus or one or more of its affiliates on the other (including, for this purpose, any transaction competitive with or potentially competitive with, the proposed or possible Cerberus transaction). Following Mr. Budd’s departure from the call, Mr. Morris and Gleacher updated the Board on the non-binding letter from Cerberus indicating their interest in acquiring the Company, as well as all of Gleacher’s communication with Cerberus, including, among other things, Cerberus’ position on the $2.50 per share offer price, the financing condition, and other issues raised in connection with the non-binding offer. The Board also discussed the importance of deal certainty to the Company and its shareholders. Gleacher then informed the Board that it expected Cerberus to provide a revised letter to address certain items, such as the financing condition. The Board engaged in a discussion concerning the process to be taken upon receipt of the revised Cerberus offer letter, and a representative from Andrews Kurth reviewed with our Board of Directors their fiduciary duties with respect to any strategic transaction proposed. Following this discussion, a representative from the Financial Advisor described in detail its efforts to date, including the fact that the Financial Advisor had communicated with approximately 50 different groups it would regard as potentially viable bidders. Following the presentation and further questions and discussion, our Board of Directors determined that our Financial Advisor should continue to obtain as much information as possible from potentially interested parties (including Cerberus and Party B) and report same to the Board.

On October 14, 2010, representatives of Party B and our Financial Advisor attended a meeting at Silverleaf, during which our management presented the Company’s business and discussed the timeshare industry. Subsequent to this meeting on October 14 and 15, Party B conducted property visits. Also during this time, the Financial Advisor continued discussions with other potential bidders.

Our Financial Advisor advised that, under the circumstances, it believed that it was strategically advantageous for the Company to utilize an informal bidding process (one that would not involve formal bid procedures, a firm bid deadline and the like) with interested parties, and the Company determined to proceed on that basis. As a result, as part of the ongoing discussions, our Financial Advisor informed prospective bidders (including Cerberus, Party B and others) of this fact and that the successful bidder was likely to be the first party to complete their diligence and submit an offer deemed appropriately attractive to the Buyer.

During the weeks of October 11 and 18, 2010, representatives of Gleacher spoke numerous times with representatives of Party B concerning, among other matters, the Company’s sale process, Party B’s interest level in a potential transaction involving the Company, threshold issues to a potential transaction, the diligence performed by Party B and its advisors to date and the steps Party B would need to take to submit an offer, if any. During the same time period, Cerberus and Gleacher continued to discuss the terms of the revised indication of interest letter, including Cerberus’ commitment to provide equity financing necessary to pay the aggregate merger consideration and the deletion of any third party financing condition.

On October 25, 2010, the Company received a revised indication of interest from Cerberus reiterating its intent to make an offer for all of the outstanding shares of Silverleaf common stock for $2.50 per share in cash. Cerberus’ revised indication of interest did not contain a financing condition and did not contemplate any third party debt financing.

The Board (less Mr. Budd) met telephonically on October 26, 2010 to discuss (1) the progress to date with respect to a potential strategic transaction, (2) the revised bid letter received from Cerberus, (3) the status of other potentially interested parties (including Party B), (4) the price per share proposed by Cerberus and (5) next steps. Mr. Morris and a representative from the Financial Advisor were asked to provide an update since the last Board meeting. Mr. Morris and the Financial Advisor advised the Board of all material contacts with potentially interested parties since the last Board call; noting that, to date, no other bids had been received other than the Cerberus bid. Further, the Financial Advisor updated the Board on all discussions with Cerberus relating to both the financial and non-financial terms and conditions of the current non-binding offer. During this meeting, a representative from Andrews Kurth reviewed with our Board their fiduciary duties in light of the indication of interest letter received, and recommended to the Board members that they carefully evaluate the $2.50 per share price contained in the Cerberus letter before determining next steps. Representatives of Gleacher led the Board on a review of the Company’s valuation metrics, with attention paid to traditional valuation metrics, as well as run-off or assumed net-asset-value models. Gleacher also discussed with the Board the various underlying assumptions inherent in the various valuation metrics. Gleacher and the Company’s management then answered questions posed by the Board and its legal counsel. The Board then engaged in a discussion concerning the adequacy and fairness of the potential offer made, the rationale behind their current thinking, the alternatives currently available to them (including remaining independent) and other matters. After further discussion between our management and the Board and after all questions by the Board were answered, our Board determined that it would be willing to permit Cerberus to continue with its due diligence efforts.

On October 26, 2010, following the Board meeting, Mr. Genda advised Mr. Morris that given the costs incurred by Cerberus to date and given the additional costs to be incurred by Cerberus in connection with additional due diligence, Cerberus would be unwilling to proceed with further diligence without the protections afforded by an exclusivity agreement.

Andrews Kurth prepared a draft exclusivity agreement and presented it to Cerberus on October 29, 2010. The draft exclusivity agreement contemplated a termination date of December 23, 2010 and permitted the Company to, among other things, terminate the exclusivity agreement if the Company received any unsolicited takeover proposal that was, or was reasonably likely to result in, a superior proposal.

On our behalf, our Financial Advisors spoke to representatives of Party B on October 29, 2010 to gauge their level of interest in a potential transaction involving the Company. During this conversation, Party B stated that it had come to the conclusion that it needed a “partner in the business” to assist with “underwriting” the transaction. Party B indicated that it had not spoken to any third parties concerning such participation, and it did not reveal the identity of any potential or contemplated partners to the Financial Advisor. Party B indicated during this conversation that any transaction involving the Company and Party B would therefore likely require a separate transaction with the unidentified partner.

On November 1, 2010, Cerberus provided comments to the draft exclusivity agreement, including the addition of an expense reimbursement to Cerberus in an amount equal to the lesser of (a) the reasonable fees, costs and expenses incurred by Cerberus and its affiliates and advisors in connection with investigating and/or negotiating a proposed transaction and (b) $1,000,000. The expense reimbursement payment would be payable if the Company terminated the exclusivity agreement to accept a superior proposal. Cerberus also requested a January 2, 2011 termination date for the exclusivity period to account for the limited availability of representatives of the parties due to the holiday season.

On November 2, 2010, the Board of Directors of the Company (less Mr. Budd) convened a meeting to consider recent events and the Cerberus request for exclusivity. Mr. Morris and our Financial Advisor began by providing an update on the discussions with both Cerberus and Party B. Mr. Morris then provided a detailed synopsis of the discussions with Cerberus leading to the request for an exclusivity agreement, the steps taken by the due diligence team to analyze the terms of the proposed exclusivity agreement (including the expense reimbursement amount proposed by Cerberus), the potential outcome should the Board not approve the proposed exclusivity agreement, and other related matters. The Board considered the issues associated with Party B’s proposal for a three-way transaction including the fact that Party B did not identify the necessary partner and the complexities and risks associated with consummating such a transaction. There was a lengthy discussion between the Board and management and legal counsel regarding the terms, implications, and alternatives to the proposed exclusivity agreement, with particular attention paid to the circumstances that would lead to the payment of the expense reimbursement payment, and the appropriateness/reasonableness of agreeing to include such a provision. After consideration of the issues associated with the granting of exclusivity to Cerberus (including further advice from counsel regarding the fiduciary issues associated therewith and advice from the Financial Advisors concerning the market and transaction-related issues associated therewith), the Board (less Mr. Budd) approved the Cerberus exclusivity agreement granting Cerberus the right, subject to certain rights to terminate in connection with a superior proposal, to exclusively negotiate for the acquisition of the Company until January 2, 2011. The exclusivity agreement was effective on November 2, 2010 with the exclusivity period thereunder expiring on January 2, 2011.

Between November 3, 2010, and January 2, 2011, Cerberus and its affiliates:

•	conducted onsite and offsite accounting, financial, tax, operating and legal due diligence;

•	accessed the Company’s online dataroom, which contained, among other things, materials requested by Cerberus in writing;

•	participated in conference calls with follow-up questions and answers from the Financial Advisor and Company management; and

•	proposed various timelines for the completion of a transaction involving the acquisition of the Company.

On December 2, 2010, a meeting among Messrs. Genda and Kohrs, Kevin Klein, an associate at Cerberus, Mr. Morris and representatives of Gleacher occurred at Cerberus’ office in New York. At the meeting, Cerberus’ representatives provided an update on the status of its due diligence of the Company and indicated its concerns to complete its due diligence by the scheduled end of the exclusivity period. Cerberus also provided a list of additional due diligence matters to be addressed. As part of this meeting, Cerberus requested an extended exclusivity period. Mr. Morris and the representatives of our Financial Advisor deferred in providing a response to Cerberus’ request at the meeting.

On December 15, 2010, the Company circulated the first draft of the merger agreement.

On December 22, 2010, management conveyed to Cerberus a draft management compensation term sheet and draft employment agreements for senior management. Cerberus did not discuss the term sheet or the draft agreements with Mr. Hentschel, the management team or other representatives of the Company prior to the execution of the merger agreement.

On or about December 30, 2010, Cerberus again reiterated to Mr. Morris and representatives of our Financial Advisor its desire to obtain an extension to or renewal of the exclusivity agreement. After conferring with management, our Financial Advisor advised Cerberus that the Company was unlikely to grant an extension until such time as the Company received and reviewed a comprehensive mark-up of the merger agreement.

At 5:00 p.m. E.S.T. on January 2, 2011, the initial exclusivity period with Cerberus expired.

On January 4, 2011, following the termination of the Cerberus initial exclusivity period, management requested that the Financial Advisor contact Party B and one other party to measure their respective level of interest in pursuing a transaction involving the Company. Gleacher placed a telephone call to the one other B party, but that telephone call was never returned. On January 7, 2011, Party B again indicated to our Financial Advisor that although it remained interested, it would require the flexibility to include either an individual or a timeshare operator in the transaction (the identity of which was not provided) in order to proceed. Given that all parties other than Cerberus and Party B, including the one other party, had clearly indicated their lack of interest, neither the Company nor the Financial Advisor contacted any other prospective bidders at this time.

No other indications of interest were received by the Company.

On January 6, 2011, the Company received a revised draft of the merger agreement from Cerberus and Cerberus’ counsel, Schulte Roth & Zabel LLP (“SRZ”). In the draft merger agreement, Cerberus proposed, among other things, that (i) in the event of a material breach of the merger agreement by Cerberus the remedy of specific performance would not be available to the Company and Cerberus would only be liable to the Company for a reverse termination fee and (ii) the Company would be required to pay a termination fee to Cerberus if the merger agreement were terminated for certain reasons, including by the Company to accept a superior proposal and by Cerberus a result of the Company’s breach of its non-solicitation obligations. Cerberus also proposed that the Company reimburse Cerberus for its expenses in the event that the merger agreement were terminated under certain circumstances. Cerberus did not propose amounts for the termination fee, reverse termination fee or expense reimbursement.

The Board met on January 10, 2011 to (1) review the progress to date regarding a potential transaction involving the Company, (2) discuss and evaluate the revisions to the merger agreement provided by counsel to Cerberus and consider further the per share price proposed by Cerberus, (3) discuss and evaluate the statements made by Party B concerning its participation in a transaction involving the Company, (4) discuss and evaluate the request for the extension/renewal of the Cerberus exclusivity agreement, (5) discuss and evaluate other options available to the Board and (6) determine next steps.

Mr. Morris and Gleacher provided an update on communications with, and actions taken by, Cerberus since the last Board meeting. Andrews Kurth provided information about the Cerberus due diligence that had taken place to date, and what further diligence was likely to follow. The Board discussed the steps taken to date by Cerberus, the progress made, the expiration of the previously granted exclusivity period, and other matters.

At the Board’s request, Andrews Kurth then led a discussion concerning the modifications to the Merger Agreement that had been provided by Cerberus. Among other things, the Board discussed and evaluated (1) the overall nature and tone of the comments made, (2) the requested changes to merger mechanics, including as it relates to options previously granted under the Company’s option plans, (3) the modifications proposed to the Company’s representations and warranties, (4) the modifications proposed to the Cerberus representations and warranties, (5) the modifications proposed to the closing conditions, (6) the modifications proposed to the interim covenants, and (7) the modifications proposed to the termination provisions. The Board discussed the reasonableness of these provisions generally and specifically, given the facts and circumstances of this proposed transaction and the best method to seek maximum value to all shareholders from the proposed transaction. Additional discussion ensued regarding the other options available to the Board to accomplish this result.

Mr. Morris and Gleacher then provided the Board with information with respect to conversations occurring since the date of the last formal Board meeting with Party B. Gleacher reported that, following the termination of the exclusivity period with Cerberus, they contacted Party B at the request of Mr. Morris. Gleacher advised the Board that Party B indicated that in order to pursue any kind of an arrangement with the Company, it would require the flexibility to bring in another individual and/or another timeshare company (the identity of which was not provided) to “participate” in the transaction.

After its consideration of, among other things, the scope of the due diligence performed by Party B to date, the possible identity of the unidentified partner to Party B, the likelihood of consummating a transaction with Party B, the likely impact on the Cerberus transaction should exclusivity not be extended, and the issues associated with further pursuit of discussions with Party B, the Board determined that it was unlikely that discussions with Party B would result in greater benefit or deal certainty to the shareholders of the Company. The Board further concluded that pursuit of discussions with Party B would almost certainly lead to Cerberus declining to continue with additional negotiations. The Board elected not to provide additional information to Party B or otherwise direct its advisors to permit modification of the confidentiality agreement with Party B to allow it to communicate with or involve the unidentified participant.

After reaching this decision regarding Party B, the Board turned its attention to the Cerberus’ request for an extension of its exclusivity agreement with the Company. The Board considered, among other things:

•	the progress made to date by Cerberus with respect to its due diligence process and the proposed timeline offered by Cerberus;

•	the progress of the negotiation as reflected by the current mark-up of the merger agreement as presented to the Board;

•	the Board’s understanding of the approval process at Cerberus;

•	the continuing favorable price and terms proposed by Cerberus;

•	the absence of meaningful third party alternatives (including as it related to Party B); and

•	the advice and counsel of its advisors.

At this January 10, 2011 meeting, the Board approved the renewal of the Cerberus exclusivity agreement to continue until February 2, 2011. Both the Company and Cerberus executed the extension of the exclusivity agreement on January 10, 2011.

On January 11, 2011, representatives of another potential bidder, “Party C,” made telephonic inquiries to the Company. The Company, bound by the exclusivity extension it had recently granted to Cerberus, replied to Party C that the Company could not pursue the matter further at this time and referred Party C to the Financial Advisor. Cerberus was notified in writing about Party C’s call to the Company, as required under the terms of the exclusivity agreement between the Company and Cerberus.

Following the renewal of the exclusivity agreement, Cerberus continued to conduct due diligence, and the Company, the Financial Advisor, Andrews Kurth, Cerberus, and SRZ continued to negotiate the merger agreement and the various ancillary agreements.

On January 14, 2011, Andrews Kurth sent a revised draft of the merger agreement to representatives of Cerberus and SRZ. In accordance with the Company’s goal of achieving deal certainty, the revised draft merger agreement included the availability of the right of specific performance for the Company against Cerberus. The Company also rejected Cerberus’ proposal for expense reimbursement from the Company following termination of the merger agreement under certain circumstances.

Cerberus’ property consultants toured the Company’s resorts from January 22-24, 2011.

On January 23, 2011, SRZ sent a revised draft of the merger agreement and an initial draft of the Mead voting agreement to the Company’s management and representatives of Andrews Kurth. As reflected in the draft merger agreement, Cerberus agreed to permit the Company to seek specific performance against Cerberus in the event of a material breach of the merger agreement by Cerberus. However, Cerberus also proposed that, if specific performance were not available to the Company, Cerberus would be required to pay a reverse termination fee to the Company and that the reverse termination fee would constitute liquidated damages. Cerberus also included in the draft merger agreement its proposal for a termination fee payable by the Company under certain circumstances of $15,300,000 (approximately 3% of the total enterprise value of the Company). Cerberus proposed that, under certain circumstances, the Company would be required to pay 50% of the termination fee upon termination of the merger agreement and the remaining 50% of the termination fee in the event that the Company entered into or consummated an alternative transaction within 12 months of termination. Cerberus also reiterated its request for expense reimbursement from the Company if the merger agreement were terminated under certain circumstances.

On a January 26, 2011, representatives of SRZ and Andrews Kurth participated in a telephone call to negotiate the terms of the merger agreement, including the size of the termination fees, the termination events that would require payment of the termination fees payable by the Company or Cerberus and the reimbursement of Cerberus’ expenses in the event of the termination of the merger agreement. During the telephone call, representatives of Andrews Kurth informed the representatives of SRZ that, although the Company would agree to a termination fee, the amount of the termination fee would need to be reduced significantly due to the Company’s limited cash availability and should be calculated based on the equity value of the proposed transaction, not the total enterprise value of the Company.

On January 28, 2011, representatives of SRZ and Andrews Kurth participated in a telephone call to negotiate the terms of the merger agreement. Later that day, SRZ sent a revised draft of the merger agreement to the Company’s management and representatives of Andrews Kurth. The draft merger agreement included Cerberus’ proposals (i) for a termination fee payable of $4,400,000 by the Company under certain circumstances and (ii) that the amount of Cerberus’ expenses that the Company would be required to reimburse in connection with certain termination events would not exceed $2,000,000 in the aggregate. Cerberus also proposed that the reverse termination fee payable by Cerberus in the event of a material breach of the merger agreement by Cerberus be $2,000,000, except in the event of a willful breach, in which case the amount of the reverse termination fee would be $10,000,000.

On January 31, 2011, SRZ sent to the Company’s management and representatives of Andrews Kurth drafts of the equity commitment letter and limited guarantee. Later that day, representatives of SRZ and Andrews Kurth negotiated the terms of the merger agreement, including the size of the reverse termination fee and events that would require the payment of the termination fee and expense reimbursement by the Company. During the course of the negotiation, representatives of SRZ informed Andrews Kurth that Cerberus would agree to a reverse termination fee of $10,000,000 in the event of a material breach of the merger agreement by Cerberus, regardless of whether a breach was willful or not. Following the negotiation, Andrews Kurth sent to SRZ a revised draft of the merger agreement, reflecting the earlier negotiation.

During the course of negotiations, Cerberus had expressed to the Company’s management its concerns regarding the short-term nature of the Company’s warehouse loan facilities and the Company’s cash and liquidity limitations. Due to those concerns, Cerberus proposed that the Company have minimum liquidity and financing capability prior to the consummation of any merger. On February 1, 2011, SRZ sent to the Company’s management and representatives of Andrews Kurth a revised draft of the merger agreement, which included closing conditions that the Company have at least $200,000,000 in aggregate commitments under its warehouse loan facilities and a minimum amount of cash and undrawn availability under its warehouse loan facilities. The Company agreed to this proposal. Later that day, Andrews Kurth sent to SRZ revised drafts of the Mead voting agreement, the equity commitment letter and the limited guarantee.

On February 2, 2011, Cerberus proposed to the Company’ s management a condition to Cerberus’ obligation to consummate the merger that the maturity of one of the Company’s warehouse facilities be extended. The Company rejected this proposal and, as a result, the Company postponed a Board meeting scheduled for later in the day. Representatives of Cerberus then withdrew the request for the additional closing condition and negotiations resumed.

At 5:00 p.m. E.S.T. on February 2, 2011, the second exclusivity period with Cerberus expired.

On February 2, 2011, at 7:00 p.m., Dallas time, the Board met telephonically (again with Mr. Budd not attending) with the Financial Advisor and the Board’s outside counsel to (1) discuss the potential sale transaction proposed by Cerberus, including a review of the February 2, 2011 draft to the merger agreement, (2) assess alternatives to such a transaction, and (3) if appropriate, vote upon and approve the merger agreement with Cerberus. At this meeting, the Board assessed whether continued negotiations with Cerberus were likely to benefit the Company’s shareholders by potentially improving the terms that had been negotiated to date, and whether additional concessions from Cerberus on material terms was necessary, appropriate or likely. The Board also discussed the relative likelihood that there may be one or more potential rival bidder(s) (whether currently known or unknown to the Board) that would be willing to present a transaction that would yield additional value (or increased deal certainty) to the Company’s shareholders when compared to that currently offered by Cerberus and the impact that entering into the merger agreement with Cerberus would have on such potential rival bidder(s). The Board also considered other strategic alternatives to the proposed transaction, including whether the status quo was in the best interests of the Company’s shareholders.

At this meeting, a representative of Andrews Kurth reviewed the status of the negotiations and the revised terms of the merger agreement and reviewed with our Board their fiduciary duties in the context of the transaction being considered. Our Financial Advisor then reviewed its financial analysis of the proposed consideration and delivered to our Board of Directors its opinion, regarding the fairness, from a financial point of view, to the holders of shares of our common stock of the $2.50 per share price to be received in the merger. Following questions by members of our Board of Directors to representatives of our Financial Advisor and Andrews Kurth, and further discussion among the members of our Board of Directors, our Board determined that acceptance of the Cerberus offer was in the best interest of our Company and its shareholders. Our Board of Directors approved and authorized the execution, delivery and performance of, and declared advisable, the merger agreement and the merger together with the voting agreement, the equity commitment letter and the limited guarantee. Our Board also took a series of other actions designed to facilitate the execution and potential closing of transactions contemplated by the merger agreement.

After adjournment of the meeting of our Board of Directors, representatives of Andrews Kurth telephoned SRZ to inform them that our Board of Directors had accepted the Cerberus offer and approved the merger agreement and the transactions contemplated thereby and the Mead voting agreement. The merger agreement, the voting agreement, the equity commitment letter and the limited guarantee were executed on February 3, 2011. The Company announced the transaction in a press release issued on February 3, 2011.

Reasons for the Merger

The Board believes that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Silverleaf and its shareholders. Accordingly, the Board (a) has approved the merger agreement and the transactions contemplated thereby, (b) has determined to submit the merger and the merger agreement to our shareholders for approval, and (c) recommends that Silverleaf’s shareholders vote FOR the adoption and approval of the merger agreement and FOR the approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

As described above under “Background of the Merger,” in evaluating the merger agreement and the transactions contemplated thereby, the Board consulted with Silverleaf’s management and the Board’s legal and financial advisors and, in reaching the decision to approve the merger and the merger agreement, the Board discussed and considered a variety of factors weighing positively in favor of the merger, including, but not limited to, the following:

•

Premium to Market Price. The Board’s consideration of the current and historical market prices of Silverleaf common stock and the fact that the cash consideration of $2.50 for each share of Silverleaf common stock represented an approximate 72% premium over the closing price of the Silverleaf common stock on February 2, 2011, the fact that Silverleaf’s common stock traded as low as $0.71 within the twelve months ended February 2, 2011, and the fact that the cash consideration of $2.50 per share represented an approximate 252% premium over such price.

•

The Company’s Business and Financial Condition and Prospects. Our Board’s familiarity with the business, operations, prospects, business strategy, properties, assets and financial condition of the Company, and the certainty of realizing in cash a compelling value for the shares of the Company’s common stock in the merger, compared to the risks and uncertainties associated with operating the Company’s business in a difficult financial environment.

•

Review of Strategic Alternatives. Our Board’s belief, after a review of strategic alternatives, including discussions with the Company’s management and advisors, that the value offered to shareholders in the merger was more favorable to the shareholders of the Company than the potential value that might have resulted from any other strategic opportunity reasonably available to the Company, including remaining an independent company.

•	Risks of Remaining Independent. Our Board’s assessment, after discussions with the Company’s management and advisors, of the risks of remaining an independent company and pursuing the

Company’s strategic plan, compared to the certainty of realizing, in cash, a compelling value for the shares of the Company’s common stock, including risks relating to:

•

our Board’s belief that the merger will result in greater value to our shareholders than the value that could be expected to be generated from the various other strategic alternatives available to the Company, including the alternatives of remaining independent and pursuing our current business plan, and various recapitalization and restructuring strategies, considering the potential risks and uncertainties associated with those alternatives; and

•	the Board’s belief that there was no reasonable basis to believe that our stock price would exceed $2.50 in the foreseeable future, absent speculation as to a potential transaction.

•

Negotiations with Cerberus. The discussions and negotiations between the Company and Cerberus, our Board’s belief based on these negotiations that $2.50 was the highest price per share of Silverleaf’s common stock that Cerberus was willing to pay, improvements to several of the material non-financial terms of the merger agreement in connection with those negotiations, and that the terms set forth in the merger agreement were the most favorable terms to the Company to which Cerberus was willing to agree.

•

Opinion of Financial Advisor. The Financial Advisor’s presentation and analysis to the Board, including the opinion dated February 2, 2011, to the effect that as of that date, and based upon and subject to the factors and assumptions set forth therein, the $2.50 per share in cash, without interest, to be received by the holders of the outstanding shares of the Company common stock was fair from a financial point of view to such holders, as described under “Opinion of Financial Advisor.”

•

Likelihood of Completion. Our Board’s belief that the terms of the merger agreement, taken as a whole, provide a significant degree of assurance that the merger will be completed, including the facts that (a) the limited conditions required to be satisfied prior to completion of the merger are expected to be fulfilled, (b) the merger agreement does not contain a financing contingency, (c) Cerberus has committed equity financing in an amount necessary to consummate the merger, pay the outstanding principal, interest and premium on Silverleaf’s senior subordinated notes and pay transaction expenses, and (d) the Company’s ability to compel specific performance to close the merger, under certain circumstances.

•

Cash Consideration. The merger consideration is all cash, so that the transaction will allow Silverleaf’s shareholders to immediately realize cash for their investment and will provide such shareholders certainty of value for their shares.

•

Terms of the Merger Agreement. Our Board’s belief that the overall terms of the merger agreement, including the parties’ respective representations, warranties and covenants and the conditions to their respective obligations, are reasonable.

•

Financing of the Merger. Silverleaf and Cerberus anticipate that the total funds needed to complete the merger, including the funds needed to pay the merger consideration, to repay the Company’s senior subordinated notes (which come due upon consummation of the merger), and to pay related fees and expenses in connection with the transactions contemplated by the merger agreement, will be approximately $113.8 million.

•	Silverleaf expects this amount to be funded through equity financing of approximately $113.8 million to be provided by the Cerberus Guarantor.

•

Resort Holdings has entered into the equity commitment letter with the Cerberus Guarantor “pursuant to which the Cerberus Guarantor has committed to purchase or cause to be purchased shares of capital stock of Resort Holdings for an aggregate amount of no less than $113.8 million.

•

The funding of the equity financing contemplated by the equity commitment letter is subject to the satisfaction of the conditions to Resort Holdings’ and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement. The merger agreement provides that

Silverleaf may specifically enforce Resort Holdings’ obligation to cause the equity financing to be funded to fund the merger, subject to certain conditions, and the equity commitment letter provides that in circumstances in which Silverleaf is entitled to specific performance of such obligation under the merger agreement, Silverleaf may (a) as a third party beneficiary, enforce the Cerberus Guarantor’s obligation to fund the equity financing (subject to the terms of the equity commitment letter) or (b) cause Resort Holdings to enforce the Cerberus Guarantor’s obligation to fund the equity financing (subject to the terms of the equity commitment letter).

•	Limited Guarantee of the Cerberus Guarantor.

•

Concurrently with the execution of the merger agreement, the Cerberus Guarantor delivered the limited guarantee in favor of the Company guaranteeing, subject to the terms and conditions contained therein, the payment and performance obligations of Resort Holdings and Merger Sub under the merger agreement; provided that (a) if all conditions to Resort Holdings’ obligations have been satisfied at the time when the closing would have occurred but for the failure of the equity financing to be funded or the failure of specific conditions to Silverleaf’s obligation to close, then upon the funding of the equity financing, the Cerberus Guarantor’s guarantee of the obligations under the merger agreement will be deemed satisfied; and (b) if Silverleaf exercises its right to terminate the merger agreement as a result of a breach by Resort Holdings and receive the Parent Termination Fee, the Cerberus Guarantor’s guarantee of the obligations will be deemed satisfied upon payment of the Parent Termination Fee.

•	Silverleaf may enforce its rights under the limited guarantee directly against the Cerberus Guarantor.

•	If Resort Holdings or Merger Sub is in breach of its obligations under the merger agreement, Silverleaf may take all actions under applicable law to enforce its rights under the limited guarantee.

•

The limited guarantee may not be revoked or terminated until the obligations thereunder have been satisfied in full; provided that the limited guarantee will terminate upon the earlier of the effective time and the 90th day after the termination of the merger agreement in accordance with its terms, unless prior to the end of such 90 day period, Silverleaf has commenced a proceeding to enforce its rights under the merger agreement, the equity commitment letter or the limited guarantee (in which case the limited guarantee shall terminate upon the final resolution of such proceeding or written agreement of the parties).

•	Ability to Withdraw or Change Recommendation. The merger agreement permits the Board to:

•

change its recommendation that Silverleaf’s shareholders vote in favor of the merger agreement under certain limited circumstances, if the failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law, and the terms of the merger agreement that permit us, under certain circumstances, and subject to certain conditions more fully described in the section entitled “The Merger Agreement—No Solicitation; Changes in Recommendation” beginning on page [    ]; and

•

furnish information to and conduct negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition of Silverleaf that constitutes or could reasonably be expected to result in a superior proposal (as defined in the merger agreement), subject to the payment to Cerberus of a termination fee.

•

Reasonableness of Termination Fee. Our Board determined that the termination fee payable by the Company in the event of certain termination events under the merger agreement is within the customary range of termination fees for transactions of this type.

•

Reverse Termination Fee. The fact that Resort Holdings is obligated to pay the Company a reverse termination fee of $10 million in certain circumstances if Resort Holdings fails to complete the merger, and the guarantee of the payment of such reverse termination fee by the Cerberus Guarantor (subject to the terms and conditions of the limited guarantee).

•

Appraisal Rights. The Company’ shareholders who do not vote in favor of the approval of the merger agreement will have, subject to the fulfillment of certain statutory conditions, the right to dissent from the merger and seek appraisal of the fair value of their shares under Texas law.

•

The Mead Voting Agreement. Robert E. Mead, our Chairman of the Board, Chief Executive Officer and President, was willing to enter into a voting agreement with each of Resort Holdings and Merger Sub whereby he would agree to vote the shares of our common stock that he beneficially owns, representing, in the aggregate, approximately 24.5% of the voting power of Silverleaf’s common stock, in favor of the merger.

Our Board also considered a variety of uncertainties and risks in its deliberations concerning the merger agreement and the merger, including the following:

•

No Shareholder Participation in Future Growth or Earnings. The fact that after the merger, our shareholders will no longer participate in any future earnings or growth of the Company and our shareholders will not benefit from any potential future appreciation in the value of the shares, including any value that could be achieved if the Company engages in future strategic or other transactions or as a result of the improvements to the Company’s operations.

•	Taxable Consideration. The fact that the gains from the merger would generally be taxable to the Company’s shareholders for U.S. federal income tax purposes.

•

Effect of Public Announcement. The possible effect of a public announcement of the merger agreement on the Company’s operations, stock price, customers, lenders, suppliers, business partners and employees and its ability to attract and retain key management and personnel.

•	Effect of Failure to Complete Transactions. The fact that, if the merger is not completed:

•	the trading price of the shares of our common stock could be adversely affected;

•	the Company will have incurred significant transaction and opportunity costs attempting to consummate the merger;

•	there are no apparent alternative transactions available to the Company;

•	the Company may lose customers, suppliers, business partners, lenders and employees;

•	the Company’s business may be disrupted; and

•	the market’s perceptions of the Company’s prospects could be adversely affected.

•

Interim Restrictions on Business. The fact that the restrictions in the merger agreement on the conduct of the Company’s business prior to the consummation of the merger, requiring the Company to operate its business in the ordinary course of business and subject to other restrictions, other than with Cerberus consent, may delay or prevent the Company from undertaking business opportunities that could arise prior to the consummation of the merger.

•

Interests of Directors and Officers. The fact that the executive officers and directors of the Company may have interests in the merger that are different from, or in addition to, those of the Company’s other shareholders.

•

Anticipated Litigation. The fact that at the time the board approved the merger agreement, it was possible that litigation might be initiated in regard to the merger that could be potentially expensive and burdensome for Silverleaf to defend.

The foregoing discussion of information and factors considered by our Board is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of merger agreement and the merger, our Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Rather, our Board viewed its determinations and recommendations as being based on the totality of information and factors presented to and considered by our Board. Moreover, each member of our Board applied his own personal business judgment to the process and may have given different weight to different factors.

For the reasons set forth above, the Board:

•	determined the merger agreement and the merger are advisable and in the best interests of Silverleaf and its shareholders,

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	resolved to submit the merger agreement and the merger to Silverleaf’s shareholders for approval; and

•	recommended that Silverleaf’s shareholders approve and adopt the merger agreement.

This explanation of Silverleaf’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page [    ].

Opinion of Gleacher & Company Securities, Inc.

Our Board retained Gleacher to provide financial advisory services in connection with the board of director’s consideration of strategic alternatives available to Silverleaf and to render a financial fairness opinion in connection with the merger. Our Board selected Gleacher to act as its financial advisor based on Gleacher’s qualifications, expertise, and reputation as a financial advisor in strategic transactions. At the meeting of the Board on February 2, 2011, Gleacher rendered its oral opinion, subsequently confirmed in writing as of the same date, and based upon and subject to the factors and assumptions set forth in such opinion, to the effect that, as of such date, the consideration of $2.50 per share in cash, without interest thereon, to be paid to the holders of our common stock in the merger was fair, from a financial point of view, to such holders.

The full text of Gleacher’s written opinion, dated as of February 2, 2011, is attached to this proxy statement as Annex B and is incorporated by reference in its entirety into this proxy statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Gleacher in connection with rendering its opinion. The summary of the opinion of Gleacher set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read the entire opinion carefully. Gleacher’s opinion is directed to the Board and addresses only the fairness, from a financial point of view, as of the date of the opinion, to the holders of our common stock of the consideration of $2.50 per share in cash, without interest thereon, to be paid to such holders in the merger. The opinion does not constitute a recommendation to any holder of our common stock as to how such holder should vote with respect to the merger or any other matter.

In arriving at its opinion, Gleacher, among other things:

•	reviewed certain publicly available financial statements and other information of Silverleaf;

•	reviewed certain internal financial statements and other financial and operating data concerning Silverleaf prepared by the management of Silverleaf;

•

analyzed certain financial projections and valuation estimates prepared by the management of Silverleaf, which projections Silverleaf has represented to Gleacher are consistent with the best judgments of Silverleaf’s management as to the future financial performance of Silverleaf and are the best currently available projections with respect to such future financial performance of Silverleaf;

•	discussed the past and current operations and financial condition and the prospects of Silverleaf with senior executives of Silverleaf;

•	reviewed the reported prices and trading activity for Silverleaf’s common stock;

•

compared the financial performance of Silverleaf and the prices and trading activity of Silverleaf’s common stock with that of certain other publicly-traded companies and their securities that Gleacher considered to be generally relevant;

•	reviewed the financial terms, to the extent publicly available, of certain transactions that Gleacher considered to be relevant;

•	reviewed a near-final draft of the merger agreement and certain related documents; and

•	performed such other analyses, studies and investigations, and considered such other factors, as Gleacher deemed appropriate.

For the purposes of its opinion, Gleacher assumed and relied upon without independent verification the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with Gleacher (including information that is available from generally recognized public sources). Gleacher assumed, with Silverleaf’s consent, that the financial projections and valuation estimates provided to Gleacher by or on behalf of Silverleaf were reasonably prepared and were consistent with the best currently available estimates and judgments of senior management of Silverleaf as to the future financial performance of Silverleaf and the other matters covered thereby. Gleacher assumed no responsibility for and expressed no view as to such projections or any other forward-looking information or the assumptions on which they were based, and Gleacher relied upon the assurances of the senior management of Silverleaf that they were unaware of any facts that would make the information provided to or reviewed by Gleacher incomplete or misleading.

In preparing its opinion, Gleacher did not perform any independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of Silverleaf or its subsidiaries. Gleacher was not furnished with any such valuations or appraisals nor did Gleacher evaluate the solvency of Silverleaf or Resort Holdings under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

In arriving at its opinion, Gleacher assumed, with Silverleaf’s consent, that the merger would be consummated in accordance with the terms set forth in the merger agreement without modification, waiver or delay and that all conditions to the merger set forth in the merger agreement would be timely satisfied and not waived. In addition, Gleacher assumed, with Silverleaf’s consent, that any governmental, regulatory or third party consents, approvals or agreements necessary for the consummation of the merger will be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect material to our analysis, have an adverse effect on Silverleaf or the contemplated benefits of the merger. Gleacher is not a legal, accounting, regulatory or tax expert and with Silverleaf’s consent, Gleacher relied, without independent verification, on the assessment of Silverleaf and its advisors with respect to such matters.

Gleacher’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Gleacher as of, February 2, 2011. Although subsequent developments may affect Gleacher’s opinion and the assumptions used in preparing it, Gleacher does not have any obligation to update, revise or reaffirm its opinion.

Gleacher’s opinion addressed only the fairness, from a financial point of view, to the holders of our common stock of the consideration of $2.50 per share in cash, without interest thereon, to be paid to such holders in the merger. Gleacher’s opinion did not express any view as to the fairness of the merger to, or any consideration of, the holders of any class of securities of Silverleaf, creditors or other constituencies of Silverleaf or its subsidiaries or any other term of the proposed merger or the other matters contemplated by the merger agreement or any related agreement. Furthermore, Gleacher’s opinion expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons relative to the merger consideration to be received by the holders of our common stock in the merger or with respect to the fairness of any such compensation. Gleacher’s opinion does not address the underlying business decision of Silverleaf to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to Silverleaf.

Gleacher’s opinion was approved by the Fairness Committee of Gleacher.

Financial Analyses by Gleacher

The following is a summary of the material analyses performed by Gleacher in connection with the delivery of its oral opinion of February 2, 2011 and the preparation of its written opinion of the same date. Some of these summaries of financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of Gleacher’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 2, 2011 and is not necessarily indicative of current market conditions.

The financial analyses described below are the same analyses that Gleacher performed and presented to the Board on February 2, 2011.

Historical Trading Analysis

Gleacher analyzed the closing price of shares of our common stock as of February 1, 2011, the last trading day prior to Gleacher’s delivery of its financial fairness opinion, in relation to the historical trading price of Silverleaf’s common stock. Gleacher calculated the volume-weighted average closing prices of our common stock over the one-month, three-month and six-month periods prior to February 1, 2011 and noted the 52-week high and 52-week low closing prices of Silverleaf’s common stock. Gleacher then calculated and compared the implied premiums or discounts of such closing prices to the closing price of $1.47 of our common stock on February 1, 2011, the last trading day before Gleacher’s delivery of its financial fairness opinion. In connection with its analysis, Gleacher noted that Silverleaf’s common stock is thinly traded; the median daily volume over the six months preceding February 1, 2011 was approximately 25,100 shares a day, which represents less than an aggregate dollar volume of approximately $28,000.

Trading Period	Closing Price of Common Stock	Implied Premium (Discount) of the Closing Price of Common Stock to the Closing Price of $1.47 on February 1, 2011
One-Month Volume-Weighted Average	$1.38	(6.1%)
Three-Month Volume-Weighted Average	$1.17	(20.6%)
Six-Month Volume-Weighted Average	$1.11	(24.2%)
52-Week High Market Price	$1.73	17.7%
52-Week Low Market Price	$0.71	(51.7%)

Premiums Paid Analysis

Gleacher performed a premiums paid analysis and considered the premiums paid in all cash acquisitions of domestic public companies with equity values between $50 million and $250 million over the past ten years, excluding banks, insurance companies, savings and loan institutions, investment managers and certain other financial institutions. Gleacher analyzed these transactions to determine the premium paid for the target company calculated using the closing stock price on the date that was one trading day, one week and one month prior to the announcement of the transaction.

Based on this analysis, Gleacher observed the following mean and median premia:

	1-Day Premium	1-Week Premium	1-Month Premium
Mean	43.4%	46.8%	53.3%
Median	32.2%	34.1%	38.1%

Gleacher selected a reference range of 25.0% to 50.0% based on the results of the 1-day premiums paid analysis. Gleacher then applied this reference range to the closing price of our common stock of $1.47 on February 1, 2011, the last trading day prior to Gleacher’s delivery of its financial fairness opinion, in order to determine a 25% and 50% premium to this stock price and then added the amount of such premia to this stock price. This analysis indicated the following implied per share equity value reference range for Silverleaf, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Silverleaf	Merger Consideration
$1.84 to $2.21	$2.50

In addition, Gleacher selected a reference range of 30.0% to 60.0% based on the results of the 1-month premiums paid analysis. Gleacher then applied this reference range to the closing price of our common stock of $1.12 on January 3, 2011, which was one month prior to Gleacher’s delivery of its financial fairness opinion in order to determine a 30% and 60% premium to this stock price and then added the amount of such premia to this stock price. This analysis indicated the following implied per share equity value reference range for Silverleaf, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Silverleaf	Merger Consideration
$1.46 to $1.79	$2.50

No target company or transaction used in the premiums paid analysis is identical or directly comparable to Silverleaf or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the target companies, business segments or transactions to which Silverleaf was compared. Furthermore, Gleacher observed that the market price of our common stock was subject to significant volatility due to a number of factors including low trading volume and low stock price.

Comparable Company Analysis

Gleacher reviewed and compared certain financial information and multiples for Silverleaf to publicly available information of two publicly-traded companies in the timeshare resort industry, which, in the exercise of its professional judgment and based on its knowledge of the industry, Gleacher deemed to be reasonably comparable to Silverleaf in one or more respects. Although none of the following companies is identical or directly comparable to Silverleaf or its business, Gleacher chose the following selected comparable companies for its analysis because they had publicly-traded equity securities and either focus on, or have a substantial presence in, the timeshare resort industry. These selected companies consisted of:

•	Wyndham Worldwide Corporation; and

•	Bluegreen Corporation.

For each of the selected companies, Gleacher calculated and compared certain financial information and various financial market multiples and ratios based on information obtained from SEC filings, Capital IQ and Bloomberg. For the purposes of its analyses, Gleacher reviewed a number of financial metrics, including:

•	Equity Value—generally the value of the fully-diluted shares outstanding at the closing price on February 1, 2011 less any option exercise proceeds.

•	Book Value—generally GAAP book value as reflected on the applicable company’s audited financial statements.

•	Enterprise Value—generally equity value plus debt, minority interest, preferred stock, and out-of-the-money convertible securities less cash and long-term investments.

•	EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified period of time.

With respect to Silverleaf and each of the selected companies, Gleacher calculated the multiple of equity value to book value, and the multiple of enterprise value to EBITDA for the last twelve months. The results of these analyses are summarized in the following table:

Selected Companies	Equity Value/Book Value	Enterprise Value/LTM EBITDA
Wyndham Worldwide Corporation	1.9x	8.5x
Bluegreen Corporation	0.4x	7.8x
Silverleaf Resorts	0.3x	8.5x

These multiples were calculated using financial data as of the year ended December 31, 2010 for Silverleaf and as of September 30, 2010 for Wyndham Worldwide Corp. The multiples applicable to Bluegreen Corporation were calculated using financial data as of the nine-month period ended September 30, 2010, which was then annualized. In addition, for comparison purposes, the financial information for both of the selected comparable companies were adjusted to eliminate the effect of certain non-recurring items.

Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to Silverleaf’s business. Accordingly, Gleacher’s comparison of selected companies to Silverleaf and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and Silverleaf.

Gleacher selected a reference range of 0.3x to 0.5x based on the multiple of equity value to book value for Bluegreen Corporation. In deriving the reference range, Gleacher noted that Wyndham Worldwide Corporation’s multiple did not provide an applicable comparison because its market capitalization is significantly higher than both Bluegreen Corporation and Silverleaf and it operates substantial assets in sectors other than timeshare resorts, such as hospitality, which historically trades at higher multiples to book value than companies solely focused in the timeshare industry. Gleacher then applied this reference range to Silverleaf’s book value of $205.9 million. This analysis indicated the following implied per share equity value reference range for Silverleaf, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Silverleaf	Merger Consideration
$1.59 to $2.60	$2.50

Gleacher selected a reference range of 7.5x to 8.5x based on the results of the analysis of enterprise value to EBITDA for the last twelve months. Gleacher then applied this reference range to Silverleaf’s EBITDA for the last twelve months of $50.9 million. This analysis indicated the following implied per share equity value reference range for Silverleaf, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Silverleaf	Merger Consideration
$0.22 to $1.52	$2.50

Precedent Transaction Analysis

Gleacher reviewed certain financial information relating to selected publicly-announced transactions involving target companies in the timeshare and hospitality industry that it deemed relevant. The selected transactions were selected because the target companies were deemed to be similar to Silverleaf in one or more respects including the nature of their business, size, diversification, financial performance or geographic concentration. No specific numeric or other similar criteria were used to select the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded. Gleacher identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the proposed transaction. The selected transactions analyzed were the following:

Date Announced	Acquiror	Target
12/18/09	Thayer Lodging Group	Interstate Hotels
03/09/07	Diamond Resorts	Sunterra
02/04/03	Cendant (nka Wyndham)	FFD Development
04/18/02	Cendant (nka Wyndham)	NOVASOL AS
04/01/02	Cendant	Trendwest Resorts
12/17/01	Cendant	Equivest Finance
11/02/00	Cendant	Fairfield Communities
09/14/99	Equivest Finance	Peppertree Resorts
07/19/99	Starwood Hotels & Resorts	Vistana
07/21/98	Equivest Finance	Eastern Resorts
08/18/97	Vistana	Success Development Group
08/11/97	Fairfield Communities	Vacation Break USA
06/15/97	Signature Resorts	LSI Group Holdings
05/15/97	Signature Resorts	Plantation Resort Group
09/23/96	Signature Resorts	AVCOM International

Although the selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them was either identical or directly comparable to the merger or Silverleaf.

For each of the selected transactions, Gleacher calculated and compared the enterprise value target company to such companies’ EBITDA for the preceding twelve months. Such multiples for the selected transactions were based on publicly available information at the time of the relevant transaction and Bloomberg. The results of these analyses are summarized in the following table:

	Max	Min	Median	Mean
Enterprise Value/LTM EBITDA	11.9x	7.1x	9.0x	9.2x

Gleacher selected a range of 8.5x to 10.0x based on the median for the multiples found in the transactions listed above and applied this range to Silverleaf’s EBITDA for the last twelve months of $50.9 million. This analysis indicated the following implied per share equity value reference range for Silverleaf, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Silverleaf	Merger Consideration
$1.52 to $3.39	$2.50

Discounted Cash Flow Analysis

Gleacher performed a discounted cash flow analysis in connection with the preparation and delivery of its opinion. A discounted cash flow analysis estimates the present value of a company’s common stock as a function of the company’s estimated future cash flows over a period of several years.

Gleacher performed a discounted cash flow analysis using financial projections prepared and provided to Gleacher by Silverleaf’s management for the period from January 1, 2011 through December 31, 2014. Gleacher selected terminal values for Silverleaf generally consistent with a range of historical multiples of enterprise value to EBITDA in the industry. For purposes of its analysis, Gleacher used discount rates ranging between 22.5% and 27.5%, based on the estimated cost of capital of Silverleaf, which included consideration of historical rates of return for the companies analyzed in the Comparable Company analysis above, market borrowing rates available to companies comparable to Silverleaf, risks inherent in the industry, and risks common to companies with comparable market capitalization. Gleacher applied these discount rates to the projected levered cash flows derived from management’s projections to determine the present value of Silverleaf’s projected cash flows. Gleacher took these results and divided by the number of outstanding shares of Silverleaf common stock to derive the implied price per share of Silverleaf common stock.

In connection with its discounted cash flow analysis, Gleacher relied on the following material assumptions, which were provided by management of Silverleaf:

•	Total revenue growth was assumed at 6.5% in 2011, 3.1% in 2012, 2.6% in 2013 and 1.3% in 2014;

•	Customers will make down payments of 24% of purchase price;

•	Weighted average interest rate on newly originated receivables will be 17%;

•	Loss estimate on new originations assumed at 25%, 24%, 23% and 23% by year from 2011 through 2014;

•	$54.2 million used in 2011-2014 to build inventory, primarily to build upgrade product;

•	Annual capital expenditures of $1.2 million; and

•	Assumes excess leverage capacity of up to 75% leverage limit on eligible collateral used to generate additional cash flows.

Based on the discount rate and other assumptions set forth above, the discounted cash flow analysis indicated the following implied per share equity value reference range for Silverleaf, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Silverleaf	Merger Consideration
$2.21 to $4.01	$2.50

Net Asset Value Analysis

Gleacher performed a net asset value analysis to establish the net asset value per share of our common stock. Based on the assumptions provided by management, Gleacher calculated a range of fair market values for Silverleaf’s assets of $250.6 million to $311.0 million. For the purposes of this analysis, Gleacher determined the present value of Silverleaf’s residual interest in its term securitizations and its warehouse facilities using a range of discount rates of 22.5% to 27.5%, which were the discount rates selected in its discounted cash flow analysis described above. In addition, using assumptions on estimated default rates provided by management of Silverleaf Gleacher discounted Silverleaf’s unpledged notes receivable (representing primarily notes not eligible for securitization or warehouse financing) and accrued interest income by 65.0% to 75.0%. Gleacher then subtracted the senior subordinated note balance of $7.7 million, other indebtedness of $7.9 million, accounts payable balances and taxes payable of $12.8 million, estimated transaction expenses of $9.0 million to $10.0 million and other liabilities from this total asset value to arrive at a range of net asset values of $45.3 million to $107.9 million post-transaction costs with the following implied per share equity value reference range for Silverleaf, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for Silverleaf	Merger Consideration
$1.19 to $2.83	$2.50

General

In connection with the review of the merger by our Board, Gleacher performed a variety of financial analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Gleacher considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Gleacher believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying the analyses and opinions. In addition, Gleacher may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Gleacher’s view of the actual value of Silverleaf or its business. In performing its analyses, Gleacher made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Silverleaf, Silverleaf’s management or Gleacher. Any estimates contained in Gleacher’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Gleacher conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, to the holders of our common stock of the consideration of $2.50 per share in cash, without interest thereon, to be paid to such holders in the merger and in connection with the delivery of its opinion to our Board. These analyses do not purport to be appraisals or to reflect the prices at which businesses actually could be bought or sold.

The merger consideration to be paid pursuant to the merger was determined through negotiations between our Board and Resort Holdings and was approved by the Board. Gleacher provided advice to the Board during these negotiations. Gleacher did not, however, recommend any specific merger consideration to Silverleaf or the Board or that any specific merger consideration constituted the only appropriate consideration for the merger.

Gleacher’s opinion and its presentation to the Board were one of many factors taken into consideration by the Board in deciding to approve the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the merger consideration or of whether the Board would have been willing to agree to different consideration. The foregoing summary does not purport to be a complete description of the financial analyses performed by Gleacher.

In the ordinary course of business Gleacher and certain of its affiliates may trade the securities of Silverleaf, any portfolio company of Cerberus, or any of their respective affiliates for their own account and for accounts of customers, and may at any time hold a long and short position in any such securities.

Gleacher acted as the financial advisor to the Board in connection with, and participated in certain of the negotiations leading to, the merger. Pursuant to the terms of the September 15, 2010 engagement letter between Gleacher and the Company, as amended by a December 8, 2009 amendment and as further amended by that certain March 8, 2011 agreement and acknowledgement between Gleacher, the Company and Durham (the “March 2011 Agreement and Acknowledgement”) the Company agreed to pay Gleacher the following: an announcement fee equal to $500 thousand paid by the Company in connection with the February 3, 2011, announcement of the execution of the merger agreement, which will be credited against payment of the M&A success fee; an M&A success fee equal to the greater of $3.5 million or 5% of the total cash consideration payable for the purchase of the fully-diluted shares of Company common stock upon the consummation of the merger; an opinion fee of $1.0 million, which if paid shall be credited against payment of the M&A success fee; and in the event that there is a termination by Resort Holdings for which the Company is owed a break-up fee, the Financial Advisor will be entitled to 25% of any such break-up fee. In addition, Silverleaf has agreed to pay Gleacher an amount equal to 2.5% of the value of certain capital contributions made to Silverleaf by its equity owners within one year following the closing of the merger. Silverleaf will also reimburse certain of Gleacher’s expenses and indemnify Gleacher for liabilities relating to or arising out of this engagement. In connection with Durham’s work to source financing for Silverleaf from Cerberus, Durham has been paid $350 thousand, with a subsequent $500 thousand fee to be due and payable by the Company upon the closing of the merger, pursuant to a November 19, 2010 agreement with the Company, as amended by the March 2011 Agreement and Acknowledgement. This $500 thousand payment to Durham will be offset by a corresponding reduction in

Gleacher’s M&A success fee, pursuant to our engagement letter with Gleacher, as amended by the March 2011 Agreement and Acknowledgement. In December 2010, Gleacher acted as co-underwriter on Silverleaf’s term securitization of Timeshare Loan-Backed Notes Series 2010-B and received compensation for such services.

Voting Agreement

In connection with the transactions contemplated by the merger agreement, contemporaneously with the execution and delivery of the merger agreement, each of Resort Holdings, Merger Sub and Robert E. Mead, our Chairman of the Board, Chief Executive Officer and President, entered into the Mead voting agreement on February 3, 2011, under which Mr. Mead agreed to vote as a shareholder of the Company in favor of the merger pursuant to the terms and conditions of the Mead voting agreement. As of the record date, Mr. Mead beneficially owned, through his control over shares held in a voting trust, in the aggregate 9,349,417 shares, representing approximately 24.5% of the voting power thereof.

Pursuant and subject to the terms of the Mead voting agreement, Mr. Mead agreed, among other things, to vote all of the shares of the Company’s common stock beneficially owned by him in favor of the adoption of the merger agreement and any transactions contemplated thereby, including the merger, and against any “takeover proposal” (as defined in the merger agreement). Mr. Mead also agreed to waive any appraisal or similar rights and, subject to limited exceptions, not to transfer any shares of Company common stock beneficially owned by him without the prior written consent of Resort Holdings. The Mead voting agreement terminates automatically upon the termination of the merger agreement.

Interests of Certain Persons in the Merger

In considering the recommendation of the Board with respect to the merger, you should be aware that certain of Silverleaf’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our shareholders generally. These interests relate to:

•

Equity securities held by our directors and executive officers, including shares of common stock and options to purchase shares of common stock, the vesting of such options which, for certain directors and executive officers, will be accelerated by the consummation of the merger agreement;

•	Arrangements for the indemnification of Silverleaf’s directors and officers by the surviving corporation following the merger; and

•	Change of control, severance and retention arrangements covering Silverleaf’s executive officers.

The Board was aware of these differing interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and the merger and to recommend that you vote in favor of adopting the merger agreement and approving the merger. These interests, to the extent material, are described below.

Shares Held by Directors and Executive Officers

As of the close of business on January 31, 2011, the current directors and executive officers of Silverleaf were deemed to beneficially own approximately 12,259,573 shares of Silverleaf common stock, which represented approximately 30.81% of the shares of Silverleaf common stock outstanding on that date. These directors and executive officers will receive, along with all shareholders of the Company, $2.50 per share of common stock and if they hold options, the difference between the option’s exercise or “strike price” and $2.50. Beneficial ownership is determined in accordance with the rules of the SEC, as described below under “Interests of Certain Persons in the Merger.”

The following chart details the aggregate amount of merger consideration to be received by each of the Silverleaf directors and executive officers based on the number of shares of common stock and outstanding options held by each person:

Director/Executive	Positions	Shares Owned	Shares Consideration	Options	Options Consideration	Merger Consideration
Robert E. Mead	CEO/Director	9,349,417	$23,373,543	—	$—	$23,373,543
Harry J. White, Jr.	CFO	438,622	$1,096,555	175,000	$105,875	$1,202,430
Edward L. Lahart	COO	368,419	$921,048	175,000	$105,875	$1,026,923
David T. O’Connor	Sr EVP	—	$—	543,269	$910,543	$910,543
Joe W. Conner	COO	—	$—	543,269	$910,543	$910,543
Thomas J. Morris	EVP	—	$—	442,000	$340,835	$340,835
Michael D. Jones	CIO	50,100	$125,250	100,000	$60,500	$185,750
Sandra G. Cearley	Corp Secretary	50,360	$125,900	25,000	$15,125	$141,025
J. Richard Budd, III	Director	121,867	$304,668	190,000	$298,950	$603,618
James B. Francis, Jr.	Director	115,000	$287,500	75,000	$45,375	$332,875
Herbert B. Hirsch	Director	115,000	$287,500	75,000	$45,375	$332,875
Michael A. Jenkins	Director	1,000	$2,500	75,000	$73,500	$76,000

		10,609,785	$26,524,463	2,418,538	$2,912,496	$29,436,958

Existing Employment Agreements with Silverleaf

Each of our executive officers (other than Robert E. Mead, whose employment agreement expired according to its own terms on December 31, 2010), has an employment agreement which contains “change of control” provisions. Such “change of control” provisions provide that the executive officer will be paid severance pay equal to two times the total cash compensation received by the executive officer for the immediately preceding calendar year (including base compensation, commissions, bonuses, and similar cash items, but excluding fringe benefits, vehicle usage and similar non-cash items) if such employee is terminated after a change of control for any reason other than Good Cause or if the executive officer terminates his or her employment for Good Reason. These executive officers include the following: David T. O’Connor; Harry J. White, Jr., Thomas J. Morris, Edward L. Lahart, Joe W. Conner, Michael D. Jones, and Sandra G. Cearley.

The consummation of the merger constitutes a “change of control” under each of these executive officer’s employment agreements.

“Good Cause” shall be deemed to exist if the executive officer willfully:

•	Breaches or habitually neglects the duties that the executive officer is required to perform under the terms of the employment agreement;

•	Violates reasonable and substantial rules, regulations or policies governing employee performance;

•	Refuses to obey reasonable orders in a manner that amounts to insubordination; or

•	Commits clearly dishonest acts toward Silverleaf.

Good Cause for termination of employment shall not exist unless the Employee fails to correct the activity alleged to constitute Good Cause within thirty (30) days following written notice from Silverleaf of such activity and the corrective action reasonably sought by Silverleaf.

“Good Reason” shall mean the occurrence of any of the following events after a change of control which are not cured by Silverleaf within thirty (30) days of receipt of written notice of the event constituting Good Reason from the Employee:

•	The failure by Silverleaf to pay the executive officer the compensation and benefits due the executive officer under his or her employment agreement;

•	A material diminution in the executive officer’s responsibilities or authority, or a diminution of the executive officer’s title;

•	The executive officer is required to relocate for purposes of his or her employment with Silverleaf;

•	Any material breach of the executive’s employment agreement by Silverleaf; or

•	The failure of any successor to all or substantially all of the business and/or assets of Silverleaf to assume the executive’s employment agreement.

Retention Bonus Plan Authorized in Connection with the Merger

On December 30, 2010, the Company adopted a retention plan called the Silverleaf Resorts, Inc. Retention Bonus Plan (the “retention plan”) in order to provide an incentive to selected key employees to continue to contribute to the Company through the consummation of a sale transaction involving the Company. Pursuant to the retention plan, the Board may allocate to certain eligible employees a percentage of a bonus pool totaling $615,000. Amounts awarded under the retention plan will be distributed on the closing date or within 10 business days after the closing date.

An employee is eligible to receive a percentage of the bonus pool under the retention plan if (a) he or she is an employee of the Company in good standing on the closing date and throughout the 10 day period during which bonuses are distributed, or (b) his or her employment with the Company was terminated within the 60 day period preceding the closing date either (i) by the Company without cause or (ii) upon his or her death or permanent disability. Additionally, an employee’s eligibility to receive a bonus allocation will be determined at the Board’s discretion based on certain factors that the Board deems relevant, including, without limitation, the employee’s dedication and contribution to the Company, the role that the employee played in facilitating the merger transaction for the benefit of all shareholders, and the demands on the employee’s schedule. Because of the discretionary nature of the plan, not all employees meeting the above criteria are expected to receive a bonus allocation under the retention plan.

The following executives are participants in the retention plan, with the following maximum incentive payments payable set forth in the chart, below:

Executive	Title	Amount of Retention Bonus
Thomas J. Morris	EVP	$500,000
Harry J. White, Jr.	CFO	$50,000
Joe W. Conner	COO	$50,000
Sandra G. Cearly	Corporate Secretary	$15,000

The retention plan may be amended or terminated at any time by action of the Board.

Employment Arrangements with Silverleaf Following the Merger

In its preliminary offer delivered to the Company on October 8, 2010, Cerberus proposed that the proposed acquisition be conditioned on implementing appropriate employment agreements with senior management. During the early discussions with Cerberus, Cerberus indicated its desire for senior management to invest as equity owners in the Company following the closing. No specific employment terms or equity participation level was proposed at that time. The Company informed Cerberus that it would not agree to condition the closing of the proposed transaction on the execution of employment agreements with senior management, and of its belief that senior management would not agree to any equity participation.

On December 22, 2010, management conveyed to Cerberus a draft management compensation term sheet and draft employment agreements for senior management.

In the initial mark-up of the proposed merger agreement from counsel to Cerberus delivered to the Company on January 6, 2011, Cerberus did not request a closing condition based on the execution of employment agreements with senior management, but did indicate that it desired to discuss the treatment of in-the-money options. Subsequent conversations between counsel for the Company and Cerberus revealed that the proposed continuation of management options was being considered by Cerberus as a way to have management continue their equity ownership in the Company following the closing. The request for management participation in the Company was subsequently withdrawn and was not included as a part of the merger agreement. As a result, the merger agreement is not conditioned upon management executing new employment agreements with Cerberus at closing or committing to invest any equity in the Company following the closing. Further, Cerberus did not discuss the term sheet or the draft employment agreements with the management team or other representatives of the Company prior to the execution of the merger agreement.

Following the execution of the merger agreement, representatives of Cerberus and members of senior management of the Company held discussions regarding proposed terms for future employment, future long-term incentive arrangements and future investment by management of a portion of the proceeds from the sale transaction directly or indirectly in the Company. As of the date of this proxy statement, no definitive agreements have been entered into regarding such matters and the parties have not otherwise agreed in principal on any such terms.

Arrangements for the Indemnification of Directors and Executive Officers.

The merger agreement provides that for a period of 6 years after the effective time, Resort Holdings and the surviving corporation (a) will maintain in effect the exculpation, indemnification and advancement of expenses, and arrangement of self-insurance provisions of Silverleaf’s and any of its subsidiaries’ articles of incorporation, bylaws or similar organizational documents in effect immediately prior to the effective time or in any indemnification agreements of Silverleaf or its subsidiaries with any of their respective current or former directors, officers or employees in effect as of February 3, 2011, with respect to actions or omissions taken at or prior to the effective time; and (b) will not amend, repeal or otherwise modify any of the foregoing provisions in any manner that would adversely affect the rights thereunder of any current and former director and officer of Silverleaf and its subsidiaries (each, an “indemnified party”); provided that all rights to indemnification with respect to any action, claim, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “action”) pending or asserted, or any claim made within such period, will continue until the disposition of such action or the resolution of such claim.

The merger agreement also provides that, subject to certain limited exceptions, from and after the effective time and to the fullest extent permitted by applicable law, Resort Holdings and the surviving corporation will indemnify and hold harmless (and advance funds for) each indemnified party against any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action relating to acts or omissions of the indemnified party occurring at or prior to the effective time (and with respect to current and former directors, occurring before or after the effective time), in connection with such persons serving as an officer, director or other fiduciary of Silverleaf or any other entity if such service was at the request of or for the benefit of Silverleaf or any of its subsidiaries to the same extent as provided in Silverleaf’s and any of its subsidiaries’ articles of incorporation, bylaws or similar organizational documents in effect immediately prior to the effective time or in any indemnification agreements of Silverleaf or its subsidiaries in effect as of February 3, 2011. Any indemnified party to whom amounts are advanced in respect of legal and other fees, costs and expenses will provide to the surviving corporation an undertaking to repay such advances, to the extent required by law. For a more complete description of these obligations, please see “The Merger—Indemnification and Insurance”.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders of Silverleaf common stock whose shares are converted to cash in the merger. This discussion does not address the consequences of the merger under the tax laws of any state, local or foreign jurisdiction or U.S. federal laws other than U.S. federal income tax laws, and does not address tax considerations applicable to holders of preferred stock, stock options, restricted stock, restricted stock units or to holders who receive cash pursuant to the exercise of dissenters’ rights. In addition, this discussion does not describe all of the U.S. federal income tax consequences that may be relevant to particular classes of taxpayers, including persons who are not citizens or individual residents of the United States, persons who are subject to alternative minimum tax or whose functional currency is not the U.S. dollar, persons who acquired their shares of Silverleaf common stock through the exercise of an employee stock option or otherwise as compensation, persons who hold their shares of Silverleaf common stock as part of a hedge, straddle or conversion transaction, persons whose shares of Silverleaf common stock are not held as a capital asset for tax purposes or persons who are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Code”), such as financial institutions, mutual funds, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies or traders in securities who elect to apply a mark-to-market method of accounting.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the U.S. federal income tax consequences to you as described herein.

For purposes of this discussion, a U.S. holder means a beneficial owner of Silverleaf common stock who is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (a) that is subject to the primary jurisdiction of a court within the United States and the control of one or more United States persons or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

The U.S. federal income tax consequence to a partner in an entity or arrangement treated as a partnership, for U.S. federal income tax purposes, that holds Silverleaf common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Silverleaf common stock are urged to consult their own tax advisors.

The receipt of cash for shares of Silverleaf common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you receive cash in exchange for your shares of Silverleaf common stock pursuant to the merger, you will recognize capital gain or loss equal to the difference, if any, between the cash received (before reduction for any applicable withholding tax) and your adjusted tax basis in the shares of Silverleaf common stock exchanged in the merger. Gain or loss will be determined separately for each block of your shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger. The deductibility of capital losses is subject to limitations.

In general, information returns will be filed with the Internal Revenue Service in connection with payments to you pursuant to the merger, unless you are an exempt recipient. You may be subject to backup withholding at a 28% rate on the receipt of cash pursuant to the merger. In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against your U.S. federal income tax liability provided you timely furnish the required information to the Internal Revenue Service.

The U.S. federal income tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, you are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the effects of applicable foreign, state, local and other tax laws.

Litigation Related to the Merger

On February 10, 2011, a putative class action styled Wayne Tucker, individually and on behalf of all others similarly situated vs. Silverleaf Resorts, Inc., et al. was filed in the District Court of Dallas County, Texas and assigned to the 116th Judicial District Court. On March 1, 2011, the plaintiff amended his petition and re-cast his claims as a shareholder derivative action (the “Tucker Derivative Suit”). The plaintiff purports to assert claims on behalf of Silverleaf against each member of the Company’s Board, as well as Cerberus and its affiliate companies, Resort Holdings and Merger Sub based on the proposed acquisition of the Company by Resort Holdings. Specifically, the plaintiff claims that the consideration of $2.50 per common share in the proposed transaction is unfairly low and inadequate and that the Company’s Directors breached their fiduciary duties by allegedly (i) initiating a process to sell the Company that undervalues the Company and vests them with benefits not shared equally by the Company’s public shareholders, (ii) by agreeing to a termination fee in the merger agreement, and by (iii) not fully informing themselves of the Company’s value or disregarding it in the proposed acquisition. The plaintiff also claims that Cerberus aided and abetted in the breaches of fiduciary duty by the Company’s Directors. Among other relief, the plaintiff seeks to enjoin the proposed transaction. None of the named defendants have yet responded to the Tucker Derivative Suit Action.

On February 16, 2011, a purported shareholder derivative lawsuit styled Alan Grove, derivatively on behalf of Silverleaf Resorts, Inc. v. Robert Mead, et al. was filed in the District Court of Dallas County, Texas and was assigned to the 193rd Judicial District Court (the “Grove Derivative Suit”). The plaintiff purports to assert claims on behalf of the Company against each member of the Board and Resorts Holdings and Merger Sub. The factual allegations are similar to those alleged in the Tucker Derivative Action and the plaintiff alleges that the Company’s Directors breached their fiduciary duties in connection with the proposed acquisition and that the Company and Resort Holdings and Merger Sub aided and abetted the Directors’ breaches of fiduciary duty. Among other relief, the plaintiff seeks to enjoin the proposed transaction or to recover rescissory damages if the transaction is consummated.

On February 22, 2011, a purported shareholder derivative suit styled Shaun Stacks, Derivatively on behalf of Silverleaf Resorts, Inc. v. Robert Mead et al. v. Silverleaf Resorts, Inc., a nominal party was filed in the District Court of Dallas County, Texas and was assigned to the 191st Judicial District Court (the “Stacks Derivative Suit”). The plaintiff purports to assert claims on behalf of the Company against each of the Company’s Directors, as well as Cerberus. The factual allegations are similar to those alleged in the Tucker and Grove Derivative Suits and the plaintiff alleges that in connection with the proposed acquisition, the Company’s Directors breached their fiduciary duties, that all defendants are liable for “abuse of control,” “gross mismanagement,” and “waste of corporate assets,” and that Cerberus aided and abetted the Directors’ alleged breach of fiduciary duties. Among other relief, the plaintiff seeks to enjoin the proposed transaction and to recover damages from defendants arising from the proposed transaction.

None of the named defendants have yet responded to the Derivative Suits. The plaintiffs in each of the three Derivative Suits have jointly moved to transfer the Grove and Stacks Derivative Suits (and any later, similar suits) to the 116th Judicial District Court and to consolidate the three Derivative Suits as a case styled In re Silverleaf Resorts, Inc. Derivative Litigation. That motion has not yet been ruled upon.

In addition, on February 16, 2011, the Company received a written demand from legal counsel for Frank Parker, Carlos Tapia, and Leslie Neil Hull, purported shareholders of the Company. These purported shareholders allege that the Directors breached their fiduciary duties in connection with the proposed acquisition based generally on similar allegations as set forth in the three Derivative Suits and they demand that the Company pursue legal action against the Directors. The Company has not yet responded to the written demand.

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the Agreement and Plan of Merger, dated as of February 3, 2011, among Resort Holdings, Merger Sub and Silverleaf, which is referred to as the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. Silverleaf urges you to read the merger agreement carefully in its entirety, as well as this proxy statement, before making any decisions regarding the merger.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with the TBOC, Merger Sub, a Texas corporation and a wholly-owned subsidiary of Resort Holdings, will merge with and into Silverleaf, and Silverleaf will survive the merger as a wholly-owned subsidiary of Resort Holdings. No federal or state regulatory requirements or approvals must be complied with or obtained in connection with the consummation of the merger.

Closing and Effective Time of the Merger

The closing of the merger will occur on the fifth business day after the conditions to the completion of the merger have been satisfied or waived, or as otherwise agreed to by Silverleaf and Merger Sub, or at such other time as Silverleaf and Resort Holdings may agree in writing. The merger will become effective at such time (the “effective time”) as the certificate of merger is filed with the Texas Secretary of State (or at such later time as may be agreed to by Silverleaf and Merger Sub in writing and specified in the certificate of merger).

Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation. Certain officers of Silverleaf (i.e. each vice president and other more senior officer) immediately prior to the effective time will be the initial officers of the surviving corporation. The directors and officers of the surviving corporation will serve in accordance with the charter and bylaws of the surviving corporation until their respective successors are duly elected and qualified, or until the earlier of their death, resignation or removal.

Charter and Bylaws of the Surviving Corporation

At the effective time:

•	the articles of incorporation of Silverleaf, as in effect immediately prior to the effective time, will be the certificate of formation of the surviving corporation; and

•	the bylaws of Silverleaf, as in effect immediately prior to the effective time, will be the bylaws of the surviving corporation.

Consideration to be Received in the Merger

Common Stock. At the effective time, each outstanding share of common stock (other than treasury stock, shares held by the Company’s wholly-owned subsidiaries and dissenting shares) will be converted into the right to receive $2.50 in cash, without interest and less applicable withholding tax (the “merger consideration”). For example, if you currently own 100 shares, you will be entitled to receive $250 (or 100 × $2.50) in cash, less any applicable withholding tax. As a result of this conversion, after the merger is completed, our shareholders (other than holders of dissenting shares, who will instead be entitled to such rights as are granted by Subchapter H of

Chapter 10 of the TBOC) will have only the right to receive this consideration, and will no longer have any rights as shareholders, including voting or other rights. Shares held as treasury stock or owned by Silverleaf’s wholly-owned subsidiaries will be canceled at the effective time.

Dissenting Shares. A holder of common stock may exercise dissenters’ rights available under Subchapter H of Chapter 10 of the TBOC, which is included with this proxy statement as Annex E. The shares held by holders who have properly exercised dissenters’ rights will not be converted into the right to receive the consideration discussed above, but will instead be entitled to such rights as are granted by Subchapter H of Chapter 10 of the TBOC.

Procedure for Receiving Merger Consideration

Resort Holdings will appoint a paying agent (approved by Silverleaf) for the payment of the applicable merger consideration in exchange for shares and for the Company stock options. As soon as reasonably practicable, and in any event not later than the fifth business day following the effective time, Resort Holdings and the surviving corporation will cause the paying agent to mail to each holder of record of common stock a letter of transmittal and instructions for effecting the surrender of stock certificates or book entry shares in exchange for the payment of the consideration described above to be made to the holder of such certificates or book entry shares. Upon surrender or transfer of shares to the paying agent, together with a properly completed letter of transmittal and such other evidence as the paying agent may reasonably require, the holder of such shares will be entitled to receive the applicable consideration for each share of common stock.

After the effective time, each certificate that previously represented shares will be canceled and, subject to compliance with the procedures described above, exchanged for the applicable merger consideration as described above under “The Merger Agreement—Consideration to be Received in the Merger.”

Silverleaf and Resort Holdings are not liable to holders of common stock for any amount delivered to a public official under applicable abandoned property, escheat or similar laws.

Shareholders should not return their stock certificates with the enclosed proxy card and should not forward stock certificates to the paying agent without a letter of transmittal.

Treatment of Options

Except as otherwise agreed in writing by the Company, Resort Holdings, and the applicable holder of a Company stock option, each Company stock option granted under any of the Company’s 1997 Stock Option Plan, 2003 Stock Option Plan, or 2008 Stock Option Plan, whether vested or unvested, that is outstanding or that is required to be treated as outstanding immediately prior to the effective time shall, as of the effective time, become fully vested and be converted into the right to receive an amount in cash in U.S. dollars equal to the product of (a) the total number of shares of Company common stock subject to such Company stock option and (b) the excess, if any, of the amount of the merger consideration over the exercise price per share of Company common stock subject to such Company stock option, with the aggregate amount of such payment rounded to the nearest cent, subject to any applicable withholding taxes.

Representations and Warranties

The merger agreement contains representations and warranties made by Silverleaf to Resort Holdings and Merger Sub, and representations and warranties made by Resort Holdings and Merger Sub to Silverleaf. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. The assertions embodied in Silverleaf’s representations and warranties are qualified by certain disclosures that Silverleaf made to Resort Holdings and Merger Sub in connection with the negotiation of the merger agreement as well as information contained in a confidential disclosure schedule that Silverleaf provided to Resort Holdings and Merger Sub in connection with the merger agreement. The representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. Accordingly, Silverleaf’s shareholders should not rely on representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be reflected in Silverleaf’s public disclosures. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. This description of the representations and warranties is included to provide Silverleaf’s shareholders with information regarding the terms of the merger agreement. The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings Silverleaf publicly files with the SEC. See the section entitled “Where You Can Find More Information.”

In the merger agreement, Silverleaf made a number of representations and warranties to Resort Holdings and Merger Sub, and Resort Holdings and Merger Sub made a number of representations and warranties to Silverleaf. The parties’ reciprocal representations and warranties relate to, among other things:

•	due organization, valid existence and good standing, and corporate power and authority to enter into the merger agreement and consummate the transactions contemplated thereby;

•	required regulatory filings, and consent and approval of governmental entities, in connection with the merger agreement and the merger;

•	the absence of any violation of or conflict with such party’s organizational documents or applicable laws as a result of entering into the merger agreement and consummating the merger; and

•	the proxy statement to be filed with the SEC under the Exchange Act, and the accuracy of information contained in such document as provided by such party.

In addition to the foregoing, the merger agreement contains representations and warranties made by Silverleaf to Resort Holdings and Merger Sub, including, among other things:

•	the approval of Silverleaf’s shareholders required to consummate the merger;

•	Silverleaf’s capitalization and capital structure;

•	jurisdiction of organization (or foreign qualification) and ownership of Silverleaf’s subsidiaries and joint ventures;

•	documents filed by Silverleaf with the SEC since January 1, 2008, and the accuracy of information contained in those documents;

•	the consolidated financial statements of the Company and its subsidiaries;

•	Silverleaf’s assessment of internal controls and its compliance with certain provisions of the Sarbanes-Oxley Act of 2002;

•	the absence of undisclosed material liabilities;

•	compliance with applicable legal requirements and possession of permits;

•	environmental matters;

•	employee benefit plans;

•	certain transactions with affiliates and certain related parties;

•	the absence of certain changes or events, and the absence of a material adverse effect on Silverleaf, in each case since September 30, 2010;

•	investigations, litigation and legal proceedings;

•	filing of tax returns, payment of taxes and other tax matters;

•	labor matters;

•	intellectual property, data collection and privacy policies;

•	information technology, including, among other things, Silverleaf’s precautions to preserve and protect proprietary products, technology and trade secrets;

•	properties and assets;

•	clubs and associations of Silverleaf (and financial information related to the clubs and associations) and management agreements related to the clubs and associations;

•	vacation interval registrations and compliance with laws related to the marketing, offering and sale of vacation intervals;

•	insurance covering Silverleaf’s properties, operations, personnel and businesses;

•	receipt of opinion from Gleacher;

•	material contracts;

•	the absence of undisclosed finders’ or brokers’ fees;

•	the inapplicability of certain state takeover statutes; and

•	securitization transactions and securitization instruments.

In addition, the merger agreement contains various representations and warranties made by Resort Holdings and Merger Sub to Silverleaf including those regarding the commitment of the Cerberus Guarantor to provide the equity funding necessary to consummate the transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

Except (a) as expressly set forth in the merger agreement, (b) as required by applicable law or governmental authority, or (c) with the prior written consent of Resort Holdings, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, Silverleaf has agreed to, and to cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice, and use its commercially reasonable best efforts to preserve intact its business organizations, goodwill and significant business relationships with third parties and to keep available the services of its present key officers and key employees.

In addition, except as set forth in the merger agreement or with the prior written consent of Resort Holdings, Silverleaf may not, nor may it permit its subsidiaries, among other things and subject to certain exceptions, to:

•	adjust, split, combine or reclassify any shares of its capital stock or otherwise amend the terms of its capital stock;

•

make, declare, set aside or pay any dividend or other distribution (except for dividends or distributions paid by wholly-owned subsidiaries of the Company to the Company or any other wholly-owned subsidiary thereof), or redeem, purchase or otherwise acquire or encumber any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except in connection with cashless exercises of stock options outstanding as of February 3, 2011, under the Company’s option plans;

•	enter into any derivative agreements, other than derivative agreements entered into in the ordinary course of business;

•

grant any person or entity any right to acquire any shares of Silverleaf’s capital stock or other equity securities, except for Silverleaf stock options outstanding as of February 3, 2011, in the ordinary course of business;

•

issue, deliver, sell, grant, dispose of or pledge, or authorize the issuance, delivery, sale, grant, disposition or pledge of, (a) any shares of capital stock or other equity securities except pursuant to the exercise of Silverleaf stock options outstanding on February 3, 2011, in accordance with the terms of such instruments; (b) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any shares of Silverleaf capital stock or equity securities; or (c) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

•

purchase, sell, transfer, lease, license, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $1 million in the aggregate, other than in connection with purchases and sales in the ordinary course of business (including without limitation, vacation intervals in the ordinary course of business and receivables in the ordinary course of business to fund the sale of vacation intervals);

•

make any capital expenditures in excess of $1 million individually or $2 million in the aggregate, other than (a) pursuant to eligible loan receivables permitted to be incurred, or financed, under any receivables financing agreements in effect as of February 3, 2011, or (b) expenditures in connection with the construction of vacation projects and other capital expenditures;

•

incur, assume or become obligated for any indebtedness, guarantee or endorse any indebtedness, or make any loans, advances or capital contributions to, or other investments in, any other person or entity, other than (a) advances of out-of-pocket business expenses to employees in the ordinary course of business, (b) loans, advances, capital contributions and other investments between Silverleaf and any of its subsidiaries or between subsidiaries of Silverleaf, and (c) in connection with receivables financing agreements and inventory financing agreements (in each case, in effect as February 3, 2011) in the ordinary course of business not in excess of $250 thousand;

•	acquire, merge or consolidate with, or effect any business combination with any person or entity or all or any material portion of the assets of any person or entity;

•

enter into, renew, extend, materially amend or terminate any of its material contracts, except for (a) in the ordinary course of business consistent with past practice, (b) any contract relating to indebtedness, to the extent not prohibited under the merger agreement, and (c) any contract that Silverleaf is required to enter into, renew, extend, materially amend or terminate pursuant to and in accordance with the merger agreement;

•

except as required by law or by contracts in existence as of February 3, 2011, (a) increase the compensation or benefits of any of Silverleaf’s present or former employees, officers directors, consultants, independent contractors or service providers, except (other than with respect to directors and officers) in the ordinary course of business consistent with past practice, (b) pay or increase amounts payable under any existing pension, severance, change of control, retirement or similar benefits not required by any existing plan or agreement to any of the persons listed in the preceding clause (a), (c) enter into, renew, amend, alter, adopt, implement or commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, change in control, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment, change in control, retention severance, consulting or collective bargaining or similar agreement with or for the benefit of any person listed in the preceding clause (a), except to the extent necessary to satisfy the documentary compliance requirements with applicable laws, (d) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, (e) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any of Silverleaf’s benefit plans, except in the ordinary course of business consistent with past practice, or (f) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any of Silverleaf’s benefit plans or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles in the United States or by applicable laws;

•

initiate, settle or compromise any litigation, proceeding or investigation (a) for an amount in excess of $250 thousand individually or $500 thousand in the aggregate, (b) that restricts the business activities of Silverleaf or its subsidiaries, or (c) that relates to transactions contemplated by the merger agreement;

•

amend or waive any provision of the articles of incorporation, bylaws or other similar organizational documents of Silverleaf, any subsidiary of Silverleaf, or any special purpose vehicle that is utilized in securitization transactions involving assets of Silverleaf or its subsidiaries;

•	enter into any agreement with any of Silverleaf’s shareholders in their capacity as such, or enter into any agreement with respect to the voting of Silverleaf’s capital stock or equity securities;

•

take or omit to take any action that is intended or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the merger set forth in the merger agreement not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of the merger agreement;

•

other than in the ordinary course of business consistent with past practice, take any action or fail to take any action which action or failure to act would result in the material loss or reduction in value of any intellectual property of Silverleaf and its subsidiaries, taken as a whole;

•

enter into, extend or renew any contract or amendment that (a) grants any person or entity the right or ability to access, license or use all or a material portion of the intellectual property of Silverleaf and its subsidiaries, other than in the ordinary course of business consistent with past practice, or (b) grants any person(s) or entity(ies) the exclusive right or ability to access, license or use any portion of the intellectual property of Silverleaf and its subsidiaries;

•

enter into any “non-compete,” “non-solicit” or similar agreement that would restrict the businesses of the surviving corporation or its subsidiaries or their ability to solicit customers or employees following the effective time;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of such entity;

•

change Silverleaf’s registered public accounting firm or implement or adopt any material change in Silverleaf’s tax or financial accounting principles, practices or methods, other than as required by generally accepted accounting principles in the United States, applicable law or regulatory guidelines;

•

enter into any closing agreement with respect to taxes, settle or compromise any liability for taxes, make, revoke or change any tax election, agree to any adjustment of any material tax attribute, file or surrender any claim for a refund of taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of taxes, file any amended tax return or obtain any tax ruling;

•

enter into any new, or materially amend or otherwise materially alter any affiliate transaction or transaction which would be an affiliate transaction if such transaction occurred prior to February 3, 2011;

•

other than in the ordinary course of business consistent with past practice, make any loans to any individual (other than advances of out-of-pocket business expenses to employees, contractors or consultants in the ordinary course of business consistent with past practice) or make any material loans, advances or capital contributions to, or investments in, any other person or entity in excess of $1 million in the aggregate for all such loans, advances, contributions and investments, except for (a) transactions solely among Silverleaf and/or its wholly-owned subsidiaries, (b) as required by existing contracts disclosed pursuant to the merger agreement, or (c) receivable financing agreements and inventory financing agreements permitted under the merger agreement;

•	other than in the ordinary course of business consistent with past practice, change, in any material respect, any of Silverleaf’s credit policies or hedging strategies;

•

enter into, amend or issue any securitization transaction or securitization instrument, or create, or take any action to create, any special purpose vehicle utilized in securitization transactions involving assets of Silverleaf or any of its subsidiaries;

•

cancel any indebtedness owed to Silverleaf or any of its subsidiaries that is material, individually or in the aggregate, to Silverleaf and its subsidiaries, taken as a whole, or waive any claims or rights of substantial value; or

•	agree to take, make a commitment to take, or adopt any resolutions of the Board in support of, any of the foregoing prohibited actions.

Reasonable Best Efforts; Other Agreements

Reasonable Best Efforts. Resort Holdings, Merger Sub and Silverleaf have each agreed to use their reasonable best efforts to take all actions necessary or advisable to consummate the merger as quickly as practicable, including efforts needed to obtain all necessary regulatory and governmental approvals. If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the merger or any other transaction contemplated by the merger agreement, each of Silverleaf, Resort Holdings and Merger Sub will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger or any other transactions contemplated by the merger agreement.

Proxy Statement; Shareholders’ Meeting. Silverleaf has agreed to prepare and file with the SEC this proxy statement, to use reasonable best efforts to resolve any SEC comments relating to this proxy statement and to cause this proxy statement to be mailed to its shareholders as promptly as practicable after the proxy statement is cleared by the SEC. The merger agreement also provides that Silverleaf will hold the special meeting as promptly as reasonably practicable after such SEC clearance and will include in this proxy statement the Board’s recommendation that the Company’s shareholders vote in favor of the approval of the merger agreement and the principal terms of the merger; provided, that Silverleaf will not be prohibited from accurate disclosure in the proxy statement of factual information regarding an acquisition proposal, its material terms, and the identity of the party making such proposal and that the Board may withdraw or modify its recommendation in accordance with the merger agreement.

Discharge of Senior Subordinated Notes. The merger agreement requires Resort Holdings to arrange or provide financing to Silverleaf to allow it to discharge its 12% senior subordinated debt instruments due 2012, held beneficially by Bradford T. Whitmore and/or Grace Brothers, Ltd., an affiliate of Mr. Whitmore (and beneficial holders of approximately 19.8% of the Company’s common stock).

Other Agreements. The merger agreement contains certain other agreements, including agreements relating to notifications of certain events, public announcements and confidentiality.

Financing of the Merger

Silverleaf and Cerberus anticipate that the total funds needed to complete the merger, including the funds needed to pay Silverleaf’s shareholders the amounts due to them under the merger agreement, to repay the Company’s senior subordinated notes, and to pay related fees and expenses in connection with the transactions contemplated by the merger agreement, will be $113.8 million. Silverleaf expects this amount to be funded through equity financing of $113.8 million to be provided by the Cerberus Guarantor.

Resort Holdings has entered into a letter agreement, dated February 3, 2011, with the Cerberus Guarantor pursuant to which the Cerberus Guarantor has committed to purchase or cause to be purchased shares of capital stock of Resort Holdings for an aggregate amount of no less than $113.8 million.

The funding of the equity financing contemplated by the equity commitment letter is generally subject to the satisfaction of the conditions to Resort Holdings’ and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement. The merger agreement provides that Silverleaf may specifically enforce Resort Holdings’ obligation to cause the equity financing to be funded to fund the merger, subject to certain conditions, and the equity commitment letter provides that in circumstances in which Silverleaf is entitled to specific performance of such obligation under the merger agreement, Silverleaf may (a) as a third party beneficiary, enforce the Cerberus Guarantor’s obligation to fund the equity financing (subject to the terms of the equity commitment letter) or (b) cause Resort Holdings to enforce the Cerberus Guarantor’s obligation to fund the equity financing (subject to the terms of the equity commitment letter).

Silverleaf believes the committed amounts will be sufficient to complete the merger, repay certain Company indebtedness and allow the Company to pay the transaction expenses associated with the merger.

Limited Guarantee

Concurrently with the execution of the Merger Agreement, the Cerberus Guarantor delivered a guarantee in favor of the Company, dated February 3, 2011, which we refer to as the limited guarantee, guaranteeing, subject to the terms and conditions contained therein, the payment and performance obligations of Resort Holdings and Merger Sub under the merger agreement; provided that (a) if all conditions to Resort Holdings’ obligations have been satisfied at the time when the closing would have occurred but for the failure of the equity financing to be funded or the failure of specific conditions to Silverleaf’s obligation to close, then upon the funding of the equity financing ($113.8 million), the Cerberus Guarantor’s guarantee of the obligations under the merger agreement will be deemed satisfied; and (b) if Silverleaf exercises its right to terminate the merger agreement as a result of a breach by Resort Holdings and receive the Parent Termination Fee ($10 million), the Cerberus Guarantor’s guarantee of the obligations will be deemed satisfied upon payment of the Parent Termination Fee. The maximum amount of the aggregate liability of the Cerberus Guarantor with respect to its obligations under the limited guarantee shall not exceed $113.8 million. Silverleaf may enforce its rights under the limited guarantee directly against the Cerberus Guarantor. If Resort Holdings or Merger Sub is in breach of its obligations under the merger agreement, Silverleaf may take all actions under applicable law to enforce its rights under the limited guarantee.

The limited guarantee may not be revoked or terminated until the obligations thereunder have been satisfied in full; provided that the limited guarantee will terminate upon the earlier of the effective time and the 90th day after the termination of the merger agreement in accordance with its terms, unless prior to the end of such period, Silverleaf has commenced a proceeding to enforce its rights under the merger agreement, the equity commitment letter or the limited guarantee (in which case the limited guarantee shall terminate upon the final resolution of such proceeding or written agreement of the parties). See “The Merger Agreement—Termination Fees and Expenses.” A copy of the limited guarantee is attached to this proxy statement as Annex C and incorporated by reference herein.

Conditions to Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by all parties of various conditions, including the following:

•	obtaining the Shareholder Approval; and

•	the absence of any order or injunction restraining, enjoining, preventing or prohibiting the consummation of the merger and/or the other transactions contemplated by the merger agreement.

Silverleaf’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:

•

the representations and warranties of Resort Holdings and Merger Sub contained in the merger agreement must be true and correct in all respects as of February 3, 2011, and as of the closing date as though made at and as of the closing date, except where the inaccuracy of such representations and warranties would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Resort Holdings or Merger Sub to perform its obligations under the merger agreement to consummate the merger (provided that the representations and warranties of Resort Holdings and Merger Sub that are made as of a particular date or period must be accurate only as of such date or period);

•	Resort Holdings must have, in all material respects, performed all obligations and complied with all covenants required to be performed or complied with by it prior to the consummation of the merger;

•

Resort Holdings must have complied with its obligation to arrange or provide financing to Silverleaf to allow Silverleaf to discharge its indebtedness under the Company’s outstanding senior subordinated notes; and

•	Resort Holdings must have delivered to Silverleaf an officer’s certificate, certifying that the foregoing conditions to the completion of the merger have been satisfied.

The respective obligation of Resort Holdings and Merger Sub to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:

•

The representations and warranties of Silverleaf contained in the merger agreement must be true and correct in all respects as of February 3, 2011, and as of the closing date as though made at and as of the closing date, except where the inaccuracy of such representations and warranties would not have, individually or in the aggregate, a material adverse effect on Silverleaf (provided, that the representations and warranties of Silverleaf that are made as of a particular date or period must be accurate only as of such date or period);

•

Silverleaf must have, in all material respects, performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by it prior to the consummation of the merger;

•	The absence of a material adverse effect on the Company since February 3, 2011;

•	Silverleaf must have delivered to Resort Holdings an officer’s certificate, certifying that the foregoing conditions have been satisfied;

•

Silverleaf must have made or obtained, as the case may be, all material authorizations, consents, permits, approvals, filings and/or notifications in connection or compliance with the TBOC, the Exchange Act, the rules of the Nasdaq Stock Exchange, and any applicable laws and regulations, which are required for the execution, delivery and consummation by Silverleaf of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	All third party approvals, consents, waivers, agreements, filings and notifications which are required pursuant to the merger agreement must have been made or obtained, as the case may be;

•

Silverleaf and its subsidiaries must have: (a) at least $200 million in aggregate commitments under the Warehouse Facilities (as defined below); the advance rates thereunder must not have been materially reduced; and the eligibility criteria contained thereunder must not have been amended or modified in a manner that is materially adverse to Silverleaf or its subsidiaries; and (b) unrestricted cash and undrawn availability under the Warehouse Facilities of at least $8.5 million in the aggregate. For purposes of the merger agreement, the term “Warehouse Facilities” means the (i) Consolidated, Amended and Restated Loan and Security Agreement, dated as of February 21, 2007, between Silverleaf and Textron Financial Corporation, (ii) Loan and Security Agreement, dated as of

September 28, 2007, among Silverleaf, the lender parties thereto and Liberty Bank, (iii) Second Amended and Restated Inventory Loan and Security Agreement, dated as of December 22, 2010, between Silverleaf and CapitalSource Finance LLC and (iv) Loan and Security Agreement—Receivables, dated as of December 16, 2005, among Silverleaf, the lender parties thereto and Wells Fargo Foothill, Inc., in each case, as subsequently amended or modified; and

•

The number of shares of Silverleaf common stock which are held by shareholder(s) who did not vote in favor of the merger and for which demands for appraisal have been made pursuant to the provisions of the TBOC and not been withdrawn must not exceed 12.5% of the outstanding shares of Silverleaf common stock.

No Solicitation; Changes in Recommendations

In the merger agreement, Silverleaf has agreed that the Board will recommend that Silverleaf’s shareholders adopt and approve the merger agreement, and that neither Silverleaf nor the Board will, nor will they authorize or permit any of Silverleaf’s subsidiaries or any officer, director, employee, agent or representative of Silverleaf or any of its subsidiaries to, directly or indirectly, engage in any of the following “inconsistent actions”:

•

initiate, solicit, knowingly encourage or knowingly facilitate, or take any other action designed to, or which would reasonably be expected to lead to or result in, any inquiries or proposals that constitute a “takeover proposal,” as described below;

•	participate in any negotiations or discussions regarding any takeover proposal or furnish to any person or entity any nonpublic information with respect to a takeover proposal;

•	approve, endorse or recommend, or publicly announce its intention to approve, endorse or recommend, any takeover proposal;

•

terminate, release, amend, waive or modify any provision of any confidentiality, standstill or similar agreement to which Silverleaf or any of its subsidiaries is a party (or fail to take reasonable steps to enforce the provisions of such agreements), or take any action to exempt any person or entity (other than Resort Holdings, Merger Sub and its affiliates) from any applicable anti-takeover laws or otherwise cause such restrictions not to apply;

•

enter into any letter of intent, contract or similar document accepting or relating to any takeover proposal, other than a confidentiality agreement entered into with a party making a “superior proposal,” as described below;

•

prior to receiving the Shareholder Approval, either (a) the Board authorizing Silverleaf, subject to complying with the covenants and agreements of Silverleaf contained in the merger agreement, to enter into any letter of intent, contract or similar document accepting or relating to any takeover proposal (other than a confidentiality agreement entered into with a party making a superior proposal) with respect to a superior proposal, or (b) concurrently with or immediately following the termination of the merger agreement, Silverleaf entering into any letter of intent, contract or similar document of the kind described in clause (a) above;

•

fail to make, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Resort Holdings, the Board’s recommendation that the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, be approved by Silverleaf’s shareholders at the special meeting (the “recommendation”), or fail to include the recommendation in this proxy statement (under the merger agreement, any of the foregoing actions will constitute a “change of recommendation”); or

•

take any action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Board pursuant to the rules promulgated under the Exchange Act (under the merger agreement, any of the foregoing actions, together with any change of recommendation, will constitute a “Company adverse recommendation change”).

However, at any time prior to obtaining the Shareholder Approval, if Silverleaf receives a bona fide takeover proposal which did not result from a breach of the non-solicitation provisions of the merger agreement and which the Board determines in good faith, after consultation with its outside legal and financial advisors, that (a) such takeover proposal is, or is reasonably likely to result in, a superior proposal, and (b) that failure to take one or more of the inconsistent actions is reasonably likely to result in a breach of the Board’s fiduciary obligations under applicable law, then Silverleaf and/or the Board may (i) furnish information with respect to Silverleaf and its subsidiaries to the person or entity making such takeover proposal and its representatives pursuant to a confidentiality agreement with terms no less favorable in the aggregate to Silverleaf than those set forth in the confidentiality agreement, dated as of July 15, 2010, by and between Silverleaf and Ableco, LLC, an affiliate of Cerberus (including any standstill provisions contained in that agreement); provided that any such confidentiality agreement may not in any way restrict Silverleaf from complying with its disclosure obligations under the merger agreement, including with respect to such takeover proposal, (ii) participate in discussions or negotiations regarding such superior proposal, (iii) approve or recommend, or propose to approve or recommend, such superior proposal (such action, a “superior proposal recommendation”); and/or (iv) terminate the merger agreement concurrently with or immediately prior to the execution and delivery of a definitive agreement in connection with a superior proposal.

The merger agreement provides that the Board may not effect a “superior proposal recommendation” (as described under clause (iii) of the immediately preceding paragraph) or terminate the merger agreement until each of the following occurs:

•

the Board determines in good faith (after consultation with its outside legal and financial advisors) that such takeover proposal constitutes a superior proposal and that Silverleaf has complied in all material respects with the non-solicitation provisions of the merger agreement;

•

Silverleaf delivers to Resort Holdings written notice at least 4 business days (the “notice period”) prior to publicly effecting such superior proposal recommendation or terminating the merger agreement, which notice must (1) state expressly that Silverleaf has received a superior proposal, (2) include a copy of the superior proposal, a written summary of the material terms and conditions of the superior proposal not made in writing, and the identity of the person, entity or group making the superior proposal, (3) state that Silverleaf intends to effect a superior proposal recommendation or terminate the merger agreement, and (4) state that Silverleaf acknowledges and agrees that it will pay to Resort Holdings the termination fee required by the applicable provisions of the merger agreement, in the event that Silverleaf makes a superior proposal recommendation or terminates the merger agreement;

•

Resort Holdings and its representatives have the notice period to modify, change or revise the terms of the merger agreement in response to such superior proposal and propose such modifications, changes or revisions to Silverleaf;

•

during the notice period, Silverleaf negotiates with Resort Holdings in good faith with respect to adjustments to the terms and conditions of the merger that Resort Holdings may suggest during the notice period;

•

during the notice period and after Silverleaf has negotiated in good faith with Resort Holdings and its representative the modifications, changes or revisions to the terms of the merger agreement proposed by Resort Holdings, the Board does not conclude in good faith, after consultation with its legal and financial advisors, and after taking into account any such modifications, changes or revisions to the terms of the merger agreement proposed by Resort Holdings, that such takeover proposal (as adjusted during the notice period) no longer constitutes a superior proposal; and

•

with respect to a superior proposal, Silverleaf has paid the termination fee required under the applicable provisions of the merger agreement prior to or simultaneously with the termination of the merger agreement.

The term “takeover proposal” means, for purposes of the merger agreement, any bona fide inquiry, proposal, request or offer from any person or entity (other than Resort Holdings, Merger Sub or its affiliates) or any “group” within the meaning of the Exchange Act, relating to, in a single transaction or series of transactions: (a) any direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or assets (including equity securities) of Silverleaf, (b) any direct or indirect issuance, sale, acquisition or purchase of 10% or more of any class of voting securities or equity securities of Silverleaf (other than as a result of the exercise of any stock options outstanding as of February 3, 2011), (c) any transaction (including any tender offer or exchange offer) that, if consummated, would result in any person, entity or “group,” directly or indirectly, beneficially owning 10% or more of any class of voting securities or equity securities of Silverleaf, (d) any merger, consolidation, joint venture, business combination, recapitalization, liquidation, dissolution or similar transaction involving Silverleaf, in each case, other than the merger, (e) any sale, lease, exchange, transfer, license or disposition of more than 10% of the assets of Silverleaf and its subsidiaries (other than in connection with sales of vacation intervals in the ordinary course of business) or (f) any combination of the foregoing.

The term “superior proposal” means, for purposes of the merger agreement, any written bona fide offer made by a third party, other than Resort Holdings, Merger Sub or its affiliates, to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of Silverleaf or all of the outstanding voting securities of Silverleaf, on terms that the Board determines in good faith (after consultation with its outside legal and financial advisors) to be more favorable to Silverleaf’s shareholders from a financial point of view than the merger (taking into account all of the terms of any proposal by Resort Holdings to amend or modify the terms of the merger) and is reasonably likely to be consummated (taking into account (a) all relevant legal, financial, regulatory and other aspects of such takeover proposal and the merger deemed relevant by the Board in good faith, (b) the identity of the third party making such takeover proposal, and (c) the conditions and prospects for completion of such takeover proposal).

The merger agreement also requires Silverleaf to promptly (in no event later than 48 hours) provide Resort Holdings (a) notice of any takeover proposal, including (i) a copy of such takeover proposal, (ii) a written summary of the material terms and conditions of such takeover proposal not made in writing, and (iii) the identity of the person or entity making such takeover proposal, (b) a copy of all written materials provided by or on behalf of such person or entity in connection with the takeover proposal that describe or relate to the terms and conditions of such takeover proposal (or a written summary of any terms and conditions not made in writing), (c) notice of Silverleaf’s intention, if any, to enter into negotiations with any third party with respect to such takeover proposal, and (d) information on the status and details of, and notice of any material changes to the terms of, any such takeover proposal. In addition, the merger agreement provides that contemporaneously with furnishing nonpublic information with regard to Silverleaf to any third party identified in the preceding clause (c), Silverleaf must provide such nonpublic information to Resort Holdings to the extent not previously furnished.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time under certain circumstances, including:

•	by mutual written consent of Silverleaf and Resort Holdings;

•	by either Silverleaf or Resort Holdings, upon written notice to the other party, if:

•

the merger has not been completed by August 3, 2011; except that this right is not available to any party whose breach of the merger agreement proximately causes the failure to complete the merger by this date;

•

a final and non-appealable injunction or order has been entered permanently restraining, enjoining or prohibiting the completion of the merger; except that this right is not available to any party who failed to use its reasonable best efforts to remove such injunction or order; or

•

the Shareholder Approval is not obtained at the special meeting or any adjournment thereof; except that this right is not available to Silverleaf where the failure to obtain the Shareholder Approval is proximately caused by (a) a “superior proposal” (as defined under the caption “The Merger Agreement—No Solicitation; Changes in Recommendations”) that is not permitted by the merger agreement or (b) a material breach by Silverleaf of its obligations under the merger agreement with respect to (i) this proxy statement or (ii) the special meeting or any adjournments thereof for the purpose of obtaining the Shareholder Approval.

•	by Resort Holdings, upon written notice to Silverleaf, if:

•

Silverleaf breaches any of its representations or warranties or fails to perform any covenant or agreement in the merger agreement, which breach or failure to perform (a) would result in the failure of any Resort Holdings’ or Merger Sub’s conditions to consummate the merger and (b) cannot be cured by August 3, 2011 or, if capable of being cured, has not been cured within certain notice periods (but Resort Holdings will not have this right to terminate if it is then in breach of any of its representations, warranties, covenants or other agreements that would result in the failure of the Company’s conditions to consummate the merger); or

•	prior to the receipt of the Shareholder Approval, any of the following occurs:

•

Silverleaf or the Board materially breaches or fails to perform the non-solicitation obligations contained in the merger agreement and such breach or failure cannot be cured by August 3, 2011 or, if capable of being cured, has not been cured within certain time periods;

•

Silverleaf or the Board (a) approves or recommends, or proposes to approve or recommend, a superior proposal, (b) effects a “Company adverse recommendation change” (as defined under the caption “The Merger Agreement—No Solicitation; Changes in Recommendations”), (c) fails to include the recommendation that Silverleaf’s shareholders approve the merger agreement in the proxy statement filed with the SEC, or (d) approves, endorses or recommends any “takeover proposal” (as defined under the caption “The Merger Agreement—No Solicitation; Changes in Recommendations”);

•	Silverleaf fails to call a special meeting of its shareholders, or any adjournment or postponement thereof, for the purpose of obtaining the Shareholder Approval in accordance with merger agreement;

•

the Board fails to make a recommendation against any publicly announced takeover proposal and reaffirm the Board’s recommendation that Silverleaf’s shareholders approve the merger agreement, in each case, within ten (10) business days following the announcement of such takeover proposal and at least two (2) business days prior to the special meeting (or any adjournment or postponement thereof); or

•	Silverleaf, the Board or any committee of the Board publicly announces its intention to do any of the foregoing.

•	by Silverleaf, upon written notice to Resort Holdings, if:

•

Resort Holdings breaches any of its representations or warranties or fails to perform any covenant or agreement in the merger agreement, which breach or failure to perform (a) would result in the failure of any of Silverleaf’s conditions to consummate the merger and (b) cannot be cured by August 3, 2011 or, if capable of being cured, has not been cured (but Silverleaf will not have this right to terminate if it is then in breach of any of its representations, warranties, covenants or other agreements that would result in the failure of Resort Holdings’ or Merger Sub’s conditions to consummate the merger); or

•

prior to receipt of the Shareholder Approval, the Board authorizes Silverleaf to accept a superior proposal from a third party to acquire Silverleaf, concurrently with or immediately following the termination of the merger agreement, that Silverleaf enters into a definitive agreement with respect to a superior proposal, Silverleaf has complied in all material respects with its non-solicitation obligations and Silverleaf pays Resort Holdings the Termination Fee (as described below).

Termination Fees and Expenses

Resort Holdings has agreed to pay Silverleaf a termination fee equal to $10 million in cash (the “Parent Termination Fee”) if the merger agreement is terminated by Silverleaf in the event that Resort Holdings breaches any of its representations or warranties or fails to perform any covenant or agreement contained in the merger agreement, which breach or failure to perform (a) would result in the failure of any of Silverleaf’s conditions to consummate the merger and (b) cannot be cured by August 3, 2011 or, if capable of being cured, has not been cured within certain notice periods (but Silverleaf will not have this right to terminate if it is then in breach of any of its representations, warranties, covenants or other agreements that would result in the failure of Resort Holdings’ or Merger Sub’s conditions to consummate the merger).

Silverleaf has agreed to pay Resort Holdings a termination fee equal to $4.4 million in cash (the “Termination Fee”) if the merger is agreement is terminated:

•

by Silverleaf if, prior to the receipt of the Shareholder Approval, the Board authorizes Silverleaf to accept a superior proposal from a third party to acquire Silverleaf which did not result from a breach of the non-solicitation provisions of the merger agreement; or

•	by Resort Holdings if, prior to the receipt of the Shareholder Approval, any of the following occurs:

•

Silverleaf or the Board materially breaches or fails to perform the non-solicitation obligations contained in the merger agreement and such breach or failure cannot be cured by August 3, 2011 or, if capable of being cured, has not been cured, within certain notice periods;

•

Silverleaf or the Board (a) approves or recommends, or proposes to approve or recommend, a superior proposal, (b) effects a Company adverse recommendation change, (c) fails to include the recommendation that Silverleaf’s shareholders approve the merger agreement in the proxy statement filed with the SEC, or (d) approves, endorses or recommends any takeover proposal;

•	Silverleaf fails to call a special meeting of its shareholders, or any adjournment or postponement thereof, for the purpose of obtaining the Shareholder Approval in accordance with merger agreement;

•

the Board fails to make a recommendation against any publicly announced takeover proposal and reaffirm the Board’s recommendation that Silverleaf’s shareholders approve the merger agreement, in each case, within ten (10) business days following the announcement of such takeover proposal and at least two (2) business days prior to the special meeting (or any adjournment or postponement thereof); or

•	Silverleaf, the Board or any committee of the Board publicly announces its intention to do any of the foregoing; or

•

by Resort Holdings if Silverleaf commits a “willful breach” (as defined herein). For purposes of the merger agreement, the term “willful breach” means a breach of any material representation, warranty, covenant or other agreement set forth in the merger agreement that is a consequence of an act or failure to act by Silverleaf with the actual knowledge of any of Robert Mead, Harry White, Edward Lahart, Joe Conner, Thomas Morris or any member of the Board (other than J. Richard Budd) that such representation or warranty was inaccurate when made or that the taking of such act or failure to take such act would cause a breach by Silverleaf of the merger agreement.

Silverleaf has also agreed to pay Resort Holdings or its designee all reasonable out-of-pocket expenses, not to exceed $2 million in the aggregate (the “Parent Expenses”), incurred by Resort Holdings or Merger Sub in connection with the merger agreement, the merger, and the other transactions contemplated by the merger agreement, if the merger agreement is terminated by Resort Holdings if Silverleaf breaches any of its representations or warranties or fails to perform any covenant or agreement in the merger agreement, which breach or failure to perform (a) would result in the failure of any of Resort Holdings’ or Merger Sub’s conditions to consummate the merger and (b) cannot be cured by August 3, 2011 or, if capable of being cured, has not been cured, within certain notice periods (but Resort Holdings will not have this right to terminate if it is then in breach of any of its representations, warranties, covenants or other agreements that would result in the failure of the Company’s conditions to consummate the merger) which Parent Expenses will be paid in addition to the Termination Fee if the breach is a willful breach.

Silverleaf has also agreed to pay, in the manner described below, the Termination Fee to Resort Holdings or its designee, if:

•	the merger agreement is terminated by:

•

Silverleaf or Resort Holdings if (a) the merger has not been completed by August 3, 2011 (except that this right is not available to any party whose breach of the merger agreement proximately causes the failure to complete the merger by this date) or (b) the Shareholder Approval is not obtained at the special meeting or any adjournment thereof (except that this right is not available to Silverleaf where the failure to obtain the Shareholder Approval is proximately caused by (i) a superior proposal that is not permitted by the merger agreement or (ii) a material breach by Silverleaf of its obligations under the merger agreement with respect to (A) this proxy statement or (B) the special meeting or any adjournments thereof for the purpose of obtaining the Shareholder Approval); or

•

Resort Holdings if Silverleaf breaches any of its representations or warranties or fails to perform any covenant or agreement in the merger agreement, which breach or failure to perform (a) would result in the failure of any of Resort Holdings’ or Merger Sub’s conditions to consummate the merger and (b) cannot be cured by August 3, 2011 or, if capable of being cured, has not been cured within certain time periods (but Resort Holdings will not have this right to terminate if it is then in breach of any of its representations, warranties, covenants or other agreements that would result in the failure of the Company’s conditions to consummate the merger);

•

a takeover proposal is (a) made known to Silverleaf or publicly announced after February 3, 2011, and (b) not withdrawn prior to the date of the special meeting (or any adjournment or postponement thereof) or prior to the termination of the merger agreement, if the special meeting has not occurred; provided that, for purposes of this sentence, all references to “10%” in the definition of takeover proposal will be deemed instead to be references to “50%”; and

•

within 12 months of the date of any such termination of the merger agreement, Silverleaf either (a) enters or becomes a party to any letter of intent, contract or similar document accepting or relating to any takeover proposal or (b) consummates a transaction with respect to any takeover proposal; provided that, for purposes of this sentence, all references to “10%” in the definition of takeover proposal will be deemed instead to be references to “50%.”

In the case of clause (a) above, the Termination Fee will be payable by Silverleaf as follows: (i) 50% of the Termination Fee (reduced by the amount of any Parent Expense that may have been previously reimbursed pursuant to the merger agreement) upon Silverleaf’s entering or becoming a party to any letter of intent, contract or similar document accepting or relating to any takeover proposal, and (ii) 50% of the Termination Fee upon the consummation of a transaction with respect to such takeover proposal. In the case of clause (b) above, the Termination Fee (reduced by the amount of any Parent Expense that may have been previously reimbursed pursuant to the merger agreement) will be payable by Silverleaf upon the consummation of a transaction with respect to any takeover proposal. For purposes of the foregoing paragraph, all references to “10%” in the definition of takeover proposal will be deemed instead to be references to “50%.”

The merger agreement provides that neither Resort Holdings nor Silverleaf will be required to pay the Parent Termination Fee (in the case of Resort Holdings) or an aggregate amount in excess of $4.4 million (in the case of Silverleaf), whether or not the Parent Termination Fee (in the case of Resort Holdings) or the Termination Fee and/or Parent Expenses (in the case of Silverleaf) may be payable (a) under more than one provision of the merger agreement, (b) at the same time or at different times, and/or (c) upon the occurrence of different events; provided that nothing in the merger agreement will limit Silverleaf’s obligation to pay the Termination Fee and the Parent Expenses in the event that Silverleaf commits a willful breach.

The merger agreement also provides that the rights of Silverleaf and Resort Holdings to receive the agreed Termination Fees and or expense reimbursements are the exclusive remedies for losses or damages resulting from any breach of the merger agreement; provided, that either party is entitled to specifically enforce the merger agreement prior to any valid termination of the merger agreement in accordance with its terms.

Remedies

Subject to Silverleaf’s rights to specific performance, described below, in the event of termination of the merger agreement in accordance with its terms, Silverleaf’s rights to receive the amounts discussed under “The Merger Agreement—Termination Fees and Expenses” and to enforce the guarantee thereof by the Cerberus Guarantor will be Silverleaf’s exclusive remedies against the equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees or financing sources of the Cerberus Guarantor, Resort Holdings, Merger Sub or any shareholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing for any loss suffered as a result of any breach of any covenant or agreement or the failure of the merger to be consummated. Subject to Silverleaf’s rights to specific performance described below, the maximum liability for monetary damages of Resort Holdings, Merger Sub, the Cerberus Guarantor and any of their respective related parties to the Company under or in respect of the Merger Agreement or the transactions contemplated thereby (and the limited guarantee) under any theory, including in the event of a willful breach of the merger agreement, is $10 million.

Subject to Resort Holdings’ rights to specific performance, described below, in the event of termination of the merger agreement in accordance with its terms, Resort Holdings’ rights, discussed under “The Merger Agreement—Termination Fees and Expenses” will be the sole and exclusive remedy of Resort Holdings, Merger Sub and the Cerberus Guarantor against the Company, our subsidiaries and any of our respective shareholders, directors, officers, affiliates or agents for any loss suffered as a result of any breach of any covenant or agreement by us or the failure of the merger to be consummated.

The merger agreement explicitly allows Silverleaf to specifically enforce Resort Holdings’ obligation to close and to cause the equity financing for the merger to be funded only in the event that (a) all the conditions to the obligations of Resort Holdings and Merger Sub to effect the Merger described under “The Merger Agreement—Conditions to the Merger” above (other than those not satisfied primarily due to the failure of Resort Holdings or Merger Sub to have performed their respective obligations under the merger agreement) have been satisfied (or, with respect to certificates to be delivered at the closing of the merger, are capable of being satisfied upon the closing of the merger) at the time when the closing of the merger would have occurred but for the failure of the equity financing to be funded or the failure of any of the Company’s closing conditions to have been satisfied, financing for the merger has been funded or will be funded if the equity financing, and (b) Silverleaf irrevocably confirms that if such specific performance is granted and the equity financing is funded then the closing of the merger will occur.

In addition, the payment and performance obligations of Resort Holdings under the merger agreement are guaranteed by the Cerberus Guarantor under the limited guarantee; provided that the maximum liability of the Cerberus Guarantor under the limited guarantee is $113.8 million. See “The Merger Agreement—Limited Guarantee.”

Effect of Termination

If the merger agreement is terminated as described in “The Merger Agreement—Termination of the Merger Agreement” above, the merger agreement will be void and there will be no liability or obligation of any party, except that each of the following will survive such termination:

•	the confidentiality agreement, dated as of July 15, 2010, by and between Silverleaf and Ableco, LLC, an affiliate of Cerberus; and

•

certain provisions of the merger agreement, including the provisions relating to the payment of termination fees and the allocation of fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement (including, if applicable, the termination fees and expenses described above in “The Merger Agreement—Termination Fees and Expenses”).

Indemnification and Insurance

The merger agreement provides that for a period of 6 years after the effective time, Resort Holdings and the surviving corporation (a) will maintain in effect the exculpation, indemnification and advancement of expenses, and arrangement of self-insurance provisions of Silverleaf’s and any of its subsidiaries’ articles of incorporation, bylaws or similar organizational documents in effect immediately prior to the effective time or in any indemnification agreements of Silverleaf or its subsidiaries with any of their respective current or former directors, officers or employees in effect as of February 3, 2011, with respect to actions or omissions taken at or prior to the effective time; and (b) will not amend, repeal or otherwise modify any of the foregoing provisions in any manner that would adversely affect the rights thereunder of any current and former director and officer of Silverleaf and its subsidiaries (each, an “indemnified party”); provided that all rights to indemnification with respect to any action, claim, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “action”) pending or asserted, or any claim made within such period, will continue until the disposition of such action or the resolution of such claim.

The merger agreement also provides that, subject to certain limited exceptions, from and after the effective time and to the fullest extent permitted by applicable law, Resort Holdings and the surviving corporation will indemnify and hold harmless (and advance funds for) each indemnified party against any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened action relating to acts or omissions of the indemnified party occurring at or prior to the effective time (and with respect to current and former directors, occurring before or after the effective time), in connection with such persons serving as an officer, director or other fiduciary of Silverleaf or any other entity if such service was at the request of or for the benefit of Silverleaf or any of its subsidiaries to the same extent as provided in Silverleaf’s and any of its subsidiaries’ articles of incorporation, bylaws or similar organizational documents in effect immediately prior to the effective time or in any indemnification agreements of Silverleaf or its subsidiaries in effect as of February 3, 2011. Any indemnified party to whom amounts are advanced in respect of legal and other fees, costs and expenses will provide to the surviving corporation an undertaking to repay such advances, to the extent required by law.

For a period of 6 years from the effective time, Resort Holdings will cause the surviving corporation to purchase and maintain directors’ and officers’ liability insurance and fiduciary insurance in the form of a “tail policy” of at least the same coverage and amounts, and containing the terms and conditions that are not less advantageous, in the aggregate, than those policies existing with respect to matters arising on or before the effective time. Nevertheless, if such “tail policy” costs more than 300% of the last annual premium paid by Silverleaf prior to the date agreement, then the surviving corporation will purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium.

Resort Holdings and the surviving corporation will indemnify all reasonable expenses, including reasonable attorneys’ fees and expenses, that an indemnified party may incur in bringing any successful claim to enforce the indemnity, exculpation, advancement and other obligations described above, provided that the indemnified party first provides 10 days’ advance written notice to Resort Holdings. The merger agreement provides that the foregoing rights of each indemnified person will survive the effective time and are enforceable by present or former officers or directors of Silverleaf or its subsidiaries. The rights of each indemnified party under the indemnification and insurance provisions of the merger agreement are in addition to, and not in limitation of, any other rights such indemnified party has or may have under the articles of incorporation, bylaws or other organizational documents of Silverleaf or any of its subsidiaries or the surviving corporation, any other indemnification or self-insurance arrangement, the TBOC or otherwise.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived prior to the effective time if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. If after receipt of Shareholder Approval of the merger agreement and the merger, any such amendment or waiver will, by law or in accordance with the rules and regulations of the Nasdaq Stock Exchange, require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver will be subject to the vote of the shareholders of the Company.

Governing Law

The merger agreement, and all claims or causes of action that may be based upon, arise out of or relate to the merger agreement or its negotiation, execution or performance, are governed by and will be construed in accordance with the laws of the State of Delaware (other than with respect to matters governed by the TBOC, with respect to which such laws apply), without regard to conflicts of laws principles.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

The following table sets forth the high and low closing prices of common stock for the quarterly periods indicated, which correspond to the quarterly fiscal periods for financial reporting purposes. The common stock prices shown are the closing bid prices as quoted on the Nasdaq Capital Market under the symbol “SVLF”:

	High	Low
Fiscal year ended December 31, 2009:
First Quarter	$1.14	$0.30
Second Quarter	$1.44	$0.63
Third Quarter	$1.69	$1.15
Fourth Quarter	$1.39	$0.59

Fiscal year ending December 31, 2010:
First Quarter	$1.25	$0.74
Second Quarter	$1.70	$1.00
Third Quarter	$1.08	$0.91
Fourth Quarter	$1.23	$0.88

As of January 31, 2011, we believe that there were approximately 1,700 holders of common stock, which is the only class of our equity securities outstanding.

The closing sale price of common stock on the Nasdaq Capital Market on February 3, 2011, which was the last trading day before the announcement of the merger, was $1.43. On [                    ], 2011, which is the latest practicable trading day before this proxy statement was printed, the closing price for Silverleaf common stock on Nasdaq was [$        .        ].

Dividend Policy

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends on common stock in the foreseeable future. We currently intend to retain future earnings to finance our operations and fund the growth of our business. In addition, certain of our debt agreements include restrictions on our ability to pay dividends based on minimum levels of net income and cash flow. Any payment of future dividends will be at the discretion of the Board and will depend upon, among other things, our earnings, financial position, capital requirements, level of indebtedness, contractual and other restrictions related to payment of dividends under our senior credit facilities, and other factors that the Board deems relevant.

Recent Sales of Unregistered Securities

There have been no recent sales of unregistered securities by the Company.

Issuer Purchases of Equity Securities

During the first quarter of 2010, the Board approved the extension of our stock repurchase program which authorized the repurchase of up to two million shares. This stock repurchase program, which was originally scheduled to expire in July 2010, will now expire in July 2011. We repurchased 378,291 treasury shares during 2010. As of January 31, 2011, over 1.6 million shares remain available for repurchase under this program.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Silverleaf common stock on January 31, 2011 by (i) each current director and the Named Executive Officer (as defined under SEC rules) of the Company, (ii) all directors and executive officers of the Company as a group, and (iii) those persons known to Silverleaf to be the beneficial owners of five percent or more of the outstanding shares. Unless otherwise indicated, the address for each beneficial owner in the table shall be 1221 River Bend Drive, Suite 120, Dallas, Texas 75247.

Name of Beneficial Owner	Position	Shares Beneficially Owned (a)	Percent of Class (b)
Robert E. Mead (c)	Chairman, Chief Executive Officer and President	9,349,417	24.52%
David T. O’Connor (d)	Senior Executive Vice President—Sales	438,269	1.14%
Harry J. White, Jr. (e)	Chief Financial Officer	508,622	1.33%
Thomas J. Morris (f)	Executive Vice President—Capital Markets and Strategic Planning	337,000	*
Edward L. Lahart (g)	Chief Operating Officer—Marketing and Financial Services	438,419	1.15%
J. Richard Budd (h)(i)	Director	274,367	*
James B. Francis, Jr. (j)(k)	Director	152,500	*
Herbert B. Hirsch (l)(m)	Director	152,500	*
Michael A. Jenkins (n)(o)	Director	19,750	*
All Directors and Executive Officers as a Group (12 persons) (p)		12,259,573	30.81%
Bradford T. Whitmore and Grace Brothers, Ltd. (q)		7,535,962	19.76%

*	Less than 1%.
(a)	Except as otherwise indicated, each beneficial owner has the sole power to vote and to dispose of all shares of Silverleaf common stock owned by such beneficial owner.
(b)	Pursuant to the rules of the SEC, in calculating percentage ownership, each person is deemed to beneficially own the shares subject to options exercisable within sixty days, but shares subject to options owned by others (even if exercisable within sixty days) are not deemed to be outstanding shares. On January 31, 2011, there were 38,136,921 shares of the Company’s common stock issued and outstanding. In calculating the percentage ownership of the directors and executive officers as a group, the shares subject to options exercisable by directors and executive officers within sixty days of January 31, 2011 are included within the number of shares beneficially owned.
(c)	As reported on his Amendment No. 3 to Schedule 13D, Mr. Mead has shared voting and dispositive power over the 9,349,417 shares of common stock he beneficially owns, pursuant to a voting agreement entered into on February 3, 2011, under which Mr. Mead agreed to vote as a shareholder of the Company in favor of the merger pursuant to the terms and conditions of the voting agreement.
(d)	Includes options to purchase 438,269 shares of Silverleaf common stock, which options are exercisable within 60 days of January 31, 2011.
(e)	Includes options to purchase 70,000 shares of Silverleaf common stock, which options are exercisable within 60 days of January 31, 2011.
(f)	Includes options to purchase 337,000 shares of Silverleaf common stock, which options are exercisable within 60 days of January 31, 2011.
(g)	Includes options to purchase 70,000 shares of Silverleaf common stock, which options are exercisable within 60 days of January 31, 2011.
(h)

Includes options to purchase 152,500 shares of Silverleaf common stock, which options are exercisable within 60 days of January 31, 2011, and 61,867 shares of Silverleaf common stock held in a testamentary trust for the benefit of Mr. Budd’s wife and for which his wife serves as trustee. Mr. Budd disclaims beneficial interest of the shares held in the trust.
(i)	The address of such person is 58 Piping Rock Road, Locust Valley, New York 11560.
(j)	Includes options to purchase 37,500 shares of Silverleaf common stock, which options are exercisable within 60 days of January 31, 2011.
(k)	The address of such person is 2501 N. Harwood, Suite 1201, Dallas, Texas 75201.
(l)	Includes options to purchase 37,500 shares of Silverleaf common stock, which options are exercisable within 60 days of January 31, 2011.
(m)	The address of such person is 64 Hurdle Fence Drive, Avon, Connecticut 06001.
(n)	Includes options to purchase 18,750 shares of Silverleaf common stock, which options are exercisable within 60 days of January 31, 2011.
(o)	The address of such person is 2151 Ft. Worth Avenue, Dallas, Texas 75211.
(p)	Includes options to purchase 1,649,788 shares of Silverleaf common stock, which options are exercisable within 60 days of January 31, 2011.
(q)	This information is based upon information provided by Bradford T. Whitmore (“Whitmore”) on Form 4 filed by Whitmore with the SEC on December 3, 2009. Whitmore directly owns 1,417,137 shares of Silverleaf common stock, and Grace Brothers, Ltd. (“Grace”) owns 6,118,825 shares of Silverleaf common stock. Whitmore and Spurgeon Corporation (“Spurgeon”) are the general partners of Grace. As general partners of Grace, Whitmore and Spurgeon may be deemed beneficial owners of such shares, although they disclaim beneficial ownership. The address for Mr. Whitmore and Grace is 1560 Sherman Avenue, Suite 900, Evanston, Illinois 60201.

DISSENTERS’ RIGHTS

Under the TBOC, you have the right to dissent from the merger and to obtain the fair value of your shares through an appraisal. These rights are known as dissenters’ rights. Shareholders of the Company electing to exercise dissenters’ rights must comply with the provisions of Subchapter H of Chapter 10 of the TBOC (“Subchapter H”) in order to perfect their rights. We will require strict compliance with these statutory procedures.

The following is intended as a brief summary of the material provisions of the TBOC statutory procedures required to be followed by a shareholder of the Company in order to perfect such shareholder’s rights of dissent and appraisal. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Subchapter H, the full text of which appears in Annex E to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Subchapter H may result in a termination or waiver of your dissenters’ rights.

To preserve your rights if you wish to exercise your statutory dissenters’ rights, you must satisfy each of the conditions listed below and more fully described in Subchapter H:

•

You must deliver to the Company a written notice dissenting to the merger that demands payment of the fair value of your shares of Silverleaf common stock BEFORE the merger agreement and the merger are considered for approval. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself DOES NOT constitute a demand for the payment of the fair value of your shares within the meaning of Subchapter H. Your written notice must be addressed to Silverleaf Resorts, Inc., 1221 River Bend Drive, Suite 120, Dallas, Texas 75247, Attn: President and Secretary. Your written notice must provide to the Company an address to which a notice relating to the dissent and appraisal procedures under Subchapter H may be sent. Your notice must state the number and class of your shares of the Company and your estimate of the fair value of the shares.

•

You must vote against, and may not consent in writing to, the adoption and approval of the merger agreement and the merger. Either (i) a vote in favor of or (ii) the failure to vote against the adoption and approval of the merger agreement and the merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a shareholder who votes by proxy and who wishes to exercise dissenters’ rights must vote against the merger agreement and the merger.

•

You must follow the statutory procedures for perfecting dissenters’ rights under Texas law. If the merger agreement and the merger are approved by the requisite vote of our shareholders, within 10 days following the approval, we will send written notice regarding the proper dissent and appraisal procedures to all shareholders of the Company who both (a) voted against the merger agreement and the merger and (b) have given written notice under the dissenters’ rights provisions. A shareholder may, within 20 days from the date the Company sends to the shareholder a notice that the merger agreement and the merger were approved by the requisite vote of our shareholders, make written demand for payment of the fair value of such shareholder’s shares. Any shareholder failing to make demand within the 20 day period will be bound by the merger. Within 20 days after making demand for payment, the shareholder must deliver to the Company any certificates representing the shares to which the demand relates. Failure to submit the certificates within the 20 day period has the effect of terminating, at the option of the Company, the shareholder’s rights to dissent and appraisal unless a court, for good cause shown, directs otherwise.

If you fail to satisfy any of these conditions, you will not be entitled to exercise your dissenters’ rights.

You may withdraw your demand for the payment of the fair value of your shares at any time before payment for the shares has been made or a petition requesting a finding and determination of the fair value of your shares has been filed. Unless the Company consents to the withdrawal of the demand, you may not withdraw your demand for payment after payment for the shares has been made or a petition requesting a finding and determination of the fair value of your shares has been filed.

Within 20 days after the Company receives your demand for payment, the Company must respond to you in writing by accepting the amount claimed in the demand as the fair value of the shares specified in the notice, or by rejecting the demand. If the Company accepts the amount claimed in your demand, the Company must pay the amount within 90 days after the effective time. If the Company rejects the amount claimed in the demand, the Company must provide to you in its response an estimate by the Company of the fair value of your shares with an offer to pay the amount of that estimate. The Company’s offer must remain open for at least 60 days from the date the offer is first delivered to you. If you accept the offer or if you and the Company reach an agreement as to the fair value of the shares, and if you deliver to the Company endorsed certificates representing your shares, the Company must pay the agreed amount within 60 days after the date the offer is accepted or the agreement is reached.

If you and the Company are unable to reach an agreement as to the fair value of your shares within 60 days of the Company’s offer of payment for your shares, you or the Company may file a petition requesting a finding and determination of the fair value of your shares in a court in Dallas County, Texas. The petition must be filed within 60 days after the expiration of the 60 day period following the Company’s offer. Upon your filing of a petition, service of a copy of the petition must be made to the Company. The Company has no obligation to file such a petition in the event there are dissenting shareholders. Accordingly, your failure to file such a petition within the period specified could nullify your previously written demand for payment. There is no present intent on the part of the Company to file a petition, and you should not assume that the Company will file such a petition or that the Company will initiate any agreement as to the value of your shares. Therefore, if you desire to have the fair value of your shares determined, you should initiate any petitions necessary for the perfection of your dissenters’ rights within the time periods and in the manner prescribed in Subchapter H.

Within 10 days after the Company receives a copy of a petition requesting a finding and determination of the fair value of the shares, the Company must file with the clerk of the court in Dallas County, Texas a list containing the names and addresses of each shareholder of the Company who has duly demanded payment for shares and with whom agreement as to the value of the shares has not been reached with the Company. The clerk of the court will provide notice of the hearing by registered mail to the Company and to each shareholder on the list. The court will determine which shareholders have perfected their rights and become entitled to receive payment for the fair value of their shares, and will appoint an appraiser to determine the fair value of the shares. All court costs will be allocated between the parties in the manner that the court deems fair and equitable.

Subchapter H provides that the fair value of the shares subject to dissenters’ rights is the value of the shares on the date preceding the merger. Any increase or decrease in the value of the shares occurring in anticipation of the merger or as a result of the merger is not included in the computation of the fair value of the shares. You should be aware that the fair value of your shares as determined under Subchapter H could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement. You should also be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration to be received in a sale transaction, such as the proposed merger, are not opinions as to fair value under Subchapter H.

Any shareholder who has demanded payment for the shareholder’s shares is not entitled to vote or exercise any other rights of a shareholder with respect to the shares except the right to receive payment for the shares under Subchapter H and the right to bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent. Shares for which payment has been demanded will not be considered outstanding for purposes of any subsequent vote or action.

In view of the complexity of Subchapter H, we encourage you to consult your legal counsel, at your expense, before attempting to exercise your dissenters’ rights.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

If the merger is completed, there will be no public shareholders of Silverleaf and no public participation in any future meetings of Silverleaf’s shareholders. However, if the merger is not completed, Silverleaf will hold a 2011 annual meeting of shareholders. In that event, in order to be considered for inclusion in the proxy statement and related proxy card for Silverleaf’s 2011 annual meeting of shareholders, shareholder proposals must have been submitted in writing, along with proof of ownership of common stock, to Silverleaf’s Secretary at 1221 River Bend Drive, Suite 120, Dallas, Texas 75247. To be timely, a shareholder’s submission must have been delivered to or mailed to and received at the principal executive offices of the Company no later than March 7, 2011. Shareholder proposals submitted to and/or received by the Company after March 7, 2011, will be considered untimely and, therefore, will not be entertained by the Company. However, if Silverleaf’s 2011 annual meeting of shareholders is not held between April 6, 2011, and July 5, 2011, then the deadline will be a reasonable time prior to the time Silverleaf begins to print and mail its proxy materials. We strongly encourage any shareholder interested in submitting a proposal to contact the Secretary in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that Silverleaf will include it in the proxy statement. The Nominating Committee of the Board reviews all shareholder proposals regarding nominations for directors and makes recommendations to the Board for action on such proposals.

Additionally, under Silverleaf’s amended and restated bylaws, if a shareholder wishes to submit a proposal or nominate a director at Silverleaf’s 2011 annual meeting of shareholders, then such shareholder must give timely notice in writing to Silverleaf’s Secretary. To be timely, a shareholder’s notice relating to a proposal or nomination must have been delivered to or mailed and received at 1221 River Bend Drive, Suite 120, Dallas, Texas 75247, not less than 70 days or more than 100 days prior to the first anniversary of the Company’s 2010 annual meeting of shareholders. A notice given pursuant to Sections 12 and 13 of Silverleaf’s amended and restated bylaws is not timely with respect to Silverleaf’s 2011 annual meeting of shareholders unless it was duly given between February 7, 2011, and March 10, 2011. However, in the event that the date of the 2010 annual meeting of shareholders is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date, then to be timely such notice must be received by the Company on or before the later of (i) 70 calendar days prior to the date of the meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting was made. The notice relating to a proposal or nomination must also have been in accordance with the requirements set forth in Sections 12 and 13 of Silverleaf’s amended and restated bylaws. The shareholder’s notice to the Secretary must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of common stock. Silverleaf will not entertain any proposals or nominations at the 2011 annual meeting of shareholders that do not meet these requirements. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, Silverleaf may exercise discretionary voting authority under proxies that it solicits to vote in accordance with its best judgment on any such shareholder proposal or nomination. To give notice or to request a copy of the Company’s amended and restated bylaws, shareholders should contact the Secretary by mail addressed to 1221 River Bend Drive, Suite 120, Dallas, Texas 75247, Attn: Secretary. Silverleaf strongly encourages any shareholder to seek advice from knowledgeable counsel before giving notice relating to a proposal or a nomination.

Silverleaf will not make provision in connection with the merger to grant unaffiliated shareholders access to the corporate files of Silverleaf or obtain counsel or appraisal services at the expense of Silverleaf.

WHERE YOU CAN FIND MORE INFORMATION

Silverleaf files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location of the SEC:

Public Reference Room

Room 1580

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at (800) 732-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Silverleaf’s public filings are also available to the public from document retrieval services and the website maintained by the SEC at http://www.sec.gov. Silverleaf’s annual, quarterly and current reports are not incorporated by reference in this proxy statement or delivered with it, but are available, without exhibits, to any person, including any beneficial owner of Silverleaf common stock, to whom this proxy statement is delivered, without charge, upon request directed to the Company at Silverleaf Resorts, Inc., 1221 River Bend Drive, Suite 120, Dallas, Texas 75247, Attention: Thomas J. Morris, Executive Vice President—Capital Markets & Strategic Planning, or by calling Mr. Morris at (214) 631-1166 ext. 2218 or from Silverleaf’s website at www.silverleafresorts.com.

You should rely only on the information contained in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by Silverleaf or any other person. Silverleaf has supplied all information contained in this proxy statement relating to Silverleaf and its affiliates. Resort Holdings has supplied all information contained in this proxy statement relating to Resort Holdings, Merger Sub and their respective affiliates.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

SL RESORT HOLDINGS INC.

RESORT MERGER SUB INC.,

and

SILVERLEAF RESORTS, INC.

Dated as of February 3, 2011

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 3, 2011 (this “Agreement”), is among SL Resort Holdings Inc., a Delaware corporation (“Parent”), Resort Merger Sub, Inc., a Texas corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Silverleaf Resorts, Inc., a Texas corporation (the “Company”).

WITNESSETH:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Board”) has (i) determined that it is in the best interests of the Company and its shareholders to enter into this Agreement and (ii) approved this Agreement and the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of Merger Sub and the Board of Directors of Parent have each unanimously approved this Agreement;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Parent and Merger Sub’s willingness to enter into this Agreement, certain shareholders of the Company have entered into a voting agreement with Parent and Merger Sub (the “Voting Agreement”), which has been approved by the Board; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, the Guarantor has entered into a limited guarantee in favor of the Company (the “Limited Guarantee”) pursuant to which the Guarantor is guaranteeing certain obligations of each of Parent and Merger Sub set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Texas Business Organizations Code (the “TBOC”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct or indirect wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall occur on the fifth Business Day (as hereinafter defined) following the satisfaction or waiver (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) has occurred, or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3 Effective Time. At the Closing, the Company shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Texas in accordance with Section 10.153 of the TBOC and, as soon as practicable on or after the Closing Date, the parties hereto shall make all other filings or recordings required under the TBOC. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Texas and a time-stamped, filed copy of the Certificate of Merger is issued by the Secretary of State of the State of Texas, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the TBOC (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the TBOC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Certificate of Formation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

(b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and applicable Law, in each case consistent with the obligations set forth in Section  5.9.

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 1.7 Officers. The officers of the Company (each vice president and each other more senior officer) immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with the certificate of formation and bylaws of the Surviving Corporation.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any securities of the Company, Parent or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Section 2.1(b), Section 2.1(e) and Section 2.1(f), each issued and outstanding share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), other than any Excluded Shares, shall thereupon be converted automatically into and shall thereafter represent the right to receive $2.50 in cash without any interest thereon and net of any withholdings for Taxes (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of non-certificated Shares represented by book-entry (“Book-Entry Shares”) or certificates which immediately prior to the Effective Time represented such Shares (“Certificates”) shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration upon surrender of such certificate or Book-Entry Share in accordance with Section 2.2.

(b) Company Held Shares. Each Share that is held by the Company or any wholly-owned subsidiary of the Company immediately prior to the Effective Time (other than any such Shares held on behalf of third parties or in a fiduciary capacity) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Stock Options.

(i) Except as otherwise agreed in writing by the Company and Parent and the applicable holder thereof, each option or other award to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the Company Option Plans, whether vested or unvested, that is outstanding or that is required to be treated as outstanding immediately prior to the Effective Time shall (notwithstanding any provisions to the contrary in the Company Option Plans or applicable option grants), as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash in U.S. dollars equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Stock Option and (B) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option (or if there is not any such excess, zero) with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”), subject to any applicable withholding Taxes. If the exercise price per share of Company Common Stock granted under such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled at the Effective Time without any cash payment being made in respect thereof. From and after the Effective Time, any such cancelled Company Stock Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration, if applicable.

(ii) Prior to the Effective Time, the Compensation Committee of the Board, or the Board, as appropriate, shall make such adjustments and amendments to, make such determinations or take such actions with respect to Company Option Plans, Company Stock Options and Company Benefit Plans, including giving notices and obtaining consents where necessary, to effect the settlement and/or cancellation immediately prior to the Effective Time of all Company Stock Options, outstanding immediately prior to the Effective Time and to implement the foregoing provisions of this Section 2.1(d).

(e) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur, as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange, or any dividend or distribution of stock, cash or property with a record date during such period, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and the Option Consideration shall be correspondingly adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(f) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Section 10.356 of the TBOC (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares,” and together with the Cancelled Shares, the “Excluded Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Sections 10.351 to 10.368 of the TBOC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the provisions of Section 10.366 of the TBOC and this Section 2.1(f)), unless and until such holder shall have failed to perfect or shall have effectively withdrawn, waived or lost rights to demand or receive the fair value of such shares of Company Common Stock under the TBOC. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn, waived or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(a), without any interest thereon. The Company shall give Parent (i) prompt notice and a copy of any written notices to exercise dissenter’s rights in respect of any shares of Company Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the TBOC and received by the Company relating to shareholders’ dissenters’ rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the TBOC. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or approve of any withdrawal of, or offer or agree to settle or approve any withdrawal of, any such demand for payment. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which dissenter’s rights have been perfected shall be returned to Parent upon demand.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. At or essentially simultaneously with the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent and approved by the Company in writing (such approval not to be unreasonably withheld) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares and holders of the Company Stock Options (as hereinafter defined) cash in U.S. dollars sufficient to pay an amount equal to the sum of (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Excluded Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to the provisions of this Article II, and (ii) the Option Consideration payable pursuant to Section 2.1(d) (such cash referred to in subsections (a)(i) and (a)(ii) being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose except as provided in this Agreement.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time, and in any event not later than the fifth Business Day following the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to (x) mail to each holder of record of Shares as of immediately prior to the Effective Time whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof which are reasonably acceptable to Parent) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company shall reasonably determine) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration, and (y) pay, by check or wire transfer of immediately available funds to the account or accounts designated by the Company in writing no later than two Business Days prior to the Closing, to each holder of a Company Stock Option an amount in cash equal to the Option Consideration payable to such holder pursuant to Section 2.1(d) hereof in respect of such Company Stock Option.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check or, if requested in writing by the holder of such Certificates or Book-Entry Shares representing in excess of one percent (1%) of the Shares outstanding immediately prior to the Effective Time, a wire transfer of immediately available funds to an account designated by such holder, in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration (less any applicable withholding Taxes) and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent (or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal), accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as hereinafter defined) have been paid or are not applicable. Until surrendered in accordance with this Section 2.2(b)(ii), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or such other consideration as may be due pursuant to Section 2.1(f).

(iii) The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of federal, state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as hereinafter defined), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares or Company Stock Options that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares (other than Excluded Shares) who have not surrendered their Certificates or Book-Entry Shares in accordance with this

Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates or Book-Entry Shares and compliance with the letter of transmittal referred to in Section 2.2(b) and the instructions thereto.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to former owners of Shares or Company Stock Options, pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration, without interest thereon.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the Company SEC Documents filed with or furnished to the SEC on or after December 31, 2008 and prior to the date of this Agreement (other than any disclosures in such Company SEC Documents referred to in the “Risk Factors” or “Forward Looking Statements” sections thereof, any other disclosures in the Company SEC Documents which are forward looking in nature) for all representations and warranties other than those in Section 3.1(a) and Section 3.2(a), or (ii) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that (x) the lack of any specific reference to the Company Disclosure Schedule in this Agreement shall not limit the right of the Company to qualify any representation or warranty by listing such item or qualification in the corresponding section or subsection of the Company Disclosure Schedule, and (y) the disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other representation or warranty to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate, partnership, limited liability company, trust or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The organizational or governing documents of the Company and each of its Subsidiaries (and all amendments thereto), as previously provided to Parent, are complete and correct and are in full force and effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents.

(c) As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would reasonably be expected to have a material adverse effect on the assets, properties, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or that has or would reasonably be expected to prevent or materially delay or materially impair the ability of the Company to perform its obligations hereunder or to consummate the Merger or the other transactions contemplated hereby, but shall not include (i) facts, circumstances, events, changes, effects or occurrences generally affecting the industry in which the Company and its Subsidiaries operate or the economy or the financial, credit (including securitization) or securities markets in the United States or elsewhere in the world, including any changes in interest rates, any political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war, terrorism or insurrection, except to the extent any such fact, circumstance, event, change, effect or occurrence that, relative to other industry participants, materially disproportionately affects the Company and its Subsidiaries, taken as a whole, (ii) changes in the Laws or regulations made after the date hereof relating to the timeshare industry or the marketing or financing thereof that do not materially disproportionately affect the Company and its Subsidiaries, (iii) facts, circumstances, events, changes, effects or occurrences to the extent directly resulting from the announcement of the execution of this Agreement, the performance by the Company of its obligations in accordance with the terms of this Agreement or the consummation of the transactions contemplated hereby, (iv) fluctuations in the price or trading volume of shares of Company Common Stock or the failure to meet any internal, analyst or other earnings estimates or projections of financial performance (provided, that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation or failure has resulted in, or contributed to, a Company Material Adverse Effect), (v) facts, circumstances, events, changes, effects or occurrences to the extent resulting from any changes in United States generally accepted accounting principles (“GAAP”) (or the interpretation thereof) after the date hereof, except to the extent that any such fact, circumstance, event, change, effect or occurrence that, relative to other industry participants, materially disproportionately affects the Company and its Subsidiaries, taken as a whole, (vi) facts, circumstances, events, changes, effects or occurrences to the extent resulting from or related to any changes or proposed changes in accounting rules and regulations of the Securities and Exchange Commission (the “SEC”), except to the extent any such fact, circumstance, event, change, effect or occurrence that, relative to other industry participants, materially disproportionately affects the Company and its Subsidiaries taken as a whole; or (vii) any change in the Company’s accounting policies or financial statements arising from the matters disclosed in Section 3.5(a) of the Company’s Disclosure Schedule or any facts, circumstances, events, changes, effects or occurrences resulting directly from the consolidation of the Company’s financial statements with those of the Clubs and Associations.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on January 31, 2011, (i) 38,136,921 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued or outstanding or reserved for issuance, (ii) 10,022 shares of Company Common Stock were held in treasury, (iii) 240,168 shares of Company Common Stock were reserved for issuance under the Company’s 1997 Stock Option Plans (the “1997 Plan”), 240,168 of which were subject to outstanding Company Stock Options issued pursuant to such plan, (iv) 953,429 shares of Company Common Stock were reserved for issuance under the Company’s 2003 Stock Option Plan (the “2003 Plan”), 953,370 of which were subject to outstanding Company Stock Options issued pursuant to such plan, and (iv) 2,000,000 shares of Company Common Stock were reserved for the issuance under the Company’s 2008

Stock Option Plan (the “2008 Plan”), 1,720,000 of which were subject to outstanding Company Stock Options issued pursuant to such plan. Collectively, under the 1997 Plan, the 2003 Plan and the 2008 Plan, the “Company Options Plans”), an aggregate of 3,193,597 shares were reserved for issuance, an aggregate of 2,913,538 of which were subject to outstanding Company Stock Options. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance under the Company Option Plans when issued in accordance with the respective terms thereof will be, duly authorized, validly issued, fully paid and non-assessable, free of any Liens other than Liens arising under applicable federal and state securities Laws, not subject to any pre-emptive rights and issued in compliance with all applicable securities Laws. No shares of Company Common Stock or other Equity Interests or voting interests of the Company, or any securities convertible into or exchangeable for shares of Company Common Stock or other Equity Interests or voting interests of the Company, are owned by any Subsidiaries of the Company.

(b) Except as set forth in subsection (a) above or as permitted by Section 5.1(b) after the date hereof, (i) neither the Company nor any of its Subsidiaries has issued any shares of capital stock or other Equity Interests or voting interests or securities convertible into or exchangeable for capital stock of, or other Equity Interests or voting interests in, the Company, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other Equity Interests or voting interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or other Equity Interests or voting interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares of capital stock, Equity Interests or voting stock, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities, exchangeable securities, or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock, other Equity Interests or voting interests or (D) provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company is otherwise aware (i) with respect to the voting of, (ii) restricting the transfer of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) granting any preemptive or antidilutive right with respect to, any shares of the capital stock or other Equity Interest or voting interests of the Company or any of its Subsidiaries.

(e) No holder of securities in the Company or any of its Subsidiaries has any right to have such securities registered by the Company or any of its Subsidiaries, as the case may be.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth a complete and correct list of (i) all outstanding Company Stock Options granted under the Company Option Plans, or otherwise, (ii) the holders thereof, (iii) the number of shares of Company Common Stock issuable thereunder or with respect thereto, (iv) the date of grant and (v) the exercise prices (if any) thereof. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective by all necessary corporate action. The per share exercise price of each Company Stock Option was equal to or greater than the fair market value of a share of Company Common Stock on the applicable grant date. The Company has not granted, and there is no and has been no Company policy or intentional practice to grant, Company Stock Options prior to, or otherwise intentionally coordinate the grant of Company Stock Options with, the release of material information regarding the Company or its Subsidiaries. The Company Option Plans (and all amendments thereto), as previously provided to Parent, are complete and correct and are in full force and effect.

(g) None of the Company or any of its Subsidiaries is a party to any “poison pill”, anti-takeover plan or other similar agreement or understanding relating to any shares of capital stock or other Equity Interests or voting interests of the Company or any of its Subsidiaries.

Section 3.3 Subsidiaries; Clubs and Associations

(a) Section 3.3(a) of the Company Disclosure Schedule sets forth (i) a true and complete list of all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other Equity Interests or voting interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable, are wholly-owned, directly or indirectly, by the Company or one of its Subsidiaries free and clear of all liens, claims, deeds of trust, options, rights of first refusal, restrictive covenants, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same other than Liens arising under applicable federal and state securities Laws) (collectively, “Liens”), free of pre-emptive rights and issued in compliance with all applicable securities Laws. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, other than the Company’s Subsidiaries, the Company does not own, directly or indirectly, any capital stock, voting interests or Equity Interests in any Person.

(b) Section 3.3(b) of the Company Disclosure Schedule sets forth a true and complete list of all Clubs and Associations related to the Resorts.

Section 3.4 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Shareholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board and, except for (i) the Company Shareholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Texas, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. The Board has determined that it is in the best interests of the Company and its shareholders to enter into this Agreement and has resolved to recommend that this Agreement, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, be approved by the holders of Company Common Stock at the Shareholders’ Meeting (including the Board’s recommendation, the “Recommendation”); provided that a withdrawal or modification after the date hereof by the Board of the Recommendation in accordance with Section 5.3 shall not be deemed a breach of the foregoing portion of this sentence. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity, and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

(b) Other than in connection with or in compliance with (i) the TBOC, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or rules of the NASDAQ Capital Market (“NASDAQ”), and (iii) applicable state, local and provincial licensing statutes and regulations as listed in Section 3.4(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), no material authorization, consent, permit or approval of, filing with, or notification to any federal, state, local or foreign governmental or regulatory agency, commission, court, body, entity or authority, or any agency or instrumentality thereof (each, a “Governmental Entity”) is necessary, under applicable Law, for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated by this Agreement.

(c) Except as set forth in Section 3.4(c) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations hereunder, the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not, (i) result in any material breach or violation of, or material default (with or without notice or lapse of time, or both) under, require consent, notification or approval under, or give rise to a right of termination, cancellation or acceleration of any material obligation, payment for any material consent or similar fee, or to the loss of any material benefit under, any material loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract or instrument, binding upon the Company or any of its Subsidiaries or any of their respective assets or properties or result in the creation of any material Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries or (iii) assuming that the notifications, consents and approvals referred to in Section 3.4(b) of the Company Disclosure Schedule are duly made or obtained, as the case may be, conflict with or violate in any material respect any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is subject or bound.

Section 3.5 Reports and Financial Statements.

(a) The Company and its Subsidiaries have timely filed or furnished all forms, documents, statements and reports required to be filed with, or furnished by them to, the SEC since January 1, 2008 (the forms, documents, statements and reports filed with or furnished to the SEC since January 1, 2008 and those filed with or furnished to the SEC subsequent to the date of this Agreement, including any amendments or supplements thereto prior to the date hereof, the “Company SEC Documents”). As of their respective dates, or, if amended or supplemented (including by incorporation by reference), as of the date of the last such amendment or supplement prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed with or furnished to the SEC subsequent to the date of this Agreement will comply, as to form, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of their respective dates, or, if amended or supplemented (including by incorporation by reference), as of the date of the last such amendment or supplement prior to the date hereof, none of the Company SEC Documents so filed with or furnished to, or, if not yet filed with or furnished to the SEC, that will be filed with or furnished to the SEC subsequent to the date of this Agreement, contained or will contain any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act or is required to file any form, report or other documents with the SEC, NASDAQ or any other stock exchange. Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, none of the Company SEC Documents filed with or furnished to the SEC prior to the date hereof is the subject of ongoing review or outstanding SEC comment. Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, since January 1, 2008 to the date hereof, the Company has been and is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(b) As of their respective dates, and solely with respect to the financial statements (including related notes and schedules) contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the nine-month period ended September 30, 2010, the consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in or incorporated by reference into such Company SEC Documents (the “Company Financial Statements”) have been prepared, or, in the case of Company Financial Statements prepared on or after the date of this Agreement, will be prepared, in conformity with GAAP (except, in the case of the unaudited statements, for the lack of footnotes or as otherwise permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows and changes in shareholders equity for the respective periods then ended (subject, (x) in the case of the unaudited quarterly statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto (which adjustments are not and will not be material in amount or effect) and (y) to any adjustments resulting from the matters disclosed in Section 3.5(a) of the Company Disclosure Schedule).

Section 3.6 Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are effective in providing reasonable assurance (i) regarding the reliability of the Company’s financial reporting and the preparation of the Company Financial Statements for external purposes in accordance with GAAP, (ii) that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (iii) that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective. The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Board (A) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect the Company’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Since January 1, 2008, neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has a “significant deficiency” or “material weakness” (for the purposes of Section 3.6(a) and this Section 3.6(b), as such terms are defined in the Public Company Accounting Oversight Board’s Auditing Standards, as in effect on the date hereof), in the Company’s internal controls over financial reporting.

Section 3.7 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Company’s consolidated balance sheets as of December 31, 2009 or September 30, 2010 (or the notes thereto) included in the Company SEC Documents filed prior to the date hereof, (ii) for liabilities and obligations arising under this Agreement or the performance by the Company of its obligations in accordance with the terms of this Agreement, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2010, (iv) for liabilities arising from any action specifically permitted under the exceptions to the covenants set forth in Section 5.1(b), (v) for fees and expenses of appraisers, investment bankers, attorneys, accountants and other consultants engaged by the Company in connection with the transactions contemplated by this Agreement, (vi) for liabilities or obligations under Company Material

Contracts (as hereinafter defined), other than in the case of material breaches or defaults by the Company, and (vii) for liabilities or obligations that have been discharged or paid in full in the ordinary course of business, neither the Company nor any Subsidiary of the Company has any material liabilities or obligations of any nature, whether or not accrued, contingent, or otherwise, whether known or unknown and whether due or to become due. Subject to the disclosures set forth in Section 3.5(a) of the Company Disclosure Schedule, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been disclosed in the Company SEC Documents nor any obligations to enter into such arrangements.

Section 3.8 Compliance with Laws; Permits.

(a) Except as disclosed in Section 3.8(a) of the Company Disclosure Schedule, each Covered Entity (i) is, and since the later of January 1, 2008 and its respective date of formation or organization has been, in compliance in all material respects with and are not in material default under or in material violation of any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement having the force of law or any undertaking to or agreement with any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”) applicable to such Covered Entity or its respective businesses or by which any property or asset of a Covered Entity is bound, and (ii) since January 1, 2008, have not received written notice of any material violation of Law from any Governmental Entity.

(b) No Covered Entity or any of its directors or officers or any other Persons acting on its behalf has, directly or indirectly, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of any applicable foreign, federal or state Law or (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts.

(c) (i) Section 3.8(c) of the Company Disclosure Schedule sets forth a true and complete list of all material franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Covered Entities to own, lease and operate their properties and assets or to carry on their material lines of business (including, without limitation, the servicing activities by the Company and its Subsidiaries pursuant to any Securitization Instrument) as they are now being conducted (the “Company Permits”); (ii) the Covered Entities are in possession of all Company Permits; (iii) all Company Permits are valid and are in full force and effect; (iv) to the Knowledge of the Company, no suspension, cancellation or non-renewal of any of the Company Permits is pending or threatened; (v) the Covered Entities are not, and since January 1, 2008 have not been, in material violation or breach of, or material default under, any Company Permit, and neither the Company nor any of its Subsidiaries have been notified in writing that any Company Permit may not in the ordinary course be renewed upon its expiration or that, by virtue of the transactions contemplated by this Agreement, any Company Permit may be terminated or materially amended or not be granted or renewed; and (vi) no event or condition has occurred or exists which would reasonably be expected to result in a material violation of, material breach of, loss of a material benefit under or non-renewal of, any Company Permit (in each case, with or without notice or lapse of time or both).

(d) The representations and warranties set forth in this Section 3.8 shall not apply to Environmental Law (which is the subject of Section 3.9), ERISA (which is the subject of Section 3.10), Laws relating to Taxes (which are the subject of Section 3.15), or VOI Laws (which are the subject of Section 3.21).

Section 3.9 Environmental Laws and Regulations.

(a) Except as set forth on Section 3.9(a)(i) of the Company Disclosure Schedule, (i) the Covered Entities have conducted their respective businesses and are in compliance with all applicable Environmental Laws (as hereinafter defined) and, while owned by the Company, each of the former Subsidiaries conducted their respective businesses in compliance with all applicable Environmental Laws, and (ii) there has been no Release of any Hazardous Substance by any Covered Entity, or by former Subsidiaries while owned by the Company, or from any properties while owned by a Covered Entity or former Subsidiaries while owned by the Company, or as a result of any operations or activities of a Covered Entity or former Subsidiaries while owned by the Company, in any manner or for which a Covered Entity would be responsible that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws. No Covered Entity has received any written notices, demand letters or written requests for information from any federal, state, local or foreign or provincial Governmental Entity asserting that such Covered Entity may be in violation of, or liable under, any Environmental Law, and neither any Covered Entity nor any of their respective properties are, or, to the Knowledge of the Company are threatened to become, subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law or Releases of Hazardous Substances. Except as set forth in Section 3.9(a)(ii) of the Company Disclosure Schedule, none of the properties currently owned or operated by the Covered Entities contain an active or inactive incinerator, lagoon, landfill, septic system, wastewater treatment system, underground storage tank, friable asbestos or friable asbestos-containing material, or polychlorinated biphenyls Other than any customary indemnification obligations included in Contracts executed in connection with Indebtedness of the Company or its Subsidiaries, or any predecessor is subject to any Contract that may require a Covered Entity to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any liabilities related to Releases of Hazardous Substances or arising under Environmental Law. No Environmental Law regulates the transfer or requires the submission of any notice of transfer of the current properties owned or operated by any Covered Entity. The Company has made available to Parent true and complete copies of all environmental reports, studies, investigations or correspondence in the Company’s possession or control regarding any environmental liabilities of the Covered Entities or any environmental conditions that relate to the current or formerly owned or operated properties, facilities or operations of the Covered Entities (collectively, the “Environmental Reports”).

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule lists all Company Benefit Plans as of the date of this Agreement. “Company Benefit Plans” means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension, savings, deferred compensation, change in control, or any other employee benefits, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or that the Company or any of its Subsidiaries has any obligation to sponsor, maintain or contribute to, for the benefit of current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries and all employee and consultant agreements pursuant to which the Company or any Subsidiary is obligated to provide compensation, vacation, severance, change in control or other benefits to any current or former officer, employee or consultant of the Company or any Subsidiary.

(b) No action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened (x) with respect to any Company Benefit Plan by any current or former employee, officer or director of the Company or any of its Subsidiaries, (y) alleging any breach of the terms of any Company Benefit Plan or any fiduciary duties relating to a Company Benefit Plan or (z) with respect to any violation of any applicable Law with respect to such Company Benefit Plan.

(c) Each Company Benefit Plan has been established, maintained and administered in all material respects in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. The form of each Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code is the subject of an opinion or advisory letter from the United States Internal Revenue Service that has not been revoked and to the Knowledge of the Company, no fact or event has occurred that could reasonably be expected to affect adversely the qualified status of any such Company Benefit Plan. Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, all contributions required to be made by the Company or one of its Subsidiaries or any of their respective ERISA Affiliates to any Company Benefit Plan and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period have been timely made or paid in full.

(d) There are no Company Benefit Plans subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(e) Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, none of the Company Benefit Plans provide that the execution of this Agreement or consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (whether contingent or otherwise), (i) entitle any current or former director, employee, independent contractor, consultant or officer of the Company or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, compensation or benefit except as expressly provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting, result in any funding, or increase the amount of any payment, compensation or benefit due any such director, employee, independent contractor, consultant or officer, except as expressly provided in this Agreement, or (iii) result in any forgiveness of Indebtedness or obligation to fund benefits with respect to any such employee, director, independent contractor, consultant or officer, (iv) result in any limitation or restriction on the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan, (v) result in any new or increased contribution required to be made to any Company Benefit Plan, or (vi) provide for any director, officer, employee or service provider to be entitled to a gross-up, make whole or other payment as a result of the imposition of taxes under Section 280G, 4999 or 409A of the Code pursuant to any agreement or arrangement with the Company or any of its Subsidiaries. Except as provided in Section 3.10(e) of the Company Disclosure Schedule, no payment or benefit which has been, will be or may be made by the Company or any of its Subsidiaries with respect to any present or former employee in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or nondeductibility under Section 162(m) of the Code.

(f) All Company Benefit Plans subject to the Law of any jurisdiction outside of the United States (i) have been established and maintained in all material respects in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all necessary requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law.

(g) With respect to each Company Benefit Plan, the Company has provided to Parent a true, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the most recent plan documents constituting the Company Benefit Plan and all amendments thereto, (ii) any related trust agreement or other funding instrument (iii) the most recent Internal Revenue Service determination or opinion letter, (iv) the most recent summary plan description, (v) the two most recent actuarial reports, (vi) the two most recent required Internal Revenue Service Forms 5500 and attached schedules, and (vii) the two most recent certified financial statements.

(h) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and neither the Company, its Subsidiaries nor any other entity which together with the Company or any of its Subsidiaries would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”) has during the last six (6) years sponsored or contributed to, or had any liability or obligation in respect of, any Multiemployer Plan, or Multiple Employer Plan.

(i) No event has occurred and, to the Knowledge of the Company no condition exists that would, either directly or by reason of the Company’s or any Subsidiary’s affiliation with any of their ERISA Affiliates, subject the Company or any of its Subsidiaries to any material tax, fine, lien, penalty or other liability (other than liability for benefits provided for under the Company benefit plans) imposed by ERISA or, with respect to each Company Benefit Plan, the Code or other applicable Laws.

(j) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code.

(k) Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any material liability with respect to an obligation to provide or maintains any Company Benefit Plan that provides life, health or other non-pension benefits to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law.

Section 3.11 Interested Party Transactions. Except for employment Contracts filed as an exhibit to or incorporated by reference in a Company SEC Document filed prior to the date hereof or Company Benefit Plans, Section 3.11 of the Company Disclosure Schedule sets forth a correct and complete list of (i) the material Contracts that are in existence as of the date of this Agreement or transactions since January 1, 2008, between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present named executive officer (as defined in the rules and regulations promulgated under the Exchange Act) or director of the Company or any Person that has served as such a named executive officer or director within the past two years or any of such named executive officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (C) to the Knowledge of the Company, any Affiliate of any such named executive officer, director or owner or such named executive officer’s, director’s or owner’s immediate family members (other than the Company or any of its Subsidiaries) (subsections (A), (B) and (C) hereof, the “Interested Parties”) and (ii) any material interests of any Interested Party in any material properties or assets of the Company or any of its Subsidiaries (subsections (i) and (ii) of this Section 3.11 are referred to as the “Affiliate Transactions”).

Section 3.12 Absence of Certain Changes or Events. Since September 30, 2010, except as set forth in Section 3.12 of the Company Disclosure Schedule or disclosed in any Company SEC Document filed after September 30, 2010 but prior to the date of this Agreement, (a) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice (it being understood that, for purposes of this Section 3.12, the taking of any action specifically permitted by the exceptions in the covenants contained in Section 5.1(b) shall be deemed to be in the ordinary course of business consistent with past practice), (b) there have not been any facts, circumstances, events, changes, effects or occurrences that have had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) prior to the date hereof, neither the Company nor any of its Subsidiaries has implemented or adopted any material change in their respective Tax or financial accounting policies, principles, practices or methods. In addition, without limiting the generality of the foregoing, except as set forth in Section 3.12 of the Company Disclosure Schedule, since September 30, 2010, neither the Company nor any of its Subsidiaries has taken or authorized any action which, if taken or authorized on or after the date hereof, would require the consent of Parent pursuant to Section 5.1(b) (other than (x) the actions specified in clauses (x), (xi), (xiv), (xv) and (xvi) thereof or (y) the actions specified in clause (xxvi) as it relates to the actions specified in such clauses).

Section 3.13 Investigations; Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there are no Proceedings pending (or, to the Knowledge of the Company, threatened) by, against or involving any Covered Entity or their respective businesses, properties or assets (i) that would reasonably be expected to result in monetary damages against any Covered Entity in excess of $250,000, (ii) that would be reasonably be expected to result in material injunctive relief against any Covered Entity or (iii) that seeks to impose any material legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the businesses of the Covered Entities as such businesses are operated as of the date hereof. Except as disclosed in Section 3.13 of the Company Disclosure Schedule, as of the date hereof, there are no materially adverse orders, judgments, writs, stipulations, injunctions or decrees of, or before, any Governmental Entity by, against or affecting any Covered Entity or their respective businesses, properties or assets. As of the date hereof, to the Company’s Knowledge, no director, officer, or employee of any Covered Entity is a defendant in any Proceeding in his or her capacity as a director or officer of any Covered Entity to which such Covered Entity is not also a defendant.

Section 3.14 Proxy Statement; Other Information. None of the information contained in the Proxy Statement (as hereinafter defined) will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting (as such Proxy Statement shall have been amended or supplemented as of the date of the Company Meeting), at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or any of its Affiliates (other than the Company and its Subsidiaries) expressly for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement and any amendments or supplements thereto will comply as to form in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or any of its Affiliates (other than the Company and its Subsidiaries) expressly for inclusion or incorporation by reference in the Proxy Statement. The letter to shareholders, notice of meeting, proxy statement (including any amendments or supplements thereto), forms of proxy and any other information to be distributed to shareholders in connection with the Merger to be filed with the SEC in connection with seeking the approval of this Agreement are collectively referred to herein as the “Proxy Statement.”

Section 3.15 Tax Matters.

(a) (i) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has prepared and timely filed, taking into account any valid extension of time within which to file, all Tax Returns required to be filed by any of them (except, however, some minor state tax returns have not been timely filed with respect to periods that ended prior to January 1, 2008, all of which are now current) and all such Tax Returns are complete and accurate in all material respects, (ii) the Company and each of its Subsidiaries have timely paid all material Taxes that are required to be paid (except, however, some minor state tax payments have not been timely made with respect to periods that ended prior to January 1, 2008, all of which are now current, including interest and penalties, if any) by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (iii) there have been no Internal Revenue Service examinations of the U.S. Consolidated federal income Tax Returns of the Company and its Subsidiaries, there are no extensions of the applicable statutes of limitations, and the only years open to examination are those covered by the existing three- and six-year statutes of limitations, although substantiation for the unused net operating losses dating back to 2000 remains open to audit for utilization of the unused net operating losses in any open years, (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vii) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (A) occurring during the two-year period ending on the date hereof, or (B) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger, (viii) the Company and each of its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party and is in material compliance with all applicable rules and regulations regarding the solicitation, collection, filing and maintenance of any forms, certifications and other information required in connection therewith, (ix) none of the Company or any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b)(1), (x) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law), by Contract, agreement or otherwise, (xi) no waivers or extensions of any statute of limitations have been granted or requested with respect to any Taxes of the Company or any of its Subsidiaries, (xii) no issue has been raised in writing by a taxing authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a material Tax deficiency for any subsequent taxable period, (xiii) no claim has been made in writing by a taxing authority in a jurisdiction where either the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction, (xiv) neither the Company nor any of its Subsidiaries (A) is subject to any private letter ruling of the IRS or comparable rulings of any taxing authority with respect to income Taxes or (B) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, in each case, within the preceding three taxable years or that may otherwise be in effect at any time after the Effective Time of the Merger with respect to income Taxes, (xv) without regard to the transaction to be effected by the terms of this Agreement, neither the Company nor any Subsidiary has experienced an “ownership change” within the meaning of Section 382 of the Code since May 2, 2002, (xvi) the net operating losses of the Company as of December 31, 2009, are not less than $146 million, of which not less than $135 million are not limited by the Section 382 change of control which occurred on May 2, 2002 (such net operating losses are calculated using average cost of sales percentages applied against revenue recognized on the installment method, which average percentages might result in relatively small differences in the net operating losses had the actual cost of sales percentages been applied on a specific sale by sale basis), and (xvii) except for sales of Vacation Intervals which are reported on the installment basis for tax purposes, neither the Company nor any Subsidiary will be required to recognize any income after the Closing Date in connection with a transaction that occurred prior to the Closing Date as a result of any change in accounting method, installment sale, or open transaction. Neither the Company nor any Subsidiary is or has been a member of any affiliated group (within the meaning of Section 1504 of the Code) or a consolidated combined, unitary or other group (under state, local or foreign Law) (each, an “Affiliated Group”) other than the Affiliated Group of which the common parent is the Company. Each of the Clubs and Associations have filed all Tax Returns required to be filed by them and paid all Taxes that are required to be paid by them.

(b) As used in this Agreement, (i) “Tax” or “Taxes” means (A) any and all federal, state, local or foreign or provincial taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto, and (B) any liability in respect of any items described in clause (A) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise, and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 3.16 Labor Matters.

(a) Except as set forth in Section 3.16 of the Company Disclosure Schedule, no Covered Entity has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of any Covered Entity and, to the Knowledge of the Company, no such investigation is in progress. There is or are no (and has not or have not been during the two year period preceding the date hereof) (i) strikes or lockouts with respect to any employees of any Covered Entity (“Employees”); (ii) to the Knowledge of the Company, union organizing effort pending or threatened against any Covered Entity; (iii) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against any Covered Entity; or (iv) slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to Employees. To the Knowledge of the Company, the Covered Entities are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. To the Knowledge of the Company, no Covered Entity has any liabilities under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local Law as a result of any action taken by the Company. No Covered Entity is a party to any collective bargaining agreements.

(b) Except as could not be reasonably be expected to result in any material liability to the Company, all individuals that have been or that are classified by the Company as independent contractors have been and are correctly so classified, and none of such individuals could reasonably be classified as an employee of the Company.

Section 3.17 Intellectual Property; Data Collection and Privacy Policies.

(a) Section 3.17 of the Company Disclosure Schedule sets forth a true and complete list of all registered or material Intellectual Property owned or licensed by the Company or any of its Subsidiaries. To the Company’s Knowledge, all material Intellectual Property owned by the Company or any of its Subsidiaries is valid, subsisting and enforceable. Either the Company or a Subsidiary of the Company owns (free and clear of any Liens), or is licensed or otherwise possesses valid rights to use, all Intellectual Property. There are no pending or, to the Knowledge of the Company, threatened, claims by any Person alleging infringement, misappropriation or violation in any material respect by the Company or any of its Subsidiaries or with regard to the ownership, validity or use of any Intellectual Property. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any material Intellectual Property rights of any Person. Neither the Company nor any of its Subsidiaries has made any claim of a violation, misappropriation or infringement by any Person of its rights to or in connection with the Intellectual Property. To the Knowledge of the Company, no Person is infringing in any material respect any of the material Intellectual

Property. Upon the consummation of the transactions contemplated herein, the Surviving Corporation shall own or have the right to use all material Intellectual Property on the same terms and conditions as the Company and its Subsidiaries enjoyed prior to such transactions.

(b) Each of the Company and its Subsidiaries has timely made all filings, payments and ownership recordations with the appropriate Governmental Entities required to maintain in subsistence all material registered Intellectual Property owned by the Company or its Subsidiaries.

(c) Each Covered Entity has used commercially reasonable efforts to ensure that the collection, use, storage, transfer and disclosure of any personally identifiable information of its customers and users of its websites (“Information Practices”) by such Covered Entity, and use by third parties having authorized access to the websites or other records of each Covered Entity, conforms in all material respects, and at all times has conformed in all material respects, to all Laws and all contractual commitments governing information practices of the Covered Entities to its customers, the users of the Company’s websites (and the websites of any Subsidiary), and third parties relating to such practices. The Information Practices of the Covered Entities have been materially consistent with all statements or representations (as they may have been amended or supplemented) made to customers, potential customers and third parties regarding such practices. The Information Practices of the Covered Entities regarding credit-card transactions and credit-card holder data are in compliance with the applicable provisions of the PCI-DSS and each applicable CISP. Since January 1, 2008, the Covered Entities (i) have not received any written notification alleging that any Covered Entity has violated any Law or Contract relating to the collection, storage and onward transfer of personally identifiable information collected by the Covered Entities or by third parties having authorized access to databases or other records of the Covered Entities, (ii) have not received any written notice from a credit card company or credit card processor that such credit card company or credit card processor intends to assess a fine with respect to, or terminate, the credit card processing operations of any of the Covered Entities and (iii) have no Knowledge of any material violations of any regulation relating to the collection, storage and onward transfer of personally identifiable information collected by any Covered Entity or by third parties having authorized access to the databases or other records of any Covered Entity.

Section 3.18 Information Technology.

(a) The Company has taken commercially reasonable precautions to preserve and document the Company’s and its Subsidiaries’ material proprietary products, technology and trade secrets and to protect the secrecy, confidentiality and value of its material proprietary products, technology and trade secrets.

(b) The Company and its Subsidiaries either own or hold valid leases and/or licenses to the Company Systems which are used by or necessary for the Company and/or its Subsidiaries to conduct their respective businesses as currently conducted. Upon the consummation of the transactions contemplated hereunder, the Company and its Subsidiaries shall have the right to use and access the Company Systems as required to carry on their respective businesses as currently conducted.

(c) None of the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any IT Contract Supplier is, or during the 12 months preceding the date of this Agreement, has been in material breach or violation of or material default under any IT Contract with respect to the provision of information and communications technology services to the Company or any of its Subsidiaries.

(d) The Company maintains and, to the Knowledge of the Company, each IT Contract Supplier who manages the Company Systems maintains, appropriate disaster recovery plans and security procedures with respect to the services to the Company and its Subsidiaries.

(e) Since January 1, 2008, there have been no material interruptions, malfunctions, data losses or similar incidents attributable to the Company Systems owned or used by the Company or its Subsidiaries. The Company

Systems owned or used by the Company and its Subsidiaries are adequate in all material respects for their intended use, have the capacity and performance necessary to meet in all material respects the requirements of their respective businesses as currently conducted and are in good working condition (normal wear and tear excepted). The Company and its Subsidiaries have taken all reasonable steps in accordance with industry standards to secure such Company Systems from unauthorized access or use by any Person, and to ensure the continued, uninterrupted and error-free operation of such Company Systems.

(f) As used herein, “Company Systems” means the computer and data processing systems, maintenance service agreements, and information, recordkeeping, account management, account management, communications technologies and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites and related content used in the businesses of the Company and its Subsidiaries.

(g) As used herein, “IT Contract” means any Contract for the provision of information and communications technology (including hardware, software, databases) services and maintenance services to the Company or any of its Subsidiaries. “IT Contract Supplier” means any third party supplier that is contractually obliged to provide information and communications technology services (including services with respect to hardware, software and databases) and maintenance services to the Company or any of its Subsidiaries under any IT Contract.

Section 3.19 Real Property.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth (i) for each Resort, the name and location of each Resort, a list of the improvements thereon, and a list of the number of Vacation Intervals held for sale by the Company as of the last day of the month immediately preceding the date of this Agreement, (ii) for The Pinnacle Lodge, a description of the hotel and the improvements thereon, (iii) for each parcel of real property owned or leased by the Company and held for the development of future resorts (“Future Developments”), the legal description and a general description of any development plans with respect to such site, and (iv) for any other real property owned by a Covered Entity not already included in items (i) through (iii) above, the legal description and use or intended use of such property (“Other Property” and collectively with the Resorts, the Pinnacle Lodge and the Future Developments, the “Owned Real Property”).

(b) Section 3.19(b) of the Company Disclosure Schedule sets forth a true, complete and accurate list of all material leases, subleases, license agreements or other occupancy agreements (collectively, and individually, as the case may be, a “Lease”) to which a Covered Entity is a party, relating to real property leased or subleased by a Covered Entity as a tenant (the “Leased Real Property”, together with the Owned Real Property, the “Real Property”). A true, complete and accurate copy of each Lease, including all amendments, modifications and supplements relating thereto, for all Leased Real Property has been delivered or made available to Merger Sub or its representatives. To the Knowledge of the Company, each Covered Entity exclusively possesses and quietly enjoys the Leased Real Property.

(c) With respect to each parcel of Owned Real Property, a Covered Entity has good and marketable fee simple title, free and clear of all Liens and possessory interests of any other Person (other than other Covered Entities or Vacation Interval owners), except Permitted Liens or as itemized in Section 3.19(c) of the Company Disclosure Schedule.

(d) Prior to the date hereof, the Company has furnished or made available to Parent or its representatives true and correct copies of all deeds, mortgages, surveys, licenses, leases, title insurance policies, zoning reports and permanent certificates of occupancy (or documents equivalent to certificates of occupancy in the jurisdiction where the Owned Real Property is located) with respect to the Owned Real Property that are in the possession of Company or its Subsidiaries.

(e) To the Knowledge of the Company, there are no outstanding claims made by or against any Covered Entity with respect to title or ownership of the Owned Real Property.

(f) Except for Permitted Liens, no Covered Entity is obligated under or a party to, and none of the Owned Real Property is subject to, any option, right of first refusal, right of first offer or other obligation to sell, transfer, dispose of, grant any interest in or lease any of the Owned Real Property or any portion thereof or interest therein to any Person other than (x) the Company and its Subsidiaries, (y) rights held by the Clubs, Associations or Vacation Interval owners or (z) such leases, subleases, licenses, concessions or other agreements entered into by the Covered Entities in the ordinary course of business.

(g) With respect to each Leased Real Property, (i) no Covered Entity nor, to the Knowledge of the Company, any of the landlords under the Leases, is in default (past applicable notice and cure periods) in the keeping, observing or performing of any term, covenant, agreement, provision, condition or limitation contained in the Leases on the part of a Covered Entity or any such landlord to be observed and/or performed thereunder and no act has been committed or event or circumstance exists which, with notice or lapse of time, or both, could constitute a default in the keeping, observing or performing by a Covered Entity or any such landlord of any term, covenant, agreement, provision, condition or limitation contained in the Leases on the part of a Covered Entity or any such landlord to be observed and/or performed, except for such defaults as would not, individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect, (ii) all rent and other sums and charges due and payable beyond any applicable grace period by a Covered Entity under each of the Leases have been paid or such sums and charges are being disputed in good faith and for which sufficient funds are being held in reserve for the payment of same and (iii) each Lease is in full force and effect and is valid and enforceable in accordance with its terms.

(h) With respect to each item of Real Property, to the Knowledge of the Company, (i) no Governmental Entity or other Person has commenced to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property and there are no pending or threatened, and has received notice of any pending or threatened, condemnation or eminent domain proceedings that affect any Real Property, (ii) such Real Property is in material compliance with all applicable Laws, including zoning ordinances, (iii) there are no pending or threatened, and no Covered Entity has received notice of any pending or threatened, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property, or any other matters which if adversely determined could adversely affect the current use, occupancy or value thereof and (iv) no Covered Entity has received notice of any pending or threatened special assessments or special assessment proceedings affecting any portion of the Real Property.

(i) All structures and buildings on the Real Property are adequately maintained and are in good operating condition and repair in all material respects for the requirements of the business of the Covered Entities as currently conducted.

Section 3.20 Clubs; Company Management Agreements.

(a) Each of the Clubs is legally and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. Each Club has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The organizational and governing documents of each Club (and all amendments thereto), as previously provided to Parent, are complete and correct and are in full force and effect. The books and records of each Club, as previously provided to Parent, are complete, true and correct in all material respects, and all amounts assessed to, and funds collected from, Vacation Interval owners and others by the applicable Club on behalf of the Associations have been properly accounted for in all material respects and expended in all material respects in accordance with the Company Management Agreements and all applicable Laws. The pooling of assessments and dues collected from Vacation Interval owners and others by the applicable Club on behalf of the Associations and the Company’s current ability to appoint a majority or the members of the governing body for each Club and Association does not violate any VOI Laws.

(b) The Company has furnished to Parent true and complete copies of (i) the audited combined statements of financial position of Silverleaf Club and the Associations for each of the years ended December 31, 2009 and December 31, 2008, respectively, and the related audited combined statements of revenues over expenses, net assets and cash flows for each such period (the “Audited Silverleaf Club Financial Statements”), (ii) the interim unaudited combined statements of financial position of Silverleaf Club and the Associations for the quarters ended September 30, 2010 and June 30, 2010, respectively, and the related unaudited combined statements of revenues over expenses, net assets and cash flows for each such period (the “Interim Silverleaf Club Financial Statements” and, together with the Audited Silverleaf Club Financial Statements, the “Silverleaf Club Financial Statements”), (iii) the audited statement of financial position of the Orlando Breeze Resort Club for each of the years ended December 31, 2009 and December 31, 2008, respectively, and the related audited statements of revenues over expenses, net assets and cash flows for each such period (the “Audited Orlando Club Financial Statements”) and (iv) the interim unaudited statements of financial position of the Orlando Breeze Resort Club for the quarters ended September 30, 2010 and June 30, 2010, respectively, and the related unaudited statements of revenues over expenses, net assets and cash flows for each such period (the “Interim Orlando Club Financial Statements” and, together with the Audited Orlando Club Financial Statements, the “Orlando Club Financial Statements”). The Silverleaf Club Financial Statements and Orlando Club Financial Statements have been prepared, or, in the case of such financial statements prepared on or after the date of this Agreement, will be prepared, in conformity with GAAP applied on a consistent basis during the periods involved and fairly presents, in all material respects, the combined financial position of the Silverleaf Club and the Associations and the Orlando Breeze Resort Club, respectively, as of the respective dates thereof, and the combined statements of revenues over expenses, net assets and cash flows for the respective periods then ended (subject, (x) in the case of the unaudited quarterly statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto (which adjustments are not and will not be material in amount or effect) and (y) to any adjustments resulting from the matters disclosed in Section 3.5(a) of the Company Disclosure Schedule).

(c) Each of the Company Management Agreements is valid and in full force and effect and constitutes a legal, valid and binding obligation of the Company and the applicable Club and is enforceable against the Company and each of the other parties thereto in accordance with its terms subject to the Bankruptcy and Equity Exceptions. Neither the Company or any of the Clubs is in breach of or default under any of the Company Management Agreements in any material respect, nor has the Company received any notice of any such breach or default and, to the Knowledge of the Company, no condition or event or fact exists which, with notice, lapse of time or both, would constitute a material breach of or default under any Company Management Agreement on the part of the Company or any of the Clubs or result in a termination thereof or permit other changes of any right or obligation or loss of benefit thereunder.

(d) Except as set forth on Section 3.20(d) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding loans, lines of credit, guarantees or cash advances from the Company or any of its Subsidiaries to any of the Clubs or any management fees due and payable to the Company pursuant to the Company Management Agreements that have not been fully paid and satisfied.

(e) Each Association and Orlando Breeze Club have the authority to levy assessments and dues for purposes of operating and maintaining the Resorts and the Clubs.

(f) All material expenses charged to the Clubs or loans or advances of funds to the Clubs by the Company or any of its Subsidiaries are authorized by and are in compliance in all material respects with the Company Management Agreements and applicable Laws.

(g) To the Knowledge of the Company, except (i) as reflected or reserved against in the Audited Silverleaf Club Financial Statements for the year ended December 31, 2009, the Audited Orlando Club Financial Statements for the year ended December 31, 2009, the Interim Silverleaf Club Financial Statements for the quarter ended September 30, 2010 or the Interim Orlando Club Financial Statements for the quarter ended

September 30, 2010, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2010, (iii) for liabilities or obligations under Company Material Contracts, other than in the case of material breaches or defaults by any Club or Association, and (iv) for liabilities or obligations that have been discharged or paid in full in the ordinary course of business, none of the Clubs or Associations has any material liabilities or obligations of any nature, whether or not accrued, contingent, or otherwise, whether known or unknown and whether due or to become due.

(h) Except as set forth in Section 3.20(h) of the Company Disclosure Schedule, there are no current or former directors, employees or independent contractors of any of the Clubs or Associations that participate in, or are eligible to participate in any of the Company Benefit Plans.

Section 3.21 Vacation Interval Registrations.

(a) Except as set forth in Section 3.21(a) of the Company Disclosure Schedule, the registration statements of the Company and its Subsidiaries (including, without limitation, the applicable public offering statements) filed with Governmental Entities in connection with the registration of the Resorts and/or marketing, offering and sale of Vacation Intervals (the “Vacation Interval Registrations”) comply in all material respects with the requirements of VOI Laws applicable to such Vacation Interval Registrations. The marketing, offering and sale of Vacation Intervals, together with the transactions creating the related VOI Receivables arising therefrom, have been effected in compliance in all material respects with all applicable VOI Laws. Since January 1, 2008, no Covered Entity has received written notice of any material violation of VOI Laws from any Governmental Entity.

(b) Section 3.21(b) of the Company Disclosure Schedule sets forth a true and complete list of all material franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the marketing, offering and sale of Vacation Intervals by the Covered Entities (the “VOI Permits”). The Covered Entities are in possession of all VOI Permits and all such VOI Permits are valid and are in full force and effect. No suspension, cancellation or non-renewal of any of the VOI Permits is pending or, to the Knowledge of the Company, threatened. The Covered Entities are not, and since January 1, 2008 have not been, in material violation or breach of, or material default under, any VOI Permit and no Covered Entity has been notified in writing that any VOI Permit may not in the ordinary course be renewed upon its expiration or that, by virtue of the transactions contemplated by this Agreement, any VOI Permit may be terminated or materially amended or not be granted or renewed and no event or condition has occurred or exists which would reasonably be expected to result in a material violation of, material breach of, loss of a material benefit under or non-renewal of, any VOI Permit (in each case, with or without notice or lapse of time or both).

(c) All equipment, inventory, or furnishings located in or on the Resorts and promised or represented as available in documents presented or provided to purchasers of Vacation Intervals (the “Resort Documents”) have been substantially made available or provided as represented. To the Company’s Knowledge, all amenities, walkways and parking areas described in the Resort Documents as completed are substantially complete. To the Company’s Knowledge, each purchaser of a Vacation Interval has dedicated and unencumbered access to and use of all of the amenities of the applicable Resorts in accordance with the applicable Resort Documents.

(d) All accounts receivable of the Company and its Subsidiaries reflected in the consolidated balance sheet of the Company and its Subsidiaries set forth in the Company’s Form 10-Q for the quarter ended September 30, 2010 and accounts receivable of the Company and its Subsidiaries arising after September 30, 2010 and reflected on the books and records of the Company and its Subsidiaries represent valid obligations of debtors arising from sales actually made or services actually performed by the Company or its Subsidiaries in the ordinary course of business and no Person has claimed or, to the Knowledge of the Company, has threatened to claim a defense, setoff or counterclaim with respect thereto.

(e) For purposes of this Agreement, “VOI Laws” means the applicable provisions of (i) the Consumer Credit Protection Act; (ii) Regulation Z of the Federal Reserve Board; (iii) the Equal Credit Opportunity Act;

(iv) Regulation B of the Federal Reserve Board; (v) the Federal Trade Commission’s three (3) day cooling-off Rule for Door-to-Door Sales; (vi) Section 5 of the Federal Trade Commission Act and regulations thereunder; (vii) the Interstate Land Sales Full Disclosure Act; (viii) the federal postal Laws; (ix) usury Laws; (x) trade practices, home and telephone solicitation, sweepstakes, anti-lottery, anti-spam and consumer credit and protection Law, including the Telephone Consumer Protection Act and the Telemarketing and Consumer Fraud and Abuse Prevention Act and regulations thereunder; (xi) real estate sales, lending, licensing, disclosure, reporting condominium and timeshare and escrow Laws; (xii) the Americans with Disabilities Act and related accessibility guidelines; (xiii) the Real Estate Settlement Procedures Act; (xiv) the Truth-in-Lending Act; (xv) the Fair Housing Act; (xvi) Regulation X; (xvii) Civil Rights Acts of 1964 and 1968; (xviii) state condominium, timeshare, subdivision and seller of travel Laws, including those governing the administration and operation of owners’ associations and those requiring registrations of the Resorts and/or marketing, offering and sale of Vacation Intervals or internal or external exchange programs; (xix) Federal Fair Debt Collection Practices Act and applicable state debt collection Laws; (xx) the Gramm-Leach-Bliley Act; (xxi) the Patriot Act, (xxii) any state or local Laws concerning construction, escrow or surety bonds; and (xxiii) federal and state securities Laws.

Section 3.22 Insurance. Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Covered Entities maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in the amounts set forth on Section 3.22 of the Company Disclosure Schedule (the “Insurance Policies”). The Insurance Policies provide coverage in the amounts and of the type customary for companies similarly situated with the Company and its Subsidiaries. None of the Covered Entities has received written notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force and all premiums due have been paid on the date hereof and will be (or substantially equivalent replacement insurance will be) outstanding and duly in force on the Closing Date. No Covered Entity is in breach or default under, or has taken any action which could permit termination or material modification of, any material insurance policies, and no notice in writing of cancellation or termination has been received by any Covered Entity with respect to any material insurance policy and no such policy shall terminate or give rise to a right of cancellation by reason of the execution, delivery and performance of this Agreement.

Section 3.23 Opinion of Financial Advisors. The Board has received the opinion of Gleacher & Company Securities, Inc., to the effect that (subject to assumptions, qualifications, limitations and other matters set forth therein), as of the date of such opinion, the Merger Consideration to be received by the holders of the Company Common Stock is fair to such holders from a financial point of view, which opinion has not been withdrawn or modified. A copy of such opinion shall be provided to Parent promptly following the execution of this Agreement (solely for informational purposes and on a confidential basis).

Section 3.24 Required Vote of the Company Shareholders. The affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock, is the only vote of holders of securities of the Company which is required to approve this Agreement, the Merger and the other transactions contemplated hereby (the “Company Shareholder Approval”).

Section 3.25 Material Contracts.

(a) Each Company Management Agreement has been delivered by the Company or made available to Parent prior to the date of this Agreement.

(b) There is no event or condition that exists or, after notice or lapse of time or both would exist (excluding the transactions contemplated by this Agreement) that would result in a default by the Company (or its Subsidiaries), and the Company and its Subsidiaries have complied in all material respects with all material obligations, covenants and agreements required to be performed by it, under any and all transfer or financing agreements entered into in connection with the Company’s (i) financing of its VOI Receivables (collectively, the “Receivables Financing Agreements”), other than expenses in connection with the closing of such financing transactions, (ii) Indebtedness secured by its Vacation Intervals held as inventory (“Inventory Financing Agreements”) and (iii) Indebtedness incurred in connection with the acquisition of real property by the Company and its Subsidiaries for the development of vacation projects (“Acquisition Financing Agreements”).

(c) As of the date of this Agreement, except for (w) this Agreement, (x) the Company Benefit Plans, (y) Contracts filed with the SEC prior to the date hereof, or (z) as set forth on Section 3.25(c) of the Company Disclosure Schedule, no Covered Entity is a party to or bound by, as of the date hereof, any Contract (whether written or oral) which is:

(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) a loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, Contract, lease, license or other binding commitment (other than those between the Company and its wholly-owned Subsidiaries) or other binding obligation relating to Indebtedness of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries has mortgaged, pledged or otherwise placed a Lien on any material portion of the assets of the Company or its Subsidiaries, in each case, in excess of $250,000;

(iii) a Contract relating to a guarantee by any Covered Entity of Indebtedness of any Person;

(iv) a Contract that requires any Covered Entity to make a loan or capital contribution to or investment in any Person, other than the Silverleaf Club in the ordinary course of business, in excess of $1,000,000;

(v) a Contract relating to any acquisition (by merger, consolidation, acquisition of all or substantially all of the assets or otherwise) from any Person or divestiture or disposition by any Covered Entity to any Person of properties, assets, capital stock or other Equity Interests, except for (A) acquisitions and dispositions of Vacation Intervals in the ordinary course of business or (B) relating to Receivables Financing Agreements or Inventory Financing Agreements;

(vi) a Contract that provides for the indemnification of any officer, director, manager or employee by any Covered Entity;

(vii) a Lease;

(viii) a Contract that requires any Covered Entity to make capital expenditures in excess of $250,000 in any fiscal year, or $500,000 in the aggregate;

(ix) a Contract which purports to limit the right of any Covered Entity to engage freely or compete in any line of business or to compete with any Person or operate in any location;

(x) a Contract that creates a partnership, joint venture or similar arrangement with respect to any material portion of the business of the Company or its Subsidiaries taken as a whole;

(xi) a Contract that relates to the development, ownership, licensing or use of Intellectual Property or Company Systems in excess of $100,000 (other than a shrink wrap or similar license for generally available “off-the-shelf” software);

(xii) a Contract with respect to interest rate or currency hedging activities by the Covered Entity;

(xiii) a settlement or similar Contract with any Governmental Entity or order or consent of a Governmental Entity to which any Covered Entity is subject involving future performance by any Covered Entity which is material to the Company and any of its Subsidiaries taken as a whole;

(xiv) a Contract that contains a “key man” or “key personnel” provision or otherwise restricts, limits or prohibits any Covered Entity, in any manner, from hiring, firing or otherwise replacing any directors, officers or employees of any Covered Entity; and

(xv) an existing agreement, not otherwise required to be disclosed pursuant to clauses (i) through (xv) hereof that (A) requires payments by or to any Covered Entity in excess of $500,000 during any 12 month period or (B) is material to the Company and its Subsidiaries, taken as a whole (all Contracts of the type described in this Section 3.25(c), together with the Receivables Financing Agreements, Inventory Financing Agreements and the Acquisition Financing Agreements, being referred to herein as “Company Material Contracts”).

(d) Assuming the validity with respect to and binding effect on the applicable counterparty thereto, each Company Material Contract is valid and binding on the Covered Entity that is a party thereto, as applicable, and is in full force and effect and enforceable against the Covered Entity in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. Each Covered Entity has in all material respects performed all material obligations required to be performed by it to date under each Company Material Contract. To the Company’s Knowledge, each counterparty to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract prior to the date of this Agreement. The Company does not have Knowledge of, and no Covered Entity has received written notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material breach or violation of or material default on the part of a Covered Entity or their counterparties under any such Company Material Contract. Since December 31, 2009, no Covered Entity has received any written notice that any counterparty to a Company Material Contract has sought to terminate or amend the terms of a Company Material Contract. Prior to the date of this Agreement, true and correct copies of all Company Material Contracts (as amended or modified) in effect on the date hereof are either publicly filed with the SEC or the Company has made available to Parent true and correct copies of such Company Material Contracts.

Section 3.26 Finders or Brokers; Transaction Fees. Except for Gleacher & Company Securities, Inc. and Durham Capital Corporation, neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee, commission, expense reimbursement or indemnification or similar protection in connection with or upon consummation of the Merger or the other transactions contemplated hereby.

Section 3.27 State Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.6, the Company has taken all actions necessary for purposes of Section 21.606 of the TBOC to ensure that the restrictions of such provision are not applicable to the Merger or other transactions contemplated hereby, and no other “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States is applicable to the Company with respect to the Merger or other transactions contemplated hereby.

Section 3.28 Securitizations.

(a) Section 3.28(a) of the Company Disclosure Schedule lists all Securitization Transactions (and the corresponding Securitization SPVs) as of the date hereof together with the amount of funding outstanding thereunder (by class or tranche of debt outstanding) as of the date hereof.

(b) Section 3.28(b) of the Company Disclosure Schedule is a true, correct and complete list of all Securitization Instruments currently in effect or which otherwise have not been completely discharged (including with respect to any obligations which may survive the termination thereof), and lists all notices, notifications, consents, filings, ratings confirmations, authorizations, approvals and deliveries required under the Securitization Instruments in connection with the consummation of the transactions contemplated by this Agreement (such required notices, notifications, consents, filings, ratings confirmations, authorizations, approvals and deliveries, whether or not set forth in the Company Disclosure Schedule, the “Securitization Consents”). True, correct and complete copies of all Securitization Instruments have been made available to the Parent.

(c) All Securitization Instruments (i) are legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the Company’s Knowledge, each of the other parties thereto and (ii) are in full force and effect and enforceable in accordance with their terms subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries (and no Affiliate of the Company) and, to the Company’s Knowledge, no other party to a Securitization Instrument, is in material default or breach under, or has failed to perform any of its respective obligations in any material respect under, any Securitization Instrument. No event, condition or omission has occurred and is continuing that would constitute a material breach, violation or default, event of default, servicer event of default or similar event (whether by lapse of time or notice or both) under any Securitization Instrument. Neither the Company nor any of its Subsidiaries (or any Affiliate thereof) has Knowledge of, nor has the Company or any of its Subsidiaries (or any Affiliate thereof) received any notice or communication from any Person asserting (i) the occurrence of, any breach, violation or default, event of default, servicer event of default or similar event, under any Securitization Instrument (and to the Company’s Knowledge, no event has occurred or is continuing that would reasonably be expected to give rise to any of the foregoing events) or (ii) that any provision of a Securitization Instrument is not effective or is not a legally valid, binding and enforceable obligation of any party thereto (all such notices or communications, “Securitization Instrument Notices”). Section 3.28(c) of the Company Disclosure Schedule lists all Securitization Instrument Notices received by the Company and its Subsidiaries since January 1, 2008 (including with respect to matters designated in Section 3.28(c) of the Company Disclosure Schedule as having been waived or cured).

(d) To the extent that the Company or any of its Subsidiaries acts as the servicer under a Securitization Instrument, the Company or such Subsidiary has performed its servicing obligations in compliance with the applicable servicing standard set forth in such Securitization Instrument in all material respects.

(e) No securities were issued or sold in any Securitization Transaction by the Company or any of its Subsidiaries in violation of Section 5 of the Securities Act. There is no Action pending or, to the Company’s Knowledge, threatened, in which it is alleged that any private placement memorandum or other offering document issued in any Securitization Transaction, or any amendment or supplement thereto, contained, as of the date on which it was issued, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Company nor any of its Subsidiaries, in each case to the extent that it is an issuing entity in any Securitization Transaction, is required to register as an investment company under the Investment Company Act of 1940, as amended.

(f) Except as set forth in Section 3.28(f) the Company Disclosure Schedule, none of the Company’s Subsidiaries is required to make periodic filings in compliance with the reporting requirements of the Exchange Act with respect to any Securitization Transaction.

(g) Section 3.28(g) of the Company Disclosure Schedule lists the Company and each of its Subsidiaries which is a “securitizer” within the meaning of Section 15G(a)(3) of the Exchange Act (“Exchange Act ABS Securitizer”). For each Exchange Act ABS Securitizer, Section 3.28(g) of the Company Disclosure Schedule sets forth, in tabular format for each applicable Securitization Transaction as of December 31, 2010, the number of claims made with respect to, and the dollar amount and percentage of the applicable securitized pool of assets represented by: (A) (i) assets that were the subject of a demand for repurchase or replacement by the Company or its Subsidiaries under the Securitization Instruments, (ii) assets that were repurchased or replaced by the Company or its Subsidiaries in connection with a demand for repurchase or replacement under the Securitization Instruments, (iii) assets that were not repurchased or replaced by the Company or its Subsidiaries in respect of demands for repurchase and replacement under the Securitization Instruments, and (iv) assets pending repurchase or replacement by the Company or its Subsidiaries in respect of demands for repurchase or replacement made under the Securitization Instruments ; and (B) defaulted assets and assets that were the subject of a “force majeure event” (as defined in the applicable Securitization Instruments) that were the subject of an optional repurchase by the Company or its Subsidiaries.

(h) Section 3.28(h) of the Company Disclosure Schedule lists all ratings downgrades or withdrawals, or notices that a rating is on watch for possible downgrade, issued by any nationally recognized statistical rating agency since January 1, 2008 in respect of securities issued pursuant to Securitization Transactions which were rated “investment grade” (i.e., at least “BBB” or its equivalent) at issuance by such rating agency.

(i) Except as set forth in Section 3.28(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has acted in the capacity of guarantor or credit enhancer in any Securitization Transaction, nor has the Company or any of its Subsidiaries provided any type of guarantee in any Securitization Transaction with respect to any payments of principal and/or interest (or related shortfall) in connection with any issued securities. Section 3.28(i) of the Company Disclosure Schedule lists for each applicable Securitization Transaction the aggregate amount of payments made through December 31, 2010 pursuant to any Securitization Instrument pursuant to which the Company or any of its Subsidiaries acts as a guarantor or credit enhancer. For the purposes of this Section 3.28(i), neither the Company nor any of its Subsidiaries is a “guarantor” or “credit enhancer” solely by reason of owning or holding any credit residual, subordinate interest, credit reserve account or similar instrument or account related to a Securitization Transaction or by reason of providing market standard reimbursement or indemnities under a Securitization Instrument.

(j) Section 3.28(j) of the Company Disclosure Schedule lists all outstanding claims of Persons requesting reimbursement or indemnification from a Company Party pursuant to any Securitization Instrument other than pursuant to the distribution provisions of any such Securitization Instrument.

(k) Section 3.28(k) of the Company Disclosure Schedule lists all derivatives Contracts (i.e., swaps, hedges or other derivatives), if any, to which the Company or any of its Subsidiaries is a party in connection with a Securitization Transaction (including with respect to securities issued in connection with a Securitization Transaction).

(l) The Company has made available to Parent true and accurate copies of the most recent servicer and/or trustee reports distributed in respect of each Securitization Transaction.

Section 3.29 Disclaimer. Except for the representations and warranties contained in this Article III, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any other express or implied representations or warranties with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made on behalf of the Company any representation or warranty to Parent or Merger Sub or any of its Affiliates with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company and any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or Merger Sub or their respective Affiliates in the course of their due diligence investigation of the Company and its Subsidiaries, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent or any other Person resulting from the distribution to Parent, or use by Parent of, any such information, including any information, documents, projections, forecasts or other material made available to Parent in certain “data rooms,” confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Qualification; Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.

Section 4.2 Corporate Authority Relative to This Agreement.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Other than in connection with or in compliance with (i) the provisions of the TBOC and (ii) the Exchange Act, no material authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, the performance by Parent and Merger Sub of their respective obligations hereunder, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by Parent and Merger Sub will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation, payment for any consent or similar fee, or to the loss of any benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon Parent or Merger Sub or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or Merger Sub or (iii) assuming that the consents and approvals referred to in Section 4.2(b) are duly obtained, conflict with or violate any applicable Laws, other than in the case of clauses (i) and (ii) as would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to perform its obligations hereunder or to consummate the Merger (a “Parent Material Adverse Effect”).

Section 4.3 Proxy Statement; Other Information. None of the information supplied in writing by or on behalf of Parent or any of its Affiliates (other than the Company and its Subsidiaries) expressly for inclusion or incorporation by reference in the Proxy Statement will not, at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting (as such Proxy Statement shall have been amended or supplemented as of the date of the Company Meeting), at the time of any amendments thereof or supplements thereto, and at the time of filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made by Parent or Merger Sub with respect to information included in the Proxy Statement based upon information supplied by or on behalf of the Company or related to the sufficiency of the disclosures made by the Company.

Section 4.4 Financing. Parent has delivered to the Company the executed Equity Commitment Letter pursuant to which the Guarantor has committed, subject to the terms and conditions thereof, to invest the Equity Financing. The Equity Commitment Letter, in the form so delivered, is in full force and effect, has not been terminated or otherwise amended or modified in a manner adverse to the Company and the commitment set forth therein has not been withdrawn or rescinded in any respect. The Equity Commitment Letter constitutes a legal, valid and binding obligation of Parent and the Guarantor. Subject to the accuracy of the representations and warranties of the Company set forth in Article III hereof, as of the date hereof, no event has occurred which, with or without notice or lapse of time or both, would constitute a material default under or material breach on the part of Parent under the Equity Commitment Letter. Subject to the terms and conditions of this Agreement, the accuracy of the representations and warranties of the Company set forth in Article III hereof, and the compliance by the Company with its covenants and agreements hereunder, the Equity Financing, when funded in accordance with the terms and conditions of the Equity Commitment Letter, will provide Parent with funds sufficient to satisfy all of Parent’s obligations under this Agreement. The obligations to make the Equity Financing available to Parent pursuant to the terms of the Equity Commitment Letter are not subject to any conditions other than the conditions set forth in the Equity Commitment Letter.

Section 4.5 Ownership and Operations of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent. Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.6 Ownership of Shares. Neither Parent nor Merger Sub is, nor at any time during the three (3) years prior to the date of this Agreement has it been, an “affiliated shareholder” of the Company as defined in Section 21.602 of the TBOC.

Section 4.7 Investigation by Parent and Merger Sub. Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. In entering into this Agreement, other than the representations and warranties of the Company contained in this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis.

Section 4.8 Investigations; Litigation. Except as have not and that could not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, as of the date of this Agreement there are no (i) Proceedings pending (or, to the Knowledge of Parent, threatened in writing) by any Governmental Entity with respect to Parent or any of its Subsidiaries or (ii) Proceedings pending (or, to the Knowledge of Parent, threatened in writing) against Parent or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, (iii) as expressly contemplated or expressly permitted by this Agreement or (iv) as disclosed in Section 5.1(a) or Section 5.1(b) of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice (including, without limitation, by exercising its powers, duties and responsibilities under the Company Management Agreements in accordance with applicable Laws and in the ordinary course of business consistent with past practice), and use commercially reasonable best efforts to maintain and preserve intact its business organization, goodwill and significant business relationships and to retain the services of its key officers and key employees; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Without limiting the foregoing, the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the earlier to occur of the Effective Time and the Termination Date, except (i) as set forth in Section 5.1(b) of the Company Disclosure Schedule, (ii) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed, except with respect to clauses (i), (ii), (iv) and (v) of this Section 5.1(b)) or (iii) as expressly contemplated by this Agreement, the Company shall not, and shall not permit its Subsidiaries to, and to the extent permitted under the Company Management Agreements, shall not permit the Clubs or the Associations to:

(i) adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock;

(ii) make, declare, set aside or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options or other awards issued and outstanding as of the date hereof under the Company Option Plans; provided, that this Section 5.1(b)(ii) shall not apply to dividends or distributions paid by wholly-owned Subsidiaries of the Company to the Company or to other wholly-owned Subsidiaries of the Company;

(iii) enter into any derivative agreements, other than derivative agreements entered into in the ordinary course of business;

(iv) grant any Person any right to acquire any shares of its capital stock or other Equity Securities, except for Company Stock Options outstanding on the date of this Agreement in the ordinary course of business;

(v) issue, deliver, sell, grant, dispose of or pledge, or authorize the issuance, delivery, sale, grant, disposition of or pledge of, any (A) shares of capital stock or other Equity Securities except pursuant to the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with the terms of such instruments; (B) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any shares of its capital stock or Equity Securities, or (C) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(vi) purchase, sell, transfer, lease, license, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $1,000,000 in the aggregate, other than in connection with purchases and sales in the ordinary course of business (including, without limitation, Vacation Intervals in the ordinary course of business and VOI Receivables in the ordinary course of business to fund the sale of Vacation Intervals);

(vii) make any capital expenditures in excess of $1,000,000 individually or $2,000,000 in the aggregate, other than (A) pursuant to eligible loan receivables permitted to be incurred, or financed, under any

Receivables Financing Agreements in effect as of the date hereof or (B) expenditures in connection with the construction of vacation projects and other capital expenditures, in each case, as described in Section 5.1(b)(vii) of the Company Disclosure Schedule;

(viii) incur or assume or become obligated for any Indebtedness, guarantee or endorse any such Indebtedness or make any loans, advances or capital contributions to, or other investments in, any other Person, other than (A) advances of out-of-pocket business expenses to employees in the ordinary course of business, (B) loans, advances, capital contributions and other investments between the Company and any of its Subsidiaries or between Subsidiaries of the Company and (C) in connection with Receivables Financing Agreements and Inventory Financing Agreements (in each case, in effect as of the date hereof) in the ordinary course of business not in excess of $250,000;

(ix) acquire, merge or consolidate with, or effect any business combination with, any Person or all or any material portion of the assets of any Person, whether by purchase of stock, securities or assets, contributions to capital (other than capital contributions to wholly-owned Subsidiaries of the Company), property transfers, or entering into binding agreements with respect to any such investment or acquisition;

(x) except in the ordinary course of business consistent with past practice, enter into, renew, extend, materially amend or terminate any Company Material Contract or Contract which if entered into prior to the date hereof would be a Company Material Contract, in each case, other than any Contract relating to Indebtedness that would not be prohibited under clause (viii) of this Section 5.1(b) and any Contract that the Company is required to enter into, renew, extend, materially amend or terminate pursuant to and in accordance with any other provisions of this Agreement;

(xi) except to the extent required by Law or by Contracts in existence as of the date hereof, (A) increase in any manner the compensation or benefits of any of its present or former employees, officers, directors, consultants, independent contractors or service providers except, other than with respect to directors and officers, in the ordinary course of business consistent with past practice, (B) pay, or increase the amounts payable under, any pension, severance, change in control, retirement or similar benefits not required by any existing plan or agreement to any such present or former employees, officers, directors, consultants, independent contractors or service providers, (C) enter into, renew, amend, alter, adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, change in control, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment, change in control, retention severance, consulting or collective bargaining or similar agreement with or for the benefit of any present or former employee, officer, director, consultant or service provider, except to the extent necessary to satisfy the documentary compliance requirements of Section 409A of the Code or to avoid application of Section 409A of the Code, (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, except in the ordinary course of business consistent with past practice, or (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law;

(xii) initiate, settle or compromise any Proceeding (a) for an amount in excess of $250,000 individually or $500,000 in the aggregate, (b) involves injunctive relief against the Company or any of its Subsidiaries or restrictions on the business activities of the Company or any of its Subsidiaries or (c) relates to the Merger or other transactions contemplated by this Agreement;

(xiii) amend or waive any provision of the articles of incorporation and bylaws or other equivalent organizational documents of the Company or any of its Subsidiaries or Securitization SPVs, or, in the case of the Company, enter into any agreement with any of its shareholders in their capacity as such or enter into any other agreement with respect to the voting of its capital stock or other Equity Securities;

(xiv) take or omit to take any action that is intended or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

(xv) other than in the ordinary course consistent with past practice, take any action or fail to take any action which action or failure to act that would result in the material loss or reduction in value of the Intellectual Property of the Company and its Subsidiaries, taken as a whole;

(xvi) enter into, extend or renew (A) any Contract or amendment thereof that grants any Person the right or ability to access, license or use all or a material portion of the Intellectual Property of the Company and its Subsidiaries, other than in the ordinary course of business consistent with past practice, or (B) any Contract or amendment thereof that grants any Person or Persons the exclusive right or ability to access, license or use any portion of the Intellectual Property of the Company and its Subsidiaries;

(xvii) enter into any “non-compete”, “non-solicit” or similar agreement that would restrict the businesses of the Surviving Corporation or its Subsidiaries or their ability to solicit customers or employees following the Effective Time;

(xviii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of such entity;

(xix) change the Company’s registered public accounting firm or implement or adopt any change in its Tax or financial accounting principles, practices or methods, other than as required by a change in GAAP, applicable Law or regulatory guidelines;

(xx) enter into any closing agreement with respect to Taxes, settle or compromise any liability for Taxes, make, revoke or change any Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of Taxes, file any amended Tax Return or obtain any Tax ruling;

(xxi) enter into any new, or materially amend or otherwise materially alter any Affiliate Transaction or transaction which would be an Affiliate Transaction if such transaction occurred prior to the date hereof;

(xxii) other than in the ordinary course of business consistent with past practice, make any loans to any individual (other than advances of out-of-pocket business expenses to employees, contractors or consultants in the ordinary course of business and consistent with past practice) or make any material loans, advances or capital contributions to, or investments in, any other Person in excess of $1,000,000 in the aggregate for all such loans, advances, contributions and investments, except for (A) transactions solely among the Company and/or wholly-owned Subsidiaries of the Company, (B) as required by existing Contracts set forth in the Company Disclosure Schedule or (C) Receivables Financing Agreements and Inventory Financing Agreements permitted under clause (viii) of this Section 5.1(b);

(xxiii) other than in the ordinary course of business consistent with past practice, change, in any material respect, any of the Company’s credit policies, hedging strategies, or policies or practices relating to the collection of receivables or payment of payables;

(xxiv) enter into, amend or issue any Securitization Transaction or Securitization Instrument, or otherwise create, or take any action to create, any Securitization SPVs;

(xxv) cancel any Indebtedness owed to the Company or any of its Subsidiaries that is material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, or waive any claims or rights of substantial value;

(xxvi) agree to take, make any commitment to take, or adopt any resolutions of the Board in support of, any of the actions prohibited by this Section 5.1(b).

Section 5.2 Access to Information.

(a) From the date hereof until the Effective Time and subject to the requirements of applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, (i) provide to Parent and Merger Sub, and their respective officers, directors, employees, managers, consultants, counsel, financial advisors, auditors, agents and other authorized representatives (the “Parent Representatives”) reasonable access during normal business hours to the employees, accountants, legal counsel, auditors and other representatives and agents of the Company and its Subsidiaries and the offices, properties, books and records of the Company and its Subsidiaries, including access to conduct environmental site assessments, (ii) furnish to Parent, Merger Sub and the Parent Representatives such financial and operating data and other information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as such Persons may reasonably request (including, furnishing to Parent the financial results of the Company in advance of any filing by the Company with the SEC containing such financial results), and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives (other than nonemployee directors) of the Company and its Subsidiaries to cooperate reasonably with Parent and Merger Sub to obtain access to information concerning the Company and its Subsidiaries, as the case may be. Notwithstanding the foregoing provisions of this Section 5.2, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent, Merger Sub or any Parent Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or an existing Contract, provided, that the Company shall use its commercially reasonable efforts to (A) obtain the required consent from any required third party to provide such access or disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company or (C) enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Notwithstanding the foregoing, neither Parent, Merger Sub nor any Parent Representatives shall have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion the disclosure of which could subject the Company or any of its Subsidiaries to risk of material liability. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time or the Termination Date, the Company will furnish to Parent (i) the audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2010 within 90 days after December 31, 2010, (ii) the unaudited quarterly consolidated financial statements of the Company and its Subsidiaries for any quarterly period ended after the date hereof within 45 days after the last day of the relevant quarter and (iii) promptly after becoming available, monthly financial statements, including an unaudited balance sheet, consolidated results of operations and consolidated cash flows and changes in shareholders equity. Parent and Merger Sub agree that they will not, and will direct the Parent Representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the Merger, this Agreement or the transactions contemplated hereby. Such access to information pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Parent and Merger Sub shall present all requests for information and access only to such Persons as the parties may reasonably agree upon.

(b) Parent hereby agrees that all information provided to it or its counsel, financial advisors, auditors and other representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information” to the extent such information would be considered

“Confidential Information,” in each case, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of July 15, 2010, between the Company and Ableco, LLC, an affiliate of Parent (the “Confidentiality Agreement”).

Section 5.3 No Solicitation.

(a) No Inconsistent Actions. Except as otherwise expressly permitted by this Section 5.3, neither the Company nor the Board (or any committee thereof) shall, nor shall they authorize or permit any of the Company’s Subsidiaries or any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of, the Company or its Subsidiaries to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or knowingly facilitate, or take any other action designed to, or which would reasonably be expected to lead to or result in, any inquiries or the making of any proposal that constitutes a Takeover Proposal (as defined below), or (ii) participate in any negotiations or discussions regarding any Takeover Proposal or furnish to any Person any nonpublic information with respect to a Takeover Proposal, or (iii) approve, endorse or recommend, or publicly announce or resolve its intention to approve, endorse or recommend, any Takeover Proposal, (iv) terminate, release, amend, waive or modify any provision of any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party (or fail to take reasonable steps to enforce the provisions of such agreements), or take any action to exempt any Person (other than Parent, Merger Sub and their Affiliates) from any applicable anti-takeover Laws or otherwise cause such restrictions not to apply, (v) enter into any letter of intent or similar document or any Contract, accepting any Takeover Proposal or relating to any Takeover Proposal (each, an “Acquisition Agreement”), other than a confidentiality agreement entered into with a party making a Takeover Proposal contemplated by clause (A) of Section 5.3(b), (vi) take any action pursuant to Section 7.1(c)(ii), (vii) fail to make, withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, the Recommendation or fail to include the Recommendation in the Proxy Statement (a “Change of Recommendation”), or (viii) take any action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Board pursuant to Rule 14d-9(f) of the Exchange Act (the actions described in clauses (vii) and (viii) are referred to as a “Company Adverse Recommendation Change” and, together with the actions referred to in clauses (i) through (vi), the “Inconsistent Actions”). For purposes of this Agreement, “Takeover Proposal” means any bona fide inquiry, proposal, request or offer from any Person (other than Parent, Merger Sub or its Affiliates) or any “group” within the meaning of Section 13(d) of the Exchange Act relating to, in a single transaction or series of transaction, (i) any direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (including equity securities) of the Company, (ii) any direct or indirect issuance, sale, acquisition or purchase of 10% or more of any class of voting securities or Equity Securities of the Company (other than as a result of the exercise of Stock Options outstanding as of the date of this Agreement), (iii) any transaction (including any tender offer or exchange offer) that, if consummated, would result in any Person or “group”, directly or indirectly, beneficially owning 10% or more of any class of voting securities or Equity Securities of the Company, (iv) any merger, consolidation, joint venture, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case other than the proposed Merger, (v) any sale, lease, exchange, transfer, license, or disposition of more than 10% of the assets of the Company and its Subsidiaries (other than in connection with sales of Vacation Intervals in the ordinary course of business) or (vi) any combination of the foregoing.

(b) Superior Proposals. Notwithstanding the foregoing, if at any time prior to receipt of Company Shareholder Approval, the Company receives a bona fide Takeover Proposal that did not result from a material breach of Section 5.3(a), and the Board determines in good faith, (i) after consultation with its outside legal and financial advisors, that such Takeover Proposal is, or is reasonably likely to result in, a Superior Proposal (as defined below), and (ii) after consultation with its outside legal advisor, that failure to take one or more of the Inconsistent Actions is reasonably likely to result in a breach of the Board’s fiduciary obligations under applicable Law, the Company and/or the Board, as applicable, may (A) furnish information with respect to the Company to the Person making such Superior Proposal (and its representatives) pursuant to a confidentiality agreement containing terms no less favorable in the aggregate to the Company than those set forth in the Confidentiality Agreement (including any standstill provisions contained therein); provided, however, that such confidentiality agreement shall not in any way restrict the Company from complying with its disclosure obligations under this Agreement, including with respect to such Takeover Proposal, (B) participate in discussions or negotiations regarding such Superior Proposal; (C) approve or recommend, or propose to approve or recommend, such Superior Proposal (such action, a “Superior Proposal Recommendation”); and/or (D) terminate this Agreement pursuant to Section 7.1(c)(ii) concurrently, with or immediately prior to the execution and delivery of a definitive agreement in connection with a Superior Proposal; but such Superior Proposal Recommendation or termination of this Agreement may occur only after:

(i) the Board has determined in good faith (after consultation with its outside legal and financial advisors) that such Takeover Proposal constitutes a Superior Proposal and the Company has complied in all material respects with this Section 5.3;

(ii) the Company shall have delivered to Parent written notice at least four (4) Business Days (the “Notice Period”) prior to publicly effecting such Superior Proposal Recommendation or terminating this Agreement which shall (A) state expressly that the Company has received a Superior Proposal, (B) include a copy of the Superior Proposal and a written summary of the material terms and conditions of the Superior Proposal not made in writing and the identity of the Person or “group” making the Superior Proposal, (C) that the Company intends to effect a Superior Proposal Recommendation or terminate this Agreement and (D) that the Company acknowledges and agrees that, in the event it makes a Superior Proposal Recommendation or effects a termination pursuant to Section 7.1(c)(ii), it will pay Parent the Termination Fee in accordance with Section 7.2;

(iii) Parent and the Parent Representatives shall have had the Notice Period to modify, change or revise the terms of this Agreement in response to such Superior Proposal and propose such modifications, changes or revisions in writing to the Company;

(iv) during the Notice Period, the Company shall have negotiated with Parent in good faith with respect to adjustments to the terms and conditions of the proposed Merger that Parent may suggest during such period;

(v) during the Notice Period and after the Company shall have negotiated in good faith with Parent and the Parent Representatives the modifications, changes or revisions to the terms of this Agreement proposed by Parent, the Board does not conclude in good faith, after consultation with its outside legal and financial advisors, and after taking into account any such modifications, changes or revisions to the terms of this Agreement proposed by Parent, that such Takeover Proposal (including any adjustments thereto during such four (4) Business Day period) no longer constitutes a Superior Proposal; and

(vi) with respect to a Superior Proposal, the Company shall have paid the Termination Fee pursuant to Section 7.2 prior to or simultaneous with the termination of this Agreement.

For purposes of this Agreement, “Superior Proposal” means any written bona fide offer made by a third party, other than Parent, Merger Sub or its Affiliates, to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or all of the outstanding voting securities of the Company, on terms that the Board determines in good faith (after consultation with its outside legal and financial advisors) to be more favorable to the Company’s shareholders from a financial point of view than the Proposed Transaction (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Proposed Transaction) and is reasonably likely to be consummated (taking into account (i) all relevant legal, financial, regulatory and other aspects of such Takeover Proposal and the Proposed Transaction deemed relevant by the Board in good faith, (ii) the identity of the third party making such Takeover Proposal, and (iii) the conditions and prospects for completion of such Takeover Proposal).

(c) Disclosure Obligations. In addition to the obligations of the Company set forth elsewhere in this Section 5.3, the Company shall (i) as promptly as practicable, and in any event within 48 hours, advise Parent of any Takeover Proposal, including a copy of such Takeover Proposal and a written summary of the material terms and conditions of any such Takeover Proposal not made in writing (including any changes thereto), or any inquiry or request, and the identity of the Person making any such Takeover Proposal, inquiry or request, (ii) as promptly as practicable, and in any event within 48 hours, provide Parent with (A) a copy of all written materials provided by or on behalf of such Person in connection with the Takeover Proposal that describe or relate to the terms and conditions of such Takeover Proposal (or a written summary of any terms and conditions not made in writing) and (B) notice of the Company’s intention, if any, to enter into negotiations with any third party with respect to a Takeover Proposal, and (iii) contemporaneously with furnishing any nonpublic information with regard to the Company to such third party, furnish such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished). The Company shall keep Parent informed on a current basis of the status and details (including providing notice to Parent promptly, and in any event within 48 hours, of any changes to any material term thereof) of any such Takeover Proposal.

(d) Exchange Act Disclosures. Nothing contained in this Section 5.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable Law.

Section 5.4 Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form, which shall, subject to Section 5.3(b), include the Recommendation. Parent and the Company shall cooperate with each other in connection with the preparation of the foregoing document. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Company Common Stock as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall (i) cooperate and provide Parent with a reasonable opportunity to review and comment on the drafts of the preliminary and definitive Proxy Statements (including each amendment or supplement thereto), each Company SEC Document to be filed after the date of this Agreement, and all responses to requests for additional information by and replies to comments of the SEC, in each case, prior to their being filed with the SEC, and Parent and the Company will provide each other with copies of all such filings made and correspondence with the SEC or its staff with respect thereto and (ii) consider in good faith any comments reasonably proposed by Parent or its legal counsel with respect to such documents. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.

(b) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the TBOC and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Meeting”), and (ii) subject to the Board’s approval of a Superior Proposal Recommendation or withdrawal or modification of its Recommendation in accordance with Section 5.3(b) or

Section 5.3(d), use its reasonable best efforts to solicit from the holders of Company Common Stock proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 7.2, the Company, regardless of whether the Board has approved, endorsed or recommended a Superior Proposal Recommendation or has withdrawn or modified the Recommendation, will submit this Agreement for approval by the holders of Company Common Stock at the Company Meeting. Notwithstanding anything to the contrary contained in this Agreement, after consultation with Parent, the Company may adjourn or postpone the Company Meeting (i) due to the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary or appropriate under applicable Law or (iii) to enable the Company to solicit additional proxies in favor of the Agreement and the Merger such that the Company Shareholder Approval is likely to be received.

Section 5.5 Employee Matters. Following the Closing:

(a) Employment. As of the Closing Date, Parent shall cause the Company to continue to employ each employee of the Company or any Subsidiary (“Employees”) (including any Employees on authorized leave) and shall provide such Employees for a period of at least one year following the Closing Date with base pay and bonus and incentive compensation opportunity levels that are substantially similar in the aggregate to those in effect on the date of this Agreement. Nothing in this provision precludes the Company from terminating an Employee’s employment for any reason at any time following the Closing Date.

(b) Employee Benefits. Parent shall, or shall cause the Company to, offer employee benefits (other than equity compensation plans or arrangements) to the Employees that are, and shall be on terms and conditions that are, for at least one year following the Closing Date, substantially similar in the aggregate to the Employees than those provided by the Company Benefit Plans as in effect on the date of this Agreement. Nothing herein shall be deemed to obligate Parent or the Company to adopt or maintain any particular employee benefit plan (including any equity compensation plans or arrangements), and nothing herein shall be deemed to limit the ability of the Parent or the Company to amend or terminate any Company Benefit Plan at any time after the Closing Date.

(c) Credit for Prior Service. Parent agrees that from and after the Closing, the Employees shall be credited with their length of service with the Company and any of its Subsidiaries for purposes of eligibility and vesting (but not for purposes of benefit accrual) under all employee benefit plans, programs and policies of Parent or any Affiliate of Parent (“Parent Benefit Plans”) in which the Employees may be covered, to the same extent that service provided prior to the Closing Date by employees of Parent or any Affiliate of Parent is recognized under the relevant Parent Benefit Plan. Such pre-Closing service credit shall also be taken into account for purposes of benefit computation under all vacation, sick leave, paid time off, and severance plans or policies that may apply to the Employees after the Closing Date. In addition, Parent shall cause the Company and its Subsidiaries to continue to recognize all vacation time, sick leave, paid time off, or other leave accrued by each Employee as of the Closing Date.

(d) Terms of Coverage. To the extent Employees become covered under any Parent Benefit Plan, any restriction on coverage for pre-existing conditions or requirement for evidence of insurability under such plans shall be waived for the Employees to the extent any such limitations had already been satisfied under the Company Benefit Plans. Parent shall, or shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to cause any third party to waive such pre-existing restriction or insurability requirement under the Parent Benefit Plans. Parent shall ensure that each Employee who becomes covered under any Parent Benefit Plan that is a group health plan (including, a “group health plan” as defined in Section 5000(b)(1) of the Code or a group health plan applicable to Employees in jurisdictions outside of the United States) shall receive credit for those sums paid in the current year under the corresponding Company Benefit Plan as deductibles, coinsurance and copayments, towards any deductible and/or out-of-pocket maximum which may apply under such Parent Benefit Plan.

Section 5.6 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (ii) use reasonable best efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as any state or federal regulatory authorities of any other nation or other jurisdiction or any other Person may assert under Regulatory Law (as hereinafter defined) with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date (as hereinafter defined)), and (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, use reasonable best efforts to keep each other apprised of the status of matters, including to the extent permitted by Law promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their Subsidiaries, from any third party and/or any Governmental Entity related to the approval of the Merger, allowing each other to review in advance any filing or written materials submitted to any Governmental Entity related to the approval of the Merger, and providing the other party and its counsel with advance notice of and, to the extent permitted by Law, the opportunity to participate in any discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry related to the approval of the Merger.

(c) Subject to Section 5.10, and in furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial Proceeding, including any Proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby; provided, however, that, without the consent of Parent, nothing in this Agreement shall require Parent, the Company or the Surviving Corporation, or their respective Subsidiaries or Affiliates, to sell, hold separate or otherwise dispose of any assets or business, or any interest in any of their respective Subsidiaries or Affiliates, in whole or in part, or to conduct any aspect of their business in a specified manner, or to permit the sale, holding separate of, or other disposition of, any assets or business, in whole or in part, or to agree to take any of the foregoing actions, or to agree to any condition or to enter into any agreement to obtain such consent, registration, approval, Permit or authorization that, in the judgment of Parent, would be adverse to Parent or the Surviving Corporation. Notwithstanding the foregoing or any other provision of this

Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) For purposes of this Agreement, “Regulatory Law” means any and all Laws requiring notice to, filings with, or the consent or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and its Subsidiaries or (iii)  any Law with the purpose of protecting the national security of any nation.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 5.8 Public Announcements. The initial press release regarding the Merger and the other transactions contemplated by this Agreement shall be a joint press release approved in advance by the Company and Parent. Thereafter, except with respect to a Superior Proposal Recommendation or Change of Recommendation, the Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement prior to the issuance of such press release or public statement relating to this Agreement or the transactions contemplated herein (other than routine employee communications) and shall not issue any such press release or other public statement prior to such consultation except as such party in its good faith judgment may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.9 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification (including rights accruing under self-insurance arrangements in respect of deductibles, coverage limits or forgone third-party insurance) and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees (in their capacity as such or when serving at the request or for the benefit of the Company or its Subsidiaries, as a director, officer, partner, employee, agent or fiduciary of any other partnership, joint venture, trust, employee benefit plan or other entity or enterprise), as the case may be, of the Company or its Subsidiaries as provided in any agreement (copies of which have been provided to Parent and are listed in Section 5.9 of the Company Disclosure Schedule) or in the articles of incorporation or bylaws or other organization documents of the Company or its Subsidiaries shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses and arrangement of self-insurance provisions of the Company’s and any of its Subsidiaries’ articles of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof with respect to actions or omissions taken at or prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) From and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, jointly and severally indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director and officer of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees, costs and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission of the Indemnified Party occurring or alleged to have occurred at or prior to the Effective Time and with respect to current and former directors occurring or alleged to have occurred whether before or after the Effective Time, in connection with such Persons serving as an officer, director or other fiduciary of the Company or any other entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries to the same extent as provided in the Company’s and any of its Subsidiaries’ articles of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries in effect as of the date hereof; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without either Parent’s or the Surviving Corporation’s prior written consent, and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation; provided, further, however, that if any Indemnified Party or group of Indemnified Parties is advised in writing by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party or group of Indemnified Parties and another Indemnified Party or group of Indemnified Parties, then the Surviving Corporation shall pay the fees and expenses of the minimum number of counsel as are required to eliminate such conflicts of interest. It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees, costs and expenses that the Surviving Corporation receive an undertaking by the Indemnified Party to repay such legal and other fees, costs and expenses paid in advance if it is finally judicially determined that such Indemnified Party is not entitled to be indemnified under applicable Law. Notwithstanding anything contained herein, the Surviving Corporation shall not amend its bylaws or certificate of formation as of or after the Effective Time if such action would adversely affect the rights of individuals who, at or prior to the Effective Time, were entitled to advances, indemnification, contribution or exculpation thereunder for actions or omissions by such individuals in their capacity as directors or officers of the Company or any of its Subsidiaries at any time prior to the Effective Time.

(c) Parent shall cause the Surviving Corporation to purchase and maintain directors’ and officers liability insurance and fiduciary liability insurance in the form of a six (6) year “tail policy” in effect as of the Effective Time and of at least the same coverage and amounts, and containing terms and conditions that are not less advantageous in the aggregate than such existing policies with respect to matters arising on or before the Effective Time; provided, however, that if such “tail policy” costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. Prior to the Effective Time, with the written consent of Parent, the Company may procure such “tail policy” and prepay the premiums associated therewith for the entire six-year period, with such coverage to be effective commencing as of the Effective Time.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of or exclusive of, any other rights such Indemnified Party may have under the articles of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, self-insurance arrangement, the TBOC or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective current or former officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under any such policies.

(e) This Section 5.9 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors and officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9. This Section 5.9 may not be amended in a manner that is adverse to an Indemnified Party (including their heirs and personal representatives) or terminated without the consent of such Indemnified Party (including their heirs and representatives).

(f) Parent and the Surviving Corporation shall jointly and severally indemnify any Indemnified Party against all reasonable expenses, including reasonable attorneys’ fees, costs and expenses, that may be incurred by any Indemnified Party in bringing any successful claim to enforce the indemnity, exculpation, advancement or other obligations provided in this Section 5.9, provided that any Indemnified Party shall first be obligated to provide ten (10) days’ advance written notice to Parent before bringing any such claim. Except if failure to so provide such notice would result in the expiration of any statute of limitations regarding such claim, no notice shall be required.

Section 5.10 Director Resignations. Prior to the Closing, the Company shall deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time and which shall have not been revoked.

Section 5.11 Shareholder Litigation. In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated hereby is brought, or, to the Company’s Knowledge, threatened against the Company or its directors, the Company shall promptly notify Parent in writing of such litigation and shall keep Parent informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense of any such shareholder litigation against the Company or its directors and no settlement shall in any event be agreed to without Parent’s prior written consent.

Section 5.12 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (ii) any Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would could reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement, or (iv) any notice of an actual or potential default, event of default, servicer event of default or similar event under any Securitization Instrument, or notice of a failure to perform an obligation thereunder; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. The Company shall notify Parent, on a reasonably current basis, of any events or changes of which the Company is aware with respect to any criminal or regulatory investigation or action involving the Company or any of its Affiliates (but excluding traffic violations and similar misdemeanors), and shall reasonably cooperate with Parent in efforts to mitigate any adverse consequences to Parent which may arise therefrom (including by coordinating and providing assistance in meeting with regulators).

Section 5.13 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.14 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, in accordance with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.15 Cooperation; Outstanding Debt; Discharge of Subordinated Notes. The Company shall promptly take such actions as are reasonably requested in writing by Parent under any debt agreements, including the Secured Debt; provided, however, that prior to the Effective Time, the Company shall not be obligated under this Section 5.15 to take any action that is not conditioned upon the occurrence of the Effective Time. All actions, notices, announcements and other documentation related to the foregoing shall be subject to the prior written approval of Parent. For purposes of this paragraph, “Secured Debt” means any Receivables Financing Agreements, Inventory Financing Agreements, Acquisition Financing Agreements and Securitization Instruments and any secured Indebtedness outstanding or committed. Upon the Effective Time, Parent shall arrange or provide financing to the Company to allow it to discharge all indebtedness under the Subordinated Notes.

Section 5.16 Company SEC Documents. From the date hereof until the Effective Time, the Company shall timely file with or furnish to the SEC all Company SEC Documents required to be so furnished under the Exchange Act and the Securities Act.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of each of the following conditions:

(a) The Company Shareholder Approval shall have been obtained.

(b) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction restraining, enjoining, preventing or otherwise prohibiting the consummation of the Merger and/or the other transactions contemplated by this Agreement shall be in effect.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment or waiver at or prior to the Effective Time of each of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub contained in Section 4.2(a) (Corporate Authority) shall be true and correct in all respects, at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than in clause (i) above) shall be true and correct in all respects (disregarding any materiality or Parent Material Adverse Effect qualifiers contained therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) or (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) Parent shall have (i) in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time and (ii) complied in all respects with its obligations in the last sentence of Section 5.15 with respect to Parent’s obligation to arrange or provide financing to the Company to allow it to discharge the Subordinated Notes.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Financial Officer, certifying to the effect that the conditions set forth in Sections Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment or waiver of each of the following conditions:

(a) (i) The representations and warranties of the Company contained in Section 3.2(a), (b) and (c) (Capital Stock), Section 3.4(a) (Corporate Authority), Section 3.24 (Required Vote of the Company Shareholders), Section 3.26 (Finders or Brokers; Transaction Fees) and Section 3.27 (State Takeover Statutes) shall be true and correct in all respects (except, in the case of Section 3.2 for such inaccuracies as are de minimis in the aggregate), in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement (other than in clause (i) above) shall be true and correct in all respects (disregarding any materiality or Company Material Adverse Effect qualifiers contained therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) or (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections Section 6.3(a), Section 6.3(b) and Section 6.3(d) have been satisfied.

(d) Since the date of this Agreement there shall not have occurred a Company Material Adverse Effect.

(e) All Company Approvals as set forth on Section 3.4(b) of the Company Disclosure Schedule shall have been made or obtained, as the case may be.

(f) All approvals, consents, waivers and agreements of, and filings and notifications to, the third parties identified on Section 6.3(f) of the Company Disclosure Schedule shall have been made or obtained, as the case may be.

(g) The Company and its Subsidiaries shall have at least $200,000,000 in aggregate commitments under the Warehouse Facilities and the advance rates thereunder shall not have been materially reduced and the eligibility criteria contained therein shall not have been amended or modified in a manner that is materially adverse to the Company and its Subsidiaries.

(h) The Company and its Subsidiaries shall have unrestricted cash and undrawn availability under the Warehouse Facilities of at least $8,500,000 in the aggregate.

(i) The number of Dissenting Shares for which demands for appraisal have been made and not been withdrawn shall not exceed 12.5% of the outstanding shares of Company Common Stock.

Section 6.4 Frustration of Conditions. No party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith in accordance with this Agreement or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company (except as otherwise provided below):

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent upon written notice to the other party, if:

(i) the Effective Time shall not have occurred on or before August 3, 2011 (the “End Date”) and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date;

(ii) an injunction or order shall have been entered by a court of competent jurisdiction or other Governmental Entity permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction or order shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to remove such injunction or order in accordance with Section 5.6; or

(iii) the Company Meeting (including any adjournments thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained, provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Company where the failure to obtain the Company Shareholder Approval is proximately caused by (a) a Superior Proposal Recommendation that is not permitted by Section 5.3(b) or (b) a material breach by the Company of Section 5.4;

(c) by the Company upon written notice to Parent, if:

(i) Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (y) cannot be cured by the End Date or, if capable of being cured, shall not have been cured within (A) 20 calendar days following receipt of written notice from the Company of such breach or (B) any shorter period of time that remains between the date of such written notice and the End Date, provided that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied; or

(ii) prior to the receipt of the Company Shareholder Approval, (a) the Board authorizes the Company, subject to complying with the terms of Section 5 hereof, to enter into an Acquisition Agreement with respect to a Superior Proposal, (b) concurrently with or immediately following the termination of this Agreement, the Company enters into an Acquisition Agreement with respect to a Superior Proposal, (c) the Company has complied in all material respects with Section 5.3 of this Agreement and (d) immediately prior to or concurrently with such termination, the Company pays to Parent the Termination Fee in immediately available funds in accordance with Section 7.2(a).

(d) by Parent upon written notice to the Company, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in a failure of a condition set forth in Section 6.1, or Section 6.3 and (y) cannot be cured by the End Date or, if capable of being cured, shall not have been cured within (A) 20 calendar days following receipt of written notice from Parent of such breach or (B) any shorter period of time that remains between the date of such written notice and the End Date, provided that Parent is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied; or

(ii) prior to the receipt of the Company Shareholder Approval, (v) the Company or the Board shall have (A) materially breached or failed to perform its obligations set forth in Section 5.3 and (B) such breach or failure cannot be cured by the End Date or, if capable of being cured, shall not have been cured within (I) three calendar days of such breach or (II) any shorter period of time that remains between the date of such written notice and the End Date, (w) the Company or the Board makes a Superior Proposal Recommendation, effects a Company Adverse Recommendation Change, fails to include the Recommendation in the Proxy Statement, or approves, endorses or recommends any Takeover Proposal, including in any disclosure made pursuant to Rule 14e-2(a) promulgated under the Exchange Act, (x) the Company shall have failed to call the Company Meeting in accordance with Section 5.4(b), (y) the Board shall have failed to recommend against any publicly announced Takeover Proposal and reaffirm the Recommendation, in each case, within ten (10) Business Days following the public announcement of such Takeover Proposal (and in any event, at least two (2) Business Days prior to the Company Meeting), or (z) the Company or the Board (or any committee thereof) shall have publicly announced its intention to do any of the foregoing.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement, and the provisions of Section 7.2 and Article VIII), and subject to Section 7.2, there shall be no other liability on the part of the Company or Parent and Merger Sub, or any of their respective stockholders, partners, members, directors, officers or agents, as the case may be.

Section 7.2 Effect of Termination.

(a) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) or by Parent pursuant to Section 7.1(d)(ii), then the Company shall (x) in the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), immediately prior to or concurrently with the termination of this Agreement by the Company, or (y) in the event that this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), promptly, but in no event later than two Business Days after the date of such termination of this Agreement by Parent, pay, or cause to be paid, to Parent (or its designee) by wire transfer of immediately available funds an amount equal to $4,400,000 in cash (the “Termination Fee”);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(i), then (x) the Company shall promptly, but in no event later than two Business Days after the date of such termination, pay, or cause to be paid, to Parent (or its designee) by wire transfer of immediately available funds all reasonable out-of-pocket fees and expenses incurred by Parent or Merger Sub in connection with this Agreement, the Merger and the other transactions contemplated hereby in an amount that shall not exceed $2,000,000 in the aggregate (the “Parent Expenses”) and (y) if the Company has committed a Willful Breach, then the Company shall promptly, but in no event later than two Business Days after the date of termination of this Agreement, pay, or cause to be paid, to Parent (or its designees) by wire transfer of immediately available funds the Termination Fee and Parent Expenses; or

(iii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) or Section 7.1(d)(i), (B) a Takeover Proposal was made known to the Company or publicly announced after the date of this Agreement (a “Qualifying Proposal”) and such Qualifying Proposal was not withdrawn prior to the date of the Company Meeting or any adjournment or postponement thereof (or prior to the termination of this Agreement if there has been no Company Meeting) and (C) within 12 months of the date of such termination, the Company (I) enters into or becomes a party to any Acquisition Agreement with respect to any Takeover Proposal or (II) consummates a transaction with respect to any Takeover Proposal (provided, that for purposes of this Section 7.2(a), all references to “10%” in the definition of “Takeover Proposal” shall be deemed instead to be “50%”), then the Company shall, (x) in the case of clause (I) above, pay, or cause to be paid, to Parent (or its designee) by wire transfer of immediately available funds 50% of the Termination Fee (reduced dollar-for dollar by the amount of any Parent Expenses that may have been previously paid pursuant to Section 7.2(a)(ii)) immediately prior to or concurrently with the Company entering into or becoming a party to any Acquisition Agreement with respect to any Takeover Proposal, and 50% of the Termination Fee immediately prior to or concurrently with the consummation of a transaction with respect to such Takeover Proposal (whether or not consummated in such 12 month period) or (y) in the case of clause (II) above, pay, or cause to be paid, to Parent (or its designee) by wire transfer of immediately available funds the Termination Fee (reduced dollar-for dollar by the amount of any Parent Expenses that may have been previously paid pursuant to Section 7.2(a)(ii)) immediately prior to or concurrently with the consummation of a transaction with respect to any Takeover Proposal.

The parties hereto acknowledge and agree that in no event shall the Company be required to pay an aggregate amount in excess of $4,400,000 whether or not the Termination Fee or Parent Expenses may be payable under more than one provision of this Agreement, at the same time or at different times and the occurrence of different events; provided, however, that nothing contained herein shall limit the Company’s obligation to pay the Termination Fee and Parent Expenses in the event that the Company has committed a Willful Breach.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(i), then Parent shall promptly, but in no event later than two Business Days after the date of such termination, pay, or cause to be paid, to the Company by wire transfer of immediately available funds an amount in cash equal to $10,000,000 (the “Parent Termination Fee”). The parties hereto acknowledge and agree that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement, at the same time or at different times and the occurrence of different events.

(c) Notwithstanding anything to the contrary in this Agreement, in the event of the termination of this Agreement, (i) the Company’s right to receive the Parent Termination Fee pursuant to Section 7.2(b) shall be the sole and exclusive remedy of the Company and its Subsidiaries and Affiliates against Parent, Merger Sub, Guarantor and the former, current and future equityholders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of Parent, Merger Sub, Guarantor or any former, current or future shareholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (each, a “Related Party”) for any losses or damages suffered as a result of any breach of any representation, warranty, covenant, or agreement made by Parent or Merger Sub in this Agreement or in any certificate or instrument delivered in connection herewith or the failure of the Merger to be consummated, and, upon payment of such amounts, if and when due, none of the Guarantor, Parent, Merger Sub or any of their Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; and (ii) Parent’s rights to receive the Termination Fee or Parent Expenses pursuant to Section 7.2(a) shall be the sole and exclusive remedy of Parent, Merger Sub, the Guarantor and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future shareholders, directors, officers, Affiliates or agents for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or in any certificate or instrument delivered in connection herewith or the failure of the Merger to be consummated, and upon payment of such amounts if and when due, none of the Company, its Subsidiaries or any of their respective former, current, or future shareholders, directors, officers, Affiliates or agents or any assignee of the foregoing shall have any further liability or obligation for monetary damages relating to or arising out of this Agreement or the transactions contemplated hereby; provided that, for the avoidance of doubt, nothing in this Section 7.2(c) shall limit the rights of the Company, on the one hand, and Parent and Merger Sub, on the other hand, under Section 8.5 prior to the valid termination of this Agreement in accordance with its terms.

(d) Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability for monetary damages of Parent, Merger Sub, Guarantor and any of their respective Related Parties to the Company or any of its current or former shareholders under or in respect of this Agreement or the transactions contemplated hereby (including the Limited Guarantee) under any theory(ies), including in the event of a willful breach of this Agreement, is $10,000,000; provided that, for the avoidance of doubt, nothing in this Section 7.2(d) shall limit the rights of the Company, on the one hand, and Parent and Merger Sub, on the other hand, under Section 8.5 prior to the valid termination of this Agreement in accordance with its terms.

(e) Each of the parties hereto acknowledges that the agreements contained in this Section 7.2 are an integral part of this Agreement, the Merger and the other transactions contemplated hereby, and that without these agreements, the other parties would not enter into this Agreement. The parties further acknowledge that damages resulting from termination of this Agreement under circumstances where the Termination Fee, Parent Expenses or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefor, the amounts payable pursuant to Section 7.2(a) or Section 7.2(b) are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for any covenant or agreement that by its terms contemplates performance after the Effective Time.

Section 8.2 Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs and expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, electronic transmission or otherwise) to the other parties.

Section 8.4 Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware (other than with respect to matters governed by the TBOC, with respect to which such Laws apply) that are applicable to Contracts entered into and to be performed solely in the State of Delaware, without regard to conflict of laws principles.

Section 8.5 Jurisdiction; Enforcement

(a) The parties agree that irreparable damage to the parties hereto would occur in the event that any of the provisions of this Agreement were not performed, or threatened not to be performed, in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Notwithstanding anything to the contrary herein, it is explicitly agreed that the Company shall be entitled to specific performance of the Closing, Parent’s obligation to cause the Equity Financing to be funded to fund the Merger and the other transactions contemplated hereby, but only in the event that (i) all conditions set forth in Section 6.1 and Section 6.3 (other than those not satisfied solely as a result of the failure of Parent or Merger Sub to have performed their respective obligations under this Agreement) have been satisfied (or with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing) or waived (to the extent waivable by Parent) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded and (ii) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing is funded, then the Closing pursuant to Article I hereof will occur. The parties hereto further agrees that no party shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referenced to in this Section 8.5(a) and the parties hereto waive any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 8.5(a), the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall not in any respect waive their rights to seek any other form of relief that may be available to them under this Agreement (including monetary damages) in the event that the remedies provided for in this Section 8.5(a) are not available or otherwise are not granted, and (y) nothing set forth in this Section 8.5(a) shall require the Company, on the one hand, or Parent or Merger Sub, on the other hand, to institute any Proceeding for (or limit the Company’s or Parent or Merger Sub’s right to institute any Proceeding for) specific performance under this Section 8.5(a) prior to or as a condition to exercising any termination right under Article VII (and/or receipt of any amounts due pursuant to Section 7.2), nor shall the commencement of any Proceeding pursuant to this Section 8.5(a) or anything set forth in this Section 8.5(a) restrict or limit the Company’s or Parent or Merger Sub’s right to terminate this Agreement in accordance with the terms of Article VII, or pursue any other remedies under this Agreement that may be available then or thereafter.

(b) Notwithstanding anything set forth herein to the contrary, from and after the Effective Time, none of the Company, its Affiliates, or their respective current or former directors, officers or employees shall be entitled to seek or recover monetary or other damages or relief (including equitable relief) against Parent, the Surviving Corporation, the Guarantor or any of their respective Affiliates in connection with this Agreement or the transactions contemplated hereby, except for claims against the Surviving Corporation pursuant to Section 5.9.

(c) In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. IN NO EVENT SHALL ANY PARTY BE LIABLE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING DAMAGES TO SHAREHOLDERS, PARTNERS OR OTHER EQUITY OWNERS, NONE OF WHICH SHALL CONSTITUTE ACTUAL DAMAGES.

Section 8.7 Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To the Company:

Silverleaf Resorts, Inc.

1221 River Bend Drive, Suite 120

Dallas, Texas 75247

Telecopy: 214-905-0514

Attention: Robert E. Mead

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP

1717 Main Street

Suite 3700

Dallas, Texas 75201

Telecopy: (214) 659-4401

Attention: J. David Washburn

and:

Meadows Collier Reed Cousins & Ungerman LLP

3700 Bank of America Plaza

901 Main Street

Dallas, Texas 75202

Telecopy: (214) 747-3732

Attention: David N. Reed

To Parent or Merger Sub:

SL Resort Holdings Inc.

c/o Cerberus Capital Management, L.P.

299 Park Avenue

New York, New York 10171

Telecopy: (212) 891-1541

Attention: Kevin Genda

with copies (which shall not constitute notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Telecopy: (212) 593-5955

Attention: Stuart D. Freedman, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or on the fifth succeeding Business Day if mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that, without written consent of any party hereto, (i) Parent and/or Merger Sub may assign, in their sole discretion, any of or all of their respective rights, interests and obligations under this Agreement to any Affiliate and (ii) Merger Sub and/or Parent may assign its rights hereunder as collateral security to any lender to Merger Sub and/or Parent or an Affiliate of Merger Sub and/or Parent, as the case may be, but, in each case, no such assignment shall relieve Merger Sub and/or Parent, as applicable, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, or any assignee thereof, to perform its obligations under this Agreement.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof (including the Exclusivity Agreement between the Guarantor and the Company dated November 2, 2010, which agreement is hereby terminated) and, except as set forth in Section 5.9, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Shareholder Approval, if any such amendment or wavier shall by applicable Law or in accordance with the rules and regulations of NASDAQ require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. In the case of the Company, references to the “other parties” shall mean Parent and Merger Sub, and in the case of Parent of Merger Sub, references to the “other party” shall mean the Company. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner (general or limited), stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.15 Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein:

(a) “Affiliates” shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. With respect to the Company, in no event shall the shareholders of the Company be deemed to be Affiliates of the Company.

(b) “Association” means the timeshare owners association, other than the Orlando Breeze Resort Club, established for each Resort.

(c) “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are required or authorized by Law to be closed.

(d) “CISP” means the cardholder information security program of each Payment Network as such program may be amended by such Payment Network from time to time.

(e) “Clubs” means the Silverleaf Club and the Orlando Breeze Resort Club.

(f) “Company Management Agreements” means (i) the Amended and Restated Management Agreement, dated as of July 30, 2009, by and between the Silverleaf Club and the Company and (ii) the Management Agreement, dated as of January 13, 2005, by and between the Company and the Orlando Breeze Resort Club.

(g) “Contracts” means any contract agreement, license, note, bond, deed, mortgage, trust, indenture, lease, arrangement, understanding, commitment or undertaking or other binding instruments or obligations (whether written or oral).

(h) “Covered Entity” means the Company and each Subsidiary, Association and Club.

(i) “Equity Commitment Letter” means the Equity Commitment Letter, dated as of the date hereof, by and between Guarantor and Parent.

(j) “Equity Financing” means the cash amount set forth in the Equity Commitment Letter committed by Guarantor to Parent (subject to the terms and conditions thereof).

(k) “Equity Interests” means any type of equity ownership in an entity, including partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, stock or similar security in a corporation or the comparable instruments for any other entity or any other interest entitling the holder thereof to participate in the profits of such entity, the proceeds or the disposition of such entity or any portion thereof or to vote for the governing body of such entity.

(l) “Exchange Act ABS Securitizer” has the meaning given to such term in Section 3.28(h).

(m) “Guarantor” means Cerberus Series Four Holdings, LLC.

(n) “Indebtedness” means any liability or obligation, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, monies, debentures, or similar instruments or upon which interest payments are normally made, (ii) under capitalized leases, (iii) in respect of loans and advances, (iv) for the payment of any deferred purchase price of any property, assets or services (including pursuant to capital leases) but excluding trade payables, (v) guarantees, direct or indirect, in any manner, of all or any part of any Indebtedness, leases, dividends or other obligations of any Person in any manner, whether directly or indirectly, (vi) all obligations under acceptance, standby letters of credit or similar facilities, (vii) all matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any membership interests, shares of capital stock or other ownership or profit interest or any warrants, rights or options to acquire such membership interests, shares or such other ownership or profit interest, (viii) all premiums, penalties or make whole or similar payments paid or payable in connection with the obligations referred to in (i) — (vii), (ix) all accrued interest of all obligations referred to in (i) — (viii) and (ix) all obligations referred to in (i) — (ix) of a third party secured by any Lien on property or assets.

(o) “Intellectual Property” means all foreign and domestic (i) trademarks, service marks, brand names, d/b/a’s, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including without limitation all extensions, modifications and renewals of same; (ii) inventions, discoveries and ideas, whether patentable or not, and all patents, registrations, and applications therefor, including without limitation divisions, continuations, continuations-in-part and renewal applications, and including without limitation renewals, extensions and reissues; (iii) confidential and proprietary information, trade secrets and know-how, including without limitation processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) Company Systems; and (vi) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including without limitation rights to recover for past, present and future violations thereof.

(p) “Knowledge” means (x) with respect to Parent, the actual knowledge, after due inquiry, of the individuals listed on Section 8.15(p)(x) of the Parent Disclosure Schedule and (y) with respect to the Company, the actual knowledge, after due inquiry, of the following individuals: Robert Mead, Harry White, Edward Lahart, Joe Conner and Thomas Morris.

(q) “Orders” or “orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(r) “Orlando Breeze Resort Club” means the timeshare owners association for the Orlando Breeze Resort.

(s) “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

(t) “Payment Networks” means Visa, MasterCard, American Express, Discover or other credit or debit card companies, electronic funds networks or associations, payment card associations or similar organizations having clearing or oversight responsibilities with respect to payment transactions or electronic funds transfers.

(u) “PCI DSS” means the Payment Card Industry Data Security Standard, the worldwide information security standard, as it may be amended from time to time, defined by the Payment Card Industry Security Standards Council.

(v) “Permitted Liens” means (i) mechanics’, materialmen’s, carrier’s, repairer’s and other Liens arising or incurred in the ordinary course of business or that (A) are not yet delinquent or (B) are being contested in good faith and for which sufficient funds are held in reserve; (ii) Liens for Taxes, assessments or other governmental charges not yet delinquent; (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar matters affecting title) that do not materially interfere with the use or occupancy of such real property; (iv) zoning, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the businesses of the Company or any of its Subsidiaries or any violation of which would not have or be reasonably like to have a Material Adverse Effect; (v) matters that would be disclosed by an accurate title report, survey or inspection of the Real Property; or (vi) Liens securing any Secured Debt; provided, however, that none of the foregoing will individually or in the aggregate impair the continued use and operation of the property to which they relate in the business of the Company and its Subsidiaries as presently conducted.

(w) “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

(x) “Proceeding” means any action, suit, claim, arbitration, audit, assessment, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

(y) “Release” shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment which pursuant to Environmental Laws requires the performance of a Remedial Action.

(z) “Remedial Action” shall mean any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in-situ treatment, containment, operation and maintenance or management in-place, control, abatement or other response actions and any closure and post-closure measures associated therewith, including monitoring or the installation and maintenance of engineering and institutional controls or any deed, use or activity restrictions or limitations, required to comply with applicable Environmental Laws.

(aa) “Resorts” means the following timeshare resorts developed and operated by the Company and its Subsidiaries: (i) Holly Lake (Hawkins, Texas), (ii) The Villages (Flint, Texas), (iii) Lake O’ The Woods (Flint, Texas), (iv) Piney Shores (Conroe, Texas), (v) Timber Creek (DeSoto, Missouri), (vi) Fox River (Sheridan, Illinois), (vii) Apple Mountain (Clarkesville, Georgia), (viii) Ozark Mountain (Kimberling City, Missouri), (ix) Holiday Hills (Branson, Missouri), (x) Hill Country (Canyon Lake, Texas), (xi) Oak N’ Spruce (South Lee, Massachusetts), (xii) Silverleaf’s Seaside (Galveston, Texas) and (xiii) Orlando Breeze Resort (Davenport, Florida).

(bb) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(cc) “Securitization Consents” has the meaning given to such term in Section 3.28(b).

(dd) “Securitization Instrument Notices” has the meaning given to such term in Section 3.28(c).

(ee) “Securitization Instruments” means all Contracts to which the Company or its Subsidiaries is bound in connection with a Securitization Transaction.

(ff) “Securitization SPV” means each Person that is a special purpose vehicle (whether a limited liability company, corporation, trust or other entity) that is utilized in Securitization Transactions involving assets of any of the Company or its Subsidiaries.

(gg) “Securitization Transaction” means any transaction (i) sponsored by the Company or any of its Subsidiaries under which any such Person has sold or pledged loans or receivables in a securitization in which securities backed by, or other interests in, such loans or receivables were sold and any of such securities or other interests remain outstanding or (ii) pursuant to which the Company or any of its Subsidiaries serves as servicer and with respect to which securities remain outstanding.

(hh) “Silverleaf Club” means Silverleaf Club, a Texas not-for-profit corporation formed by the Company to centralize the operations of the Associations and the Resorts.

(ii) “Subordinated Notes” means those 12% senior subordinated debt instruments due 2012 held beneficially by Bradford T. Whitmore and/or Grace Brothers, Ltd., an affiliate of Mr. Whitmore.

(jj) “Subsidiaries” means, with respect to any Person, any Person of which a majority of the outstanding shares of capital stock or other Equity Interests having voting power for the election of directors or their equivalent is at the time owned by such Person directly or through one or more Subsidiaries. For the avoidance of doubt, the term “Subsidiary” shall include any Securitization SPVs that are controlled, directly or indirectly, by the Company or any of its Subsidiaries. Notwithstanding any contractual arrangements or rights with respect to the control of the Clubs and the Associations, the Clubs and Associations shall not be considered Subsidiaries of the Company for purposes of this Agreement.

(kk) “The Pinnacle Lodge” means the hotel owned and operated by the Company in the Winter Park recreational area in Colorado.

(ll) “Vacation Interval” means (i) a “Vacation Ownership Interest” consisting of a fractional fee simple timeshare interval as such term is defined in the applicable declaration for each of the Resorts, and (ii) a “Certificate of Beneficial Interest” as such term is defined in the Resort documents for the Oak N’ Spruce Resort, whether an annual or a biennial interval.

(mm) “VOI Receivable” means (i) an installment sales Contract or a conditional sales Contract, in each case with respect to, and secured by, a Vacation Interval, or (ii) an installment promissory note evidencing the payment obligations of any Person with respect to a Vacation Interval, and the security agreement pursuant to which such Person’s obligations under such promissory note are secured by a Vacation Interval.

(nn) “Warehouse Facilities” means the (i) Consolidated, Amended and Restated Loan and Security Agreement, dated as of February 21, 2007, between the Company and Textron Financial Corporation, (ii) Loan and Security Agreement, dated as of September 28, 2007, among the Company, the lender parties thereto and Liberty Bank, (iii) Second Amended and Restated Inventory Loan and Security Agreement, dated as of December 22, 2010, between the Company and CapitalSource Finance LLC and (iv) Loan and Security Agreement — Receivables, dated as of December 16, 2005, among the Company, the lender parties thereto and Wells Fargo Foothill, Inc., in each case, including all amendments and modifications thereto.

(oo) “Willful Breach” means a breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by the Company with the actual knowledge of any of Robert Mead, Harry White, Edward Lahart, Joe Conner, Thomas Morris or any member of the Board (other than J. Richard Budd) that such representation or warranty was inaccurate when made or that the taking of such act or failure to take such act would cause a breach by the Company of this Agreement.

(pp) Each of the following terms is defined in the Sections set forth opposite such term:

1997 Plan	Section 3.2(a)
2003 Plan	Section 3.2(a)
2008 Plan	Section 3.2(a)
Acquisition Financing Agreements	Section 3.25(b)
Action	Section 5.9(b)
Affiliate Transaction	Section 3.11
Affiliated Group	Section 3.15
Agreement	Preamble
Acquisition Agreement	Section 5.3(a)
Association	Section 8.15(b)
Audited Orlando Club Financial Statements	Section 3.20(b)
Audited Silverleaf Club Financial Statements	Section 3.20(b)
Bankruptcy and Equity Exception	Section 3.4(a)
Board	Recitals
Book-Entry Shares	Section 2.1(a)
Cancelled Shares	Section 2.1(b)
Certificate of Merger	Section 1.3
Certificates	Section 2.1(a)
Change of Recommendation	Section 5.3(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(b)(iii)
Company	Preamble
Company Adverse Recommendation Change	Section 5.3(a)
Company Approvals	Section 3.4(b)
Company Benefit Plans	Section 3.10(a)
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	Article III
Company Financial Statements	Section 3.5(b)
Company Material Adverse Effect	Section 3.1(c)
Company Material Contracts	Section 3.25(c)
Company Meeting	Section 5.4(b)
Company Option Plans	Section 3.2(a)
Company Permits	Section 3.8(c)
Company Preferred Stock	Section 3.2(a)
Company SEC Documents	Section 3.5(a)
Company Shareholder Approval	Section 3.24
Company Stock Option	Section 2.1(d)(i)
Company Systems	Section 3.18(f)
Confidentiality Agreement	Section 5.2(b)
Dissenting Shares	Section 2.1(e)
Dissenting Shareholders	Section 2.1(e)
Effective Time	Section 1.3
Employees	Section 3.16(a)
End Date	Section 7.1(b)(i)
Environmental Law	Section 3.9(b)
ERISA	Section 3.10(a)
ERISA Affiliate	Section 3.10(h)
Exchange Act	Section 3.4(b)

Exchange Fund	Section 2.2(a)
Excluded Shares	Section 2.1(e)
Future Developments	Section 3.19(a)
GAAP	Section 3.1(c)
Governmental Entity	Section 3.4(b)
Hazardous Substance	Section 3.9(c)
IT Contract	Section 3.18(g)
IT Contract Supplier	Section 3.18(g)
Inconsistent Actions	Section 5.3(a)
Indemnified Party	Section 5.9(b)
Information Practices	Section 3.17(b)
Insurance Policies	Section 3.22
Interested Parties	Section 3.11
Interim Orlando Club Financial Statements	Section 3.20(b)
Interim Silverleaf Club Financial Statements	Section 3.20(b)
Inventory Financing Agreements	Section 3.25(b)
Law	Section 3.8(a)
Laws	Section 3.8(a)
Lease	Section 3.19(b)
Leased Real Property	Section 3.19(b)
Liens	Section 3.3
Limited Guarantee	Recitals
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Multiemployer Plan	Section 3.10(h)
Multiple Employer Plan	Section 3.10(h)
NASDAQ	Section 3.4(b)
Notice Period	Section 5.3(b)(ii)
Option Consideration	Section 2.1(d)(i)
Orlando Club Financial Statements	Section 3.20(b)
Other Property	Section 3.19(a)
Owned Real Property	Section 3.19(a)
Parent	Preamble
Parent Benefit Plans	Section 5.5(b)(iii)
Parent Disclosure Schedule	Article IV
Parent Expenses	Section 7.2(a)
Parent Material Adverse Effect	Section 4.2(c)
Parent Representatives	Section 5.2(a)
Parent Termination Fee	Section 7.2(a)
Paying Agent	Section 2.2(a)
Permitted Liens	Section 8.15(l)
Proxy Statement	Section 3.14
Qualifying Proposal	Section 7.2(a)(iii)
Real Property	Section 3.19(b)
Receivables Financing Agreements	Section 3.25(b)
Recommendation	Section 3.4(a)
Regulatory Law	Section 5.6(d)
Related Party	Section 7.2(c)
Representatives	Section 5.3(a)
Resort Documents	Section 3.21(b)
Sarbanes-Oxley Act	Section 3.6(a)

SEC	Section 3.1(c)
Secured Debt	Section 5.14
Securities Act	Section 3.3
Share	Section 2.1(a)
Silverleaf Club Financial Statements	Section 3.20(b)
Stock Purchase Plan	Section 3.2(a)
Superior Proposal	Section 5.3(b)
Superior Proposal Recommendation	Section 5.3(b)
Surviving Corporation	Section 1.1
Takeover Proposal	Section 5.3(a)
Tax	Section 3.15(b)
Tax Return	Section 3.15(b)
TBOC	Section 1.1
Termination Date	Section 5.1(a)
Termination Fee	Section 7.2(a)
Vacation Interval Registrations	Section 3.21(a)
VOI Laws	Section 3.21(c)
VOI Permits	Section 3.21(b)
WARN Act	Section 3.16(a)

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SL RESORT HOLDINGS INC.

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: President

RESORT MERGER SUB INC.

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: President

SILVERLEAF RESORTS, INC.

By:	/s/ Harry J. White Jr.
Name: Harry J. White Jr.
Title: Chief Financial Officer

ANNEX B

February 2, 2011

The Board of Directors

Silverleaf Resorts, Inc.

1221 Riverbend Drive

Dallas, TX 75247

Members of the Board of Directors:

We understand that Silverleaf Resorts, Inc., a Texas corporation (the “Company”), proposes to enter into a transaction whereby, pursuant to the terms of an Agreement and Plan of Merger, dated as of February 3, 2011 (the “Merger Agreement”), among SL Resort Holdings, Inc., a Delaware corporation (“Parent”), Resort Merger Sub, Inc., a Texas corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger” or the “Transaction”), and each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in the Merger Agreement), Company Common Stock held by the Company or any wholly-owned subsidiary of the Company) will be converted into the right to receive $2.50, in cash, without interest thereon (the “Consideration”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

You have asked for our opinion, as of the date hereof, as to the fairness from a financial point of view to the holders of the Company Common Stock of the Consideration to be paid to such holders in the Transaction.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other information of the Company;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii)	analyzed certain financial projections and valuation estimates prepared by the management of the Company, which projections the Company has represented to us are consistent with the best judgments of the Company’s management as to the future financial performance of the Company and are the best currently available projections with respect to such future financial performance of the Company;

(iv)	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

(v)	reviewed the reported prices and trading activity for the Company Common Stock;

(vi)	compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly traded companies and their securities that we considered to be generally relevant;

(vii)	reviewed the financial terms, to the extent publicly available, of certain transactions that we considered to be relevant;

(viii)	reviewed the draft Merger Agreement dated February 1, 2011 and certain related documents; and

(ix)	performed such other analyses, studies and investigations, and considered such other factors, as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with us (including information that is available from generally recognized public sources) for the purposes of this opinion. With respect to the financial projections and valuation estimates provided to us, with your consent, we have assumed that they have been reasonably prepared and are consistent with the best currently available estimates and judgments of senior management of the Company as to the future financial performance of the Company and the other matters covered thereby. We assume no responsibility for and express no view as to such

The Board of Directors

Silverleaf Resorts, Inc.

February 2, 2011

projections or any other forward-looking information or the assumptions on which they are based, and we have relied upon the assurances of the senior management of the Company that they are unaware of any facts that would make the information provided to or reviewed by us incomplete or misleading. In rendering our opinion, we express no view as to the reasonableness of such forward-looking information or any estimate, judgment or assumption on which it is based. We have not performed any independent valuation or appraisal of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or its Subsidiaries nor have we been furnished with any such valuations or appraisals. In particular, we do not express any opinion as to the value of any asset or liability of the Company or any of its subsidiaries, whether at current market prices or in the future. We have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company. In arriving at our opinion, we have not taken into account any litigation that is pending or may be brought against the Company or any of its affiliates or representatives. In addition, we have not evaluated the solvency of any party to the Merger Agreement under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

For purposes of rendering our opinion, we have assumed that there has not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or any of its subsidiaries since the respective dates on which the most recent financial statements or other information, financial or otherwise, relating to the Company or any of its subsidiaries, was made available to us. We have also assumed, with your consent, that the final executed Merger Agreement will not differ in any material respect from the draft Merger Agreement reviewed by us, that the representations and warranties of each party set forth in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the Transaction set forth in the Merger Agreement will be timely satisfied and not modified or waived and that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement without modification, waiver or delay, except, in each case, as would not be material to our analyses. In addition, we have assumed, with your consent, that any governmental, regulatory or third party consents, approvals or agreements necessary for the consummation of the Transaction will be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect material to our analyses, have an adverse effect on the Company or the contemplated benefits of the Transaction. In addition, we are not legal, accounting, regulatory or tax experts and with your consent we have relied, without independent verification, on the assessment of the Company and its advisors with respect to such matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion and the assumptions used in preparing it, we do not have any obligation to update, revise or reaffirm this opinion. We do not express any view or opinion as to the price at which any share of Company Common Stock or any other security may trade at any time, including subsequent to the date of our opinion.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be paid to such holders in the Transaction, and we do not express any view as to the fairness of the Transaction to, or any consideration of, the holders of any other class of securities of the Company, creditors or other constituencies of the Company or its Subsidiaries or any other term of the proposed Transaction or the other matters contemplated by the Merger Agreement or any related agreement. We have not been asked to, nor do we, offer any opinion as to any other term or aspect of the Merger Agreement or any other agreement or instrument contemplated by or entered into in connection with the Transaction or the form or structure of the Merger Agreement or the likely timeframe in which the Transaction will be consummated. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the Transaction, or any class of such persons, relative to the Consideration to be received by the holders of Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We do not express any opinion as to any tax or other consequences that may result from

The Board of Directors

Silverleaf Resorts, Inc.

February 2, 2011

the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals, and which advice we have relied upon, without independent verification, in rendering our opinion. We express no view or opinion as to the financing of the Transaction or the terms or conditions upon which it is obtained. Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We have not acted as financial advisor to any party with regard to the Transaction other than the Board of Directors of the Company. We will receive a fee for our services as financial advisor to the Board of Directors of the Company in connection with the Transaction, a substantial portion of which will become payable only if the Transaction is consummated and a portion of which is payable upon the rendering of this opinion. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us for liabilities relating to or arising out of our engagement. Other than as related to the Transaction or as noted below, we have had no other recent financial advisory or other commercial or investment banking relationships of a material nature with the Company or any other party to the Transaction. In December 2010, we acted as underwriter on the Company’s term securitization of Timeshare Loan-Backed Notes Series 2010-B and received compensation for such services. In addition, we and certain of our affiliates, and certain of our and their respective employees may have invested in companies affiliated or associated with the Company or any other party to the Transaction and investment funds managed by entities affiliated or associated with the Company or any other party to the Transaction. We and our affiliates may have in the past provided, and may in the future provide, financial advice and services to the Company, Parent, Merger Sub or any entity affiliated with Cerberus Series Four Holdings, LLC (“Guarantor”) and their respective affiliates or any other company that may be involved in the Transaction for which we and our affiliates would expect to receive compensation. In the ordinary course of business Gleacher & Company Securities, Inc. (“Gleacher & Company”) and certain of its affiliates may trade the securities of the Company or securities of Parent, Guarantor or any of their respective affiliates or portfolio companies for their own account and for accounts of customers, and may at any time hold a long and short position in any such securities.

Our opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and does not constitute a recommendation as to whether the Board of Directors of the Company should recommend or proceed with the Transaction, nor does it constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or act with respect to the Transaction or any matter related thereto.

Based upon and subject to the foregoing and such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Consideration to be paid to the holders of Company Common Stock in the Transaction is fair, from a financial point of view, to such holders. This opinion has been approved by the Fairness Committee of Gleacher & Company.

Very truly yours,

GLEACHER & COMPANY SECURITIES, INC.

/s/ Gleacher & Company Securities, Inc.

ANNEX C

EXECUTION VERSION

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of February 3, 2011 (this “Limited Guarantee”), by Cerberus Series Four Holdings, LLC, a Delaware limited liability company (the “Guarantor”), in favor of Silverleaf Resorts, Inc., a Texas corporation (the “Company”).

RECITALS

WHEREAS, reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among SL Resort Holdings Inc., a Delaware corporation (“Parent”), Resort Merger Sub Inc., a Texas corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub has agreed to merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1. Limited Guarantee.

(a) To induce the Company to enter into the Merger Agreement, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, guarantees to the Company, up to the Maximum Amount, the due and punctual payment and performance obligations of Parent and Merger Sub and the Merger Agreement (the “Obligations”); provided that, notwithstanding anything to the contrary contained herein, it is explicitly acknowledged and agreed that (A) in the event that all conditions in Sections 6.1 and 6.3 of the Merger Agreement (other than those not satisfied primarily due to the failure of Parent or Merger Sub to have performed their respective obligations under the Merger Agreement) have been satisfied (or with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing) or waived (to the extent waivable by Parent) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded or the failure of any conditions in Section 6.2 of the Merger Agreement to have been satisfied, then upon the funding of the Equity Financing, the Guarantor’s guarantee of the Obligations will be deemed satisfied; and (B) if the Company exercises its right to terminate the Merger Agreement pursuant to Section 7.1(c)(i) of the Merger Agreement and receive the Parent Termination Fee, then, upon the payment of the Parent Termination Fee to the Company, the Guarantor’s guarantee of the Obligations will be deemed to be satisfied (the relevant Obligations, as qualified by the limitations set forth in clauses (A) and (B) of this provision, the “Applicable Obligations”). The parties understand and agree that the maximum aggregate liability of the Guarantor in respect of any and all Obligations hereunder shall not exceed $113,800,000 (the “Maximum Amount”), and the Company agrees that this Limited Guarantee may not be enforced without giving effect to the Maximum Amount. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. This Limited Guarantee is an unconditional guarantee of payment and not of collectibility and is in no way conditioned upon any requirement that the Company first attempt to collect any amounts in respect of the Obligations from Parent or Merger Sub or resort to any security or other means of collecting payments. The Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind (other than defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement), except as provided in Section 1(b) below. If

Parent or Merger Sub is in breach of its Obligations, then the Company may at any time and from time to time, at the Company’s option, take any and all actions available under the Merger Agreement (subject to the limitations set forth in the Merger Agreement) or under applicable Law to enforce its rights thereunder and to enforce its rights under this Limited Guarantee. Subject to and in furtherance of the foregoing, the Guarantor acknowledges and agrees that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor to enforce its rights under this Limited Guarantee.

(b) Notwithstanding anything to the contrary contained in this Limited Guarantee, the Company hereby agrees that to the extent Parent and Merger Sub are relieved of all or any portion of the Obligations by the satisfaction thereof or pursuant to any written agreement with the Company entered into prior to the Closing (any amount so relieved, the “Reduction Amount”), the Maximum Amount shall be reduced by an amount equal to the Reduction Amount.

2. Changes In Obligations, Certain Waivers.

(a) The Guarantor agrees that the Applicable Obligations of the Guarantor shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub, subject to the second sentence of Section 7 hereof; (ii) the validity or enforceability of the Merger Agreement, but only to the extent resulting from any lack of corporate power or authority of Parent or Merger Sub; (iii) any change in the time, place or manner of payment of any of the Applicable Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Applicable Obligations; (iv) the addition, substitution, discharge or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement; (v) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (vi) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (vii) except as otherwise provided herein, the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Company, whether in connection with the Applicable Obligations or otherwise; or (viii) the adequacy of any other means the Company may have of obtaining the payment of the Applicable Obligations. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Applicable Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than notices expressly required to be provided to the Guarantor hereunder or to Parent or Merger Sub pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally, other than defenses that are available to Parent and Merger Sub under the Merger Agreement or to the Guarantor in respect of a breach by the Company of this Limited Guarantee or based upon fraud or willful misconduct by the Company or any of its Affiliates. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(b) The Company hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto (including under or in respect of the Equity Commitment Letter) against (i) any of the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Guarantor, or (ii) any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (those persons and entities described in any of the foregoing clauses, and any of their respective successors or assigns, each being referred to as a “Non-Recourse Party”), except (x) for claims against the Guarantor under this Limited Guarantee or under the Equity Commitment Letter issued by Guarantor, or against Parent or Merger Sub under the Merger Agreement or (y) in the event that the Guarantor (I) consolidates with or merges with any other Person (an “Acquiring Person”) and is not the continuing or surviving entity of such consolidation or merger or (II) sells, transfers, conveys or otherwise disposes of, including, without limitation, by the liquidation, dissolution or winding up of the Guarantor, all or a substantial portion of its properties and other assets to any Person (also an “Acquiring Person”) such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Maximum Amount, then, in each case, the Company may seek recourse from such Acquiring Person but only to the extent of the unpaid liability of the Guarantor hereunder. As used herein, unless otherwise specified herein, the term “Guarantor” shall be deemed to include any such Acquiring Person. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Limited Guarantee or any portion thereof is illegal, invalid or unenforceable in accordance with its terms.

3. No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Company or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against Parent or Merger Sub or any other Person liable for any Applicable Obligations prior to proceeding against the Guarantor hereunder, and the failure by the Company to pursue rights or remedies against Parent or Merger Sub shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company. Nothing in this Limited Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Company.

4. Representations And Warranties. The Guarantor hereby represents and warrants that:

(a) the Guarantor has all requisite power and authority to execute and deliver this Limited Guarantee and to perform its obligations hereunder and the execution, delivery and performance of this Limited Guarantee (i) have been duly authorized and approved by all necessary action on the part of the Guarantor and (ii) do not and will not (A) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, permit, franchise, right or license binding on the Guarantor or any of its subsidiaries or result in the creation of any Lien upon any of its or their properties, assets or rights or (B) conflict with or result in any violation of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order or, judgment binding on the Guarantor or any of its properties or assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

(d) the Guarantor has, and shall continue to have for so long as this Limited Guarantee remains in effect, all funds necessary to pay the Applicable Obligations under this Limited Guarantee; and

(e) the Guarantor acknowledges that in consideration of the execution and delivering of the Merger Agreement by the Company, the Company is relying on the representations, warranties, covenants and agreements made by the Guarantor in this Limited Guarantee.

5. No Assignment. Neither the Guarantor nor the Company may assign or delegate their respective rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the Company or the Guarantor, as the case may be.

6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to the Guarantor:

Cerberus Series Four Holdings, LLC

c/o Cerberus Capital Management, L.P.

299 Park Avenue

New York, NY 10171

Attention: Mark A. Neporent

Facsimile: (212) 891-1541

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Stuart D. Freedman

Facsimile: (212) 593-5955

If to the Company:

Silverleaf Resorts, Inc.

1221 River Bend Drive, Suite 120

Dallas, Texas 75247

Attention: Robert E. Mead

Facsimile: (214) 905-0514

with a copy to:

Andrews Kurth LLP

1717 Main Street, Suite 3700

Dallas, Texas 75201

Attention: J. David Washburn

Facsimile: (214) 659-4401

and:

Meadows Collier Reed Cousins & Ungerman LLP

3700 Bank of America Plaza

901 Main Street

Dallas, Texas 75202

Attention: (214) 747-3732

Facsimile: David N. Reed

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

7. Continuing Guarantee. This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor and its successors and assigns (and shall inure to the benefit of the Company and be enforceable by the Company against such successors and assigns) until all of the Applicable Obligations have been satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earlier of (a) the Effective Time and (b) the 90th day after a termination of the Merger Agreement in accordance with its terms, unless prior to the end of such 90-day period, the Company shall have commenced a legal proceeding to enforce any of its rights under the Merger Agreement and/or the Equity Commitment Letter and/or this Limited Guarantee, in which case this Limited Guarantee shall terminate upon either (i) a final, non-appealable resolution of such legal proceeding and payment in full of the Applicable Obligations, if applicable, or (ii) a written agreement signed by each of the parties hereto terminating this Limited Guarantee. Except as otherwise expressly provided herein, in the event that the Company or any of its Affiliates (i) asserts in any proceeding relating to this Limited Guarantee that the provisions of Section 1 hereof limiting the Guarantor’s liability under this Limited Guarantee to the Maximum Amount or that the provisions of Section 2(b) or Section 8 hereof are illegal, invalid or unenforceable in whole or in part, or (ii) asserts any theory of liability against the Guarantor or any Non-Recourse Party with respect to the Merger Agreement or the transactions contemplated thereby, other than the liability of the Guarantor (but not any Non-Recourse Party) under this Limited Guarantee, or of Parent or Merger Sub under the Merger Agreement, then (x) the Obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void and (y) if the Guarantor has previously made any payments under this Limited Guarantee, the Guarantor shall be entitled to recover such payments from the Company.

8. No Recourse. Except as otherwise expressly provided herein, by its acceptance of the benefits of this Limited Guarantee, the Company acknowledges and agrees that no Person other than the Guarantor has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the Guarantor or any Non-Recourse Party, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against the Guarantor or any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for the Company’s rights against the Guarantor under this Limited Guarantee, for the Parent’s, Merger Sub’s or the Company’s rights under the Equity Commitment Letter, and for the Company’s rights against Parent or Merger Sub under the Merger Agreement. Recourse against the Guarantor pursuant to and expressly subject to the terms and conditions of this Limited Guarantee and the Equity Commitment Letter, and against Parent or Merger Sub under the Merger Agreement and the Equity Commitment Letter, shall be the sole and exclusive remedies of the Company against the Guarantor, Parent, or Merger Sub in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby.

9. No Subrogation. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other Person liable with respect to any of the Applicable Obligations that arise from the existence, payment, performance or enforcement of the Guarantor’s obligation under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent, Merger Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Merger Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Applicable Obligations and any other amounts that may be payable under Section 12 of this Limited Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of the Applicable Obligations and any other amounts that may be payable under Section 12 of this Limited Guarantee, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and any other amounts that may be payable under this Limited Guarantee, in accordance with the terms of the Merger Agreement and herewith, whether matured or unmatured, or to be held as collateral for the Applicable Obligations or other amounts payable under this Limited Guarantee thereafter arising.

10. Governing Law; Jurisdiction. THIS LIMITED GUARANTEE, AND ALL CLAIMS AND CAUSES OF ACTION ARISING OUT OF, BASED UPON, OR RELATED TO THIS LIMITED GUARANTEE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Any legal action, suit or proceeding arising out of, based upon or relating to this Limited Guarantee or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Limited Guarantee or the transactions that are the subject of this Limited Guarantee each party hereto (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6 of this Limited Guarantee. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Limited Guarantee or the transactions contemplated hereby. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE, OR THE TRANSACTIONS CONTEMPLATED BY THIS LIMITED GUARANTEE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11. Counterparts. This Limited Guarantee may be executed by facsimile or electronic transmission and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12. Expenses. The Guarantor agrees to pay, and the Company, by its acceptance of this Limited Guarantee, agrees to pay, all reasonable out of pocket expenses (including reasonable fees of counsel) incurred by the other party in connection with any litigation with respect to this Limited Guarantee if such other party prevails in such litigation.

13. Miscellaneous.

(a) This Limited Guarantee, the Equity Commitment Letter, the Merger Agreement (including, without limitation, all schedules, annexes and exhibits thereto) and the Confidentiality Agreement represent all agreements between the parties relative to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless agreed to by the Company and the Guarantor in writing.

(b) The provisions of this Limited Guarantee shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Limited Guarantee, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Limited Guarantee and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(c) When a reference is made in this Limited Guarantee to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee. Whenever the words “include,” “includes” or “including” are used in this Limited Guarantee, they shall be deemed to be followed by the words “without limitation.” The use of the word “or” is not intended to be exclusive unless expressly indicated otherwise. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Limited Guarantee as a whole and not to any particular provision of this Limited Guarantee.

(d) The parties have participated jointly in negotiating and drafting this Limited Guarantee. In the event that an ambiguity or a question of intent or interpretation arises, this Limited Guarantee shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Limited Guarantee.

(e) Each party acknowledges and agrees that (i) this Limited Guarantee is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Limited Guarantee nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, and (ii) the obligations of the Guarantor under this Limited Guarantee are solely contractual in nature.

IN WITNESS WHEREOF, the undersigned have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

CERBERUS SERIES FOUR HOLDINGS, LLC

By:	Cerberus Institutional Partners, L.P.— Series Four, its Managing Member

By:	Cerberus Institutional Associates, L.L.C., its General Partner

	By:	/s/ Mark A. Neporent
	Name:	Mark A. Neporent
	Title:	Senior Managing Director

SILVERLEAF RESORTS, INC.

By:	/s/ Harry J. White Jr.
	Name:	Harry J. White Jr.
	Title:	Chief Financial Officer

ANNEX D

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of February 3, 2011 (this “Agreement”), is made by and among SL Resort Holdings Inc., a Delaware corporation (“Parent”), Resort Merger Sub Inc., a Texas corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Robert E. Mead (the “Shareholder”), in his individual capacity and as trustee of the voting trust (the “Voting Trust”) created under the Voting Agreement, dated November 1, 1999, between Robert E. Mead and Judith Mead (the “Voting Trust Agreement”), and Judith Mead.

RECITALS:

WHEREAS, simultaneously with the execution of this Agreement, Parent, Merger Sub and Silverleaf Resorts, Inc., a Texas corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; all capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which, among other things, Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, the Shareholder is the record and beneficial owner (as defined in Rule 13d-3 of the Exchange Act, which meaning will apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) of the Shares listed on Schedule A hereto (the “Subject Shares” and, together with any other Shares or other voting securities of the Company acquired by the Shareholder after the date hereof, whether purchased, issued upon the exercise of warrants, options, conversion of convertible securities or otherwise acquired, the Shareholder’s “Shares”);

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that the Shareholder agree, and the Shareholder hereby agrees, to enter into this Agreement; and

WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, and has approved this Agreement and the transactions contemplated hereby prior to the execution and delivery hereof by the Shareholder or any other party, understanding that the execution and delivery of this Agreement by the Shareholder is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

VOTING AGREEMENT

Section 1.1 Voting Agreement.

(a) The Shareholder hereby agrees to (x) appear at any annual or special meeting of the Company’s shareholders (including any adjournment or postponement thereof), however and whenever called, or otherwise cause the Subject Shares to be counted as present for purposes of calculating a quorum, and (y) vote (or cause to be voted) in person or by proxy, all Subject Shares that the Shareholder is entitled to vote at the time of any vote, whether at an annual or special meeting of the Company’s shareholders (including any adjournment or postponement thereof) or in connection with any written consent of the shareholders of the Company, with respect to matters set forth in this Section 1.1 (if then permitted), to the fullest extent that such Subject Shares are entitled to be voted at the time of any vote or action by written consent:

(i) in favor of the adoption of the Merger Agreement (or any amendment thereof) and any transactions contemplated thereby, including the Merger, and in favor of any actions that could be reasonably expected to be in furtherance thereof submitted for a vote of the Company’s shareholders, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the Company’s shareholders at which any of the foregoing matters are submitted for consideration and vote of the Company’s shareholders to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters;

(ii) against (and shall not provide consents to or vote in favor of) (A) any Takeover Proposal, (B) the adoption of any Acquisition Agreement or any other agreement relating to a Takeover Proposal or (C) any liquidation, winding-up, reorganization, recapitalization or other restructuring of the Company or any Subsidiary of the Company; and

(iii) against (and shall not provide consents to or vote in favor of) any other proposal or action submitted for the approval of the Company’s shareholders that is intended, or that would reasonably be expected to impede, interfere with, prevent, postpone or delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

(b) Any such vote will be cast (or consent will be given, if applicable) in accordance with the procedures applicable thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

(c) Except as set forth in this Section 1.1, the Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the shareholders of the Company, provided such other matters do not breach any of the Shareholder’s obligations under this Section 1.1.

Section 1.2 Action by Shareholder Capacity Only.

Each of Parent and Merger Sub acknowledges that the Shareholder has entered into this Agreement solely in his capacity as the record and beneficial owner of the Subject Shares (and not in any other capacity, including without limitation, any capacity as a director or officer of the Company). Nothing herein shall limit or affect any actions taken by the Shareholder in his capacity as a director or officer of the Company, or require the Shareholder to take any action in his capacity as a director or officer of the Company, including, without limitation, to disclose information acquired solely in his capacity as a director or officer of the Company, and any actions taken (whatsoever), or failure to take any actions (whatsoever), by him in such capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement. Without limiting the foregoing, and for the avoidance of doubt, nothing in this Section 1.2 shall affect any of the rights or remedies of Parent and Merger Sub under the Merger Agreement or relieve the Company from any breach or violation of the Merger Agreement caused by any action or omission of the Shareholder (in his capacity as a director or officer of the Company or otherwise).

Section 1.3 Appraisal Rights.

The Shareholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights (including under Sections 10.354 or 10.356 of the TBOC) in connection with the Merger.

Section 1.4 Grant of Proxy.

In furtherance of Section 1.1(a) of this Agreement, the Shareholder (i) hereby irrevocably grants to, and appoints each of Mark Neporent and Seth Plattus its irrevocable proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote the Subject Shares, provide written consents, express consent or dissent or otherwise utilize voting power in accordance with Section 1.1(a) of this Agreement prior to the Expiration Date, provided, however, that the Shareholder’s grant of the proxy contemplated by this Section 1.4(i) shall be effective if, and only if, the Shareholder has not delivered to the Secretary of the Company at least 10 Business Days prior to such meeting a duly executed proxy card previously approved by Parent voting the Subject Shares in the manner specified in Section 1.1(a) or in the event such proxy card has been thereafter modified or revoked or otherwise fails to provide evidence of the Shareholder’s compliance with its obligations under Section 1.1(a) in form and substance reasonably acceptable to Parent, (ii) hereby affirms that the irrevocable proxy set forth in this Section 1.4, if it becomes effective pursuant to clause (i), is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement and (iii) hereby (a) affirms that the irrevocable proxy is coupled with an interest and (b) affirms that such irrevocable proxy, if it becomes effective pursuant to clause (i), is executed and intended to be irrevocable in accordance with the provisions of Sections 21.369 and 21.370 of the TBOC. The Shareholder hereby represents that all proxies, powers of attorney, instructions or other requests given by the Shareholder prior to the execution of this Agreement in respect of the voting of the Shares, if any, are not irrevocable and the Shareholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Shares.

The vote, if any, of the proxy holder pursuant to the proxy set forth in this Section 1.4 shall control the outcome, and be determinative, of any conflict between the vote by the proxy holder of the Subject Shares and a vote by the Shareholder of the Subject Shares. The Shareholder shall provide evidence to Parent in connection with the actions of the Shareholder under or relating to this Section 1.4 as Parent shall reasonably request.

Section 1.5 No Ownership Interest.

Nothing contained in this Agreement shall be deemed to vest in Parent, Merger Sub or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits of and relating to the Shareholder’s Shares shall remain vested in and belong to the Shareholder, and Parent and Merger Sub shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority, sole or shared, to direct the Shareholder in the voting of any of its Shares, except as otherwise specifically provided herein, or in the exercise of the Shareholder’s rights as a shareholder of the Company, nor shall anything in this Agreement limit or restrict the Shareholder from acting in the Shareholder’s capacity as a director or officer of the Company. Nothing in this Agreement shall be interpreted as (i) obligating the Shareholder to exercise any warrants, options, conversion of convertible securities or otherwise to acquire Shares, (ii) creating or forming a “group” with any other Person, including Parent or any other Shareholder, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law, or (iii) causing Parent or Merger Sub to be an “affiliated shareholder” as defined in Section 21.602 of the TBOC or to have voting power, “control” or “beneficial ownership” over any Shares for purposes of Sections 21.601 to 21.610 of the TBOC.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

The Shareholder hereby represents and warrants to Parent that:

Section 2.1 Organization; Authorization.

The Shareholder is the trustee of the Voting Trust and has the requisite legal capacity, power and authority to execute and deliver this Agreement, to fulfill and perform its obligations hereunder and to consummate the transactions contemplated hereby. The Shareholder has all necessary authorizations for the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a legally valid and binding agreement of the Shareholder enforceable by Parent against the Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally. The Voting Trust is in full force and effect.

Section 2.2 Non-Contravention.

Other than the filing by the Shareholder of any reports with the SEC required by Law, the execution, delivery and performance of this Agreement by the Shareholder does not and shall not (i) violate any applicable Law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent, approval or other action by, filing with or notification to, any Person or any Governmental Entity, (iii) violate any other agreement, arrangement or instrument to which Shareholder is a party or by which Shareholder is bound, including, without limitation, the Voting Trust Agreement, or (iv) result in the creation of any Liens on the right to vote any Shares, except for any of the foregoing that, individually or in the aggregate would not and would not reasonably be expected to, restrict, prevent or delay in any material respect the performance by the Shareholder of its obligations under this Agreement.

Section 2.3 Ownership of Subject Shares.

The Shareholder is the record and beneficial owner of the Subject Shares set forth on Schedule A, free and clear of any Liens (including co-sale rights, rights of first refusal or any other restriction on Transfer (as defined in Section 5.1 below) or any restriction on the right to vote the Subject Shares), other than pursuant to this Agreement, the Merger Agreement or under applicable federal or state securities Laws, and the Shareholder has, and at all times during the term of this Agreement will have, good and valid title to such Subject Shares and the sole power, directly or indirectly, to vote all Shares and as such has, and at all times during the term of this Agreement will have, the complete and exclusive power, to, directly or indirectly, issue (or cause the issuance of) instructions with respect to the matters set forth in Article I and agree to all matters set forth in this Agreement. Except for this Agreement or as disclosed to Parent in writing upon prior to the execution of this Agreement, none of the Subject Shares is (and no Shares will be during the term of this Agreement) subject to any proxy, voting agreement, voting trust, power-of-attorney, consent or other agreement, arrangement or instrument with respect to the voting of such Subject Shares.

Section 2.4 Reliance by Parent.

The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Shareholder and the representations and warranties of the Shareholder contained herein. The Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Shareholder that:

Section 3.1 Organization; Authorization.

Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all power and the requisite authority to execute and deliver this Agreement, to fulfill and perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of Parent and Merger Sub has all necessary authorizations for the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding agreement of each of Parent and Merger Sub enforceable by the Shareholder against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.

ARTICLE IV

EFFECT OF MERGER

Section 4.1 Effect on the Shares.

The Shareholder hereby agrees and acknowledges that (a) subject to the terms and conditions of the Merger Agreement, at the Effective Time, each Share owned by the Shareholder and issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive an amount in cash equal to the Merger Consideration, and (b) at the Effective Time, the Shareholder shall have no other rights with respect to the Shares other than the right to receive the Merger Consideration in respect of each Share, subject to and in accordance with the terms of the Merger Agreement. The Shareholder hereby waives its right to exercise appraisal, dissenter’s, or other similar rights with respect to the Merger.

ARTICLE V

COVENANTS

Section 5.1 No Transfers.

(a) Except as expressly set forth in this Agreement, the Shareholder shall not, without the prior written consent of Parent (which may be withheld for any reason or for no reason), directly or indirectly, (i) grant any proxies or enter into any voting agreement, voting trust, power-of-attorney, consent or other agreement or arrangement with respect to the voting of any Shares, other than any proxies, voting trusts or voting agreements or arrangements that are not inconsistent and could not reasonably be expected to interfere in any manner with the voting obligations of the Shareholder contained in this Agreement or the agreements made under this Agreement, or (ii) sell, assign, transfer, hypothecate, pledge, encumber, permit the creation of a lien upon, or otherwise dispose of (including by merger, consolidation or otherwise by operation of law) (any of the foregoing, a “Transfer”), or enter into any contract, option, hedging, derivative transaction or other arrangement or understanding with respect to the direct or indirect Transfer of, any Shares or any right, title or interest therein or related thereto. Without limiting the foregoing, as a condition to any consent of Parent to any of the actions described in clause (i) or (ii) above, (x) the person receiving the proxy or entering into any voting trust, power-of-attorney or other agreement or arrangement with respect to any voting of any Shares during the term of this Agreement or (y) the transferee in respect of such Transfer or who receives the rights under any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer of any Shares, must agree in writing, in an instrument reasonably acceptable to Parent, to be bound by this Agreement as a Shareholder hereunder. Notwithstanding the foregoing, with the prior written consent of Parent, a Shareholder may Transfer its Shares to an immediate family member or to a trust solely for estate planning purposes, if such immediate family member or trustee, as the case may be, agrees in writing, in an instrument reasonably acceptable to Parent, to be bound by this Agreement as a Shareholder hereunder.

(b) The Shareholder shall not request that the Company or its transfer agent register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares and hereby consents to the entry of stop transfer instructions by the Company of any Transfer of such Subject Shares (and any other Shares that are beneficially owned by the Shareholder), unless such Transfer is made in compliance with this Agreement.

(c) In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend or distribution, or any change in the Shares by reason of any stock dividend, split-up, recapitalization, reclassification, combination, exchange of shares or the like, the terms “Shares” or “Subject Shares” shall be deemed to refer to and include the Shares or Subject Shares, as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares or Subject Shares may be changed or exchanged. The Shareholder shall be entitled to receive any cash dividend paid by the Company with respect to the Shares during the term of this Agreement until the Effective Time.

Section 5.2 Additional Shares.

The Shareholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number of any additional shares of capital stock of the Company or any right to acquire capital stock of the Company acquired by the Shareholder, if any, after the date hereof.

Section 5.3 Solicitation.

The Shareholder shall not, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, or for the purpose of knowingly encouraging, any Takeover Proposal or otherwise knowingly facilitate any effort or attempt to make an Takeover Proposal, or (iii) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “affiliated shareholder” or to having voting power, “control” or “beneficial ownership” over any Shares under, Sections 21.601 to 21.610 of the TBOC) applicable to the Merger to the extent not already applicable thereto as of the date hereof. Any violation of this Section 5.3 by any of the Shareholder’s Affiliates or Representatives (to the extent acting or purporting to act in such capacity) shall be deemed to be a violation by the Shareholder of this Section 5.3; provided that, for the avoidance of doubt, actions by the Company (but not including the Shareholder in his capacity as a shareholder of the Company) taken in accordance with the terms and conditions of Section 5.3 of the Merger Agreement shall not violate this Section 5.3.

Section 5.4 Further Assurances.

Parent, to the extent reasonably requested by the Shareholder, and the Shareholder, to the extent reasonably requested by Parent, will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable efforts to take, or cause to be taken, all actions necessary to comply with its obligations under this Agreement.

Section 5.5 Filings.

The Shareholder (a) consents to and authorizes the publication and disclosure by Parent and/or the Company of the Shareholder’s identity and holding of Shares, the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure and filing of this Agreement) and any other information, in each case, solely to the extent that it is required to be disclosed by applicable Law in any Statement on Schedule 13D, any Current Report on Form 8-K, the Proxy Statement, any other disclosure document required to be filed in connection with the Merger Agreement and any other filings with or notices to Governmental Entities required to be filed or made under applicable Law and (b) agrees promptly to give to Parent any information that in the reasonable determination of Parent is required for inclusion in any such documents to be filed by Parent, the Company or any of their respective Affiliates (provided, that the foregoing shall not require the Shareholder to disclose (i) any information, that in the reasonable judgment of the Shareholder, would result in the disclosure of any trade secrets of third parties or violate any of its confidentiality obligations owed to third parties, (ii) any information that would, in the reasonable judgment of the Shareholder, waive the protection of attorney-client privilege if the Shareholder shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege, or (iii) any sensitive or confidential information that would expose the Shareholder to the risk of liability). Parent (x) consents to and authorizes the publication and disclosure by the Shareholder of Parent’s identity, the nature of Parent’s and the Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure and filing of this Agreement) and any other information, in each case, solely to the extent that it is required to be disclosed by applicable Law in any Statement on Schedule 13D or 13G (or amendments thereto) and any other filings with or notices to Governmental Entities required to be filed or made under applicable Law and (y) agrees promptly to give to the Shareholder any information that in the reasonable determination of the Shareholder is required for inclusion in any such documents (provided, that the foregoing shall not require Parent (i) to disclose any information, that in the reasonable judgment of the Parent, would result in the disclosure of any trade secrets of third parties or violate any of its confidentiality obligations owed to third parties, (ii) to disclose any information that would, in the reasonable judgment of Parent, waive the protection of attorney-client privilege if Parent shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege, or (iii) to disclose any sensitive or confidential information that would expose the Parent or any of its Affiliates to the risk of liability). Each party hereto agrees to promptly notify the other parties hereto of any required corrections with respect to any information supplied by such party specifically for use in any such document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 5.6 Voting Trust Matters.

Robert E. Mead and Judith Mead, as holders of voting trust certificates under the Voting Trust, each hereby agree that, for so long as this Agreement is in effect, they will not permit or cause (a) the termination or dissolution of the Voting Trust or (b) Robert E. Mead to resign or be removed as trustee of the Voting Trust.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Termination.

Unless the parties otherwise agree in writing, this Agreement shall automatically terminate and be null and void and have no effect upon the earliest to occur of (i) the mutual written consent of Parent and the Shareholder, (ii) the Effective Time, and (iii) the termination of the Merger Agreement in accordance with its terms (such date, the “Expiration Date”); provided, that this Article VI shall survive any termination of this Agreement. Nothing in this Section 6.1 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement and the termination of this Agreement shall not prevent any other party hereunder from seeking any remedies (in law or in equity) against such breaching party in respect of any such breach.

Section 6.2 Amendments.

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 6.3 Expenses.

All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.4 Successors and Assigns; No Third Party Beneficiaries.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that no party may, directly or indirectly, assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that Parent may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent or to an Affiliate of Parent without such consent, in each case to which it assigns its obligations under the Merger Agreement after providing written notice to the Shareholder at least two Business Days prior to such assignment; and provided, further, that no such assignment shall relieve the assigning party of its obligations hereunder. In addition to any other remedies available to any party hereunder in law or in equity in respect thereof, any assignment or Transfer in contravention of this Agreement shall be null and void. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.5 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware (other than with respect to matters governed by the TBOC, with respect to which such Laws apply) that are applicable to contracts entered into and to be performed solely in the State of Delaware, without regard to conflict of laws principles. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery in the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.6 Counterparts; Effectiveness.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 6.7 Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 6.8 Notices.

Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

SL Resort Holdings Inc.

c/o Cerberus Capital Management, L.P.

299 Park Avenue

New York, New York 10171

Attention: Mark A. Neporent

Facsimile: (212) 891-1541

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Stuart D. Freedman

Facsimile: (212) 593-5955

If to the Shareholder:

Robert E. Mead

1221 River Bend Drive, Suite 120

Dallas, Texas 75247

Facsimile: 214-905-0514

with a copy to:

Andrews Kurth LLP

1717 Main Street

Suite 3700

Dallas, Texas 75201

Telecopy: (214) 659-4401

Attention: J. David Washburn

and:

Meadows Collier Reed Cousins & Ungerman LLP

3700 Bank of America Plaza

901 Main Street

Dallas, Texas 75202

Telecopy: (214) 747-3732

Attention: David N. Reed

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided, that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 6.9 Interpretation.

When reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article, Section or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed in each case to be followed by the words “without limitation.” The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to any agreement (including this Agreement), document or instrument shall mean, unless provided otherwise herein, such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 6.10 Entire Agreement.

This Agreement (including any exhibits hereto) and, to the extent referenced herein, the Merger Agreement, constitute the entire agreement among the parties with respect to the voting of Shares owned by the Shareholder in connection with the Merger, and there are no other prior agreements or understandings either written or oral, among the parties hereto with respect to the subject matter hereof.

Section 6.11 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as otherwise expressly set forth herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies in law or in equity otherwise available.

Section 6.12 Specific Performance.

The parties agree that irreparable damage and harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled (in addition to other remedies to which they may be entitled in law or in equity) to an injunction or injunctions, temporary restraining orders or other equitable relief to prevent breaches of this Agreement, and to enforce specifically the terms and provisions of this Agreement. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with any such remedies. Notwithstanding anything to the contrary herein, to the extent the terms of this Section 6.12 conflict with the rights and remedies of Parent or Merger Sub under the Merger Agreement with respect to any claim arising out of or related to the Merger Agreement, the Merger Agreement shall control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SL RESORT HOLDINGS INC.

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: President

RESORT MERGER SUB INC.

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: President

SHAREHOLDER:

ROBERT E. MEAD, in his individual capacity and as trustee of the Voting Trust

/s/ Robert E. Mead

JUDITH MEAD, for purposes of Section 5.6 hereof

/s/ Judith Mead

SPOUSAL CONSENT

The undersigned, Judith Mead, spouse of Robert Mead, does hereby subscribe her name in evidence of and in consent to the execution and performance of this Agreement by Robert Mead, Parent and Merger Sub with respect to any community property interest that the undersigned may have in any property, including, without limitation, the capital stock of Silverleaf Resorts, Inc. a Texas corporation, referred to in this Agreement and to all provisions of this Agreement.

/s/ Judith Mead
Name: Judith Mead

SCHEDULE A

OWNERSHIP OF SUBJECT SHARES

Number of Subject Shares

9,349,417

ANNEX E

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Sec. 10.351. APPLICABILITY OF SUBCHAPTER. (a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352. DEFINITIONS. In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

Sec. 10.353. FORM AND VALIDITY OF NOTICE. (a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354. RIGHTS OF DISSENT AND APPRAISAL. (a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange or a similar system;

(B) listed on the NYSE Stock Market or a successor quotation system;

(C) designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or a successor system; or

(D) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or a successor entity; or

(iii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

Sec. 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL. (a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c) A notice required to be provided under Subsection (a) or (b) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(2) may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1) each owner who consents in writing to the action before the owner delivers the written consent; and

(2) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(2).

Sec. 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL. (a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(2) must give to the responsible organization a notice dissenting to the action that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) before the action is considered for approval, if the action is to be submitted to a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the action was approved by the requisite vote of the owners, if the action is to be undertaken on the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c) An owner who does not make a demand within the period required by Subsection (b)(2)(E) is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under this section, the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST. (a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER. (a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356, the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) An offer made under Subsection (c)(2) must remain open for a period of at least 60 days from the date the offer is first delivered to the dissenting owner.

(e) If a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or if a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 60th day after the date the offer is accepted or the agreement is reached, as appropriate, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST. (a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

Sec. 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST. A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS. (a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Sec. 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST. (a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES. (a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364. OBJECTION TO APPRAISAL; HEARING. (a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

Sec. 10.365. COURT COSTS; COMPENSATION FOR APPRAISER. (a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER. (a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT. (a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL. In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

INTERNET http://www.proxyvoting.com/svlf

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

SILVERLEAF RESORTS, INC.

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

00000

FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

Please mark your votes as indicated in this example

FOR AGAINST ABSTAIN

1. ADOPTION AND APPROVAL OF THE AGREEMENT AND PLAN OF MERGER

The proposal to adopt and approve the Agreement and Plan of Merger, dated as of February 3, 2011, among SL Resort Holdings Inc., Resort Merger Sub Inc., a wholly-owned subsidiary of SL Resort Holdings Inc., and Silverleaf, as it may be amended from time to time (the “merger agreement”) pursuant to which Resort Merger Sub Inc. will be merged with and into Silverleaf, with Silverleaf continuing as the surviving corporation and a wholly-owned subsidiary of SL Resort Holdings Inc.

2. ADJOURNMENT OF SPECIAL MEETING, IF NECESSARY

The proposal to approve the adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to constitute a quorum or adopt and approve the merger agreement.

3. The Proxies are authorized to vote upon such other business as may properly come before the meeting.

RESTRICTED AREA - SCAN LINE

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature date

You can now access your Silverleaf Resorts, Inc. account online.

Access your Silverleaf Resorts, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Silverleaf Resorts, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status View payment history for dividends

View certificate history Make address changes

View book-entry information Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Special Meeting of shareholders. The Notice and Proxy Statement is available at: http://proxy.silverleafresorts.com

FOLD AND DETACH HERE

SILVERLEAF RESORTS, INC.

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned shareholder of Silverleaf Resorts, Inc., a Texas corporation, hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement and hereby appoints Thomas J. Morris and James B. Francis, Jr. as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of the Common Stock of Silverleaf Resorts, Inc. held of record by the undersigned on [__________,] 2011 at the Special Meeting of Shareholders to be held at [_________] [am/pm] local time on [________], 2011 at Crowne Plaza Market Center at 7050 Stemmons Freeway, Dallas, Texas 75247 or at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE

(Continued and to be marked, dated and signed, on the other side)

00000